As filed with the Securities and Exchange Commission on November 7, 2008
File No. 333-________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SYNOVICS PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified In Its Charter)

Nevada	2834	33-0956433
(State Or Other Jurisdiction Of Incorporation Or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5360 Northwest 35th Avenue
Ft. Lauderdale, Florida 33309
(954) 486-4590
(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Place of Business)

Mr. Jyotindra Gange
Interim Principal Executive Officer
Ft. Lauderdale, Florida 33309
(954) 486-4590
(Name, Address, Including Zip Code, and Telephone Number, including Area Code,
Of Registrant’s Agent for Service)

Copies to:

Robert Steven Brown
Gary M. Emmanuel
Reitler Brown & Rosenblatt LLC
800 Third Avenue, 21st Floor
New York, New York 10022
(212) 209-3050 / (212) 371-5500 (Telecopy)
rbrown@reitlerbrown.com

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date hereof.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐

Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Shares of Common Stock to be Registered(1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $.001 per share	22,712,700 (3)	$0.35	$7,949,445	$312.41

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also registers the resale by the selling stockholders of any additional shares of our Common Stock which become issuable in connection with such shares because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our Common Stock.

(2)

Estimated solely for purposes of calculation of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended and based on the average of the high and low sale price per share of common stock on the Over the Counter Bulletin Board on October 31, 2008.

(3)	Consists of 2,000,000 shares of our common stock and 20,712,700 shares of our common stock issuable upon exercise of warrants issued in private placements.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

- ii -

The information in this prospectus is not complete and may be changed without notice. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

Prospectus, Subject to Completion
Draft November 7, 2008

22,712,700 Shares

Common Stock

          This is an offering (the “Offering”) of up to an aggregate of 22,712,700 shares (the “Shares”) of common stock, $0.001 par value, of Synovics Pharmaceuticals, Inc., a Nevada corporation (“we”, “us”, or “Synovics”), by the selling stockholders named in this prospectus or by pledgees, donees, transferees or other successors in interest to the selling stockholders (the “Selling Stockholders”). Of the Shares, 20,712,700 Shares are issuable upon the exercise of warrants (the “Warrants”) issued by us in or in connection with private placements of securities exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) that were conducted during fiscal years ended 2008 and 2007 (the “Private Placements”). We are registering the offer and sale of the common stock to satisfy registration rights we have granted to the Selling Stockholders.

          Our common stock is quoted on the OTC Bulletin Board (the “OTCBB”) under the symbol “SYVC.OB”. On October 31, 2008, the closing sales price of our common stock on the OTCBB was $0.35 per share.

          See “Risk Factors” beginning on page 5 for a discussion of factors that you should consider before buying shares of our common stock.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          We will receive no proceeds from the sale of the Shares sold by the Selling Stockholders, other than the proceeds received upon the exercise of the Warrants.

The date of this prospectus is [____________], 2008.

- iii -

- iv -

PROSPECTUS SUMMARY

          This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, especially the risks of investing in our common stock discussed under “Risk Factors”. Unless we state otherwise, the terms “we”, “us”, “our”, “company”, “management”, or similar terms collectively refer to Synovics Pharmaceuticals, Inc., a Nevada corporation, and its subsidiaries, as well as their respective predecessors. Some of the statements in this “Prospectus Summary” are forward-looking statements. See “Special Note Regarding Forward-Looking Statements”.

Our Business

General

          We are a specialty pharmaceutical company implementing what is referred to as an off shore “Front-End” growth strategy - the core of our business model. This strategy incorporates targeting a series of partnering relationships with Indian pharmaceutical companies to supply us with low-cost competitive pharmaceutical products, both active pharmaceutical ingredients (“APIs”) and finished dosage forms. As a result of the acquisition of Kirk and ANDAPharm in May 2006, we have a facility in Ft. Lauderdale operating under cGMP (current good manufacturing practices) guidelines for the manufacturing and distribution of over-the-counter (“OTC”) private label drugs and prescription drugs (Rx).

          We have initiated our Front-End strategy, which sources products developed and manufactured in India, and packages and distributes to our customers through our Florida operation. Our access to low-cost raw materials and manufacturing is the cornerstone of the Front-End strategy and key to our dual objectives of growing our OTC business and introducing a pipeline of Rx generic drugs. A critical key to this strategy and its implementation is our alliance with Harcharan (Harry) Singh, of Glopec International, a pharmaceutical industry veteran with a 20 year proven track record of sourcing competitive pharmaceuticals products for North America from Asia and Europe.

          Our key assets can be summarized as:

•	Private label OTC drug manufacturer - Kirk Pharmaceuticals, Fort Lauderdale, Florida;

•	DEA licensed for controlled substances, Schedule 2, 3, 3N, 4, 5 and List 1 chemicals;

•	Containment suites for manufacture of highly regulated/toxic substances (e.g. hormones and anti-cancer);

•	Robust pipeline of prescription Rx and OTC generic drug products;

•	Access to difficult to source competitive APIs;

•	Manufacture in both U.S. and India - Package and Distribute in U.S;

          From 2005 to mid-2007, our focus for revenue growth was the development of oral controlled-release generic drug formulations utilizing proprietary drug formulations and delivery technologies under license from Nostrum. During 2007, the focus and business model changed resulting from the impact of two factors: first, our disassociation from Nostrum following the July 2007 settlement of the Nostrum legal actions; second, our strategic alliance with Harry Singh established in April 2007. This alliance is principally designed to assist us in sourcing low-cost APIs and generic drug applications (abbreviated new drug applications - ANDAs), submitted by Indian pharmaceutical companies to the FDA and approved for sale in the United States drug market and is the foundation of our current business model.

          We are firstly a manufacturer, packager and distributor of private label, or store brand, OTC products to chain drug stores, wholesalers and distributors throughout the United States. The U.S. market for manufacturing and distribution of OTC drugs, approximately $3.5 billion in size, is dominated by Perrigo Company, with sales approximating 50% of the total store brand or private label market. Recently, two large OTC manufacturers, Leiner Health Products and Pharmaceutical Formulations, Inc. (PFI), representing approximately $800 million in US sales, ceased to supply the store brand OTC market. We believe that with our focus on competitive pricing and customer service and with adequate capitalization, we can continue to grow our OTC business in the U.S. substantially.

          Our OTC product categories include analgesics, cough cold, antihistamines, asthma relief and laxatives. Executing our Front-End strategy, Kirk has initiated the shifting of manufacturing of its high-volume commodity OTC drugs to India to effect cost savings and maintain competitiveness. These products are shipped in bulk from India to Ft Lauderdale for packaging and distribution to our customers. Our OTC products are subject to control by the United Stated Drug Enforcement Administration (“DEA”) and will continue to be manufactured (as well as packaged and distributed) through our Ft Lauderdale facilities.

          In addition to the OTC business, we are a manufacturer, packager and distributor of private label solid dosage Rx products. These products are sold through several distribution channels under exclusive or semi exclusive agreements. These agreements include minimum sales requirements.

          Our Front-End strategy is the source of our pipeline of 17 targeted in-licensed generic Rx drug (FDA approved) candidates. The Front-End strategy is founded on the fact that a variety of first-quality small to medium Indian pharmaceutical companies, well financed with state of the art manufacturing facilities, have developed and in many cases filed ANDAs with the FDA for the US market, but have no marketing - distribution presence in the US market, i.e. no front-end. Harry Singh has long standing business relationships with many of these companies (and their ownership) and is directing our initial steps of arranging agreements for ANDA in-licensing, low-cost APIs and contract manufacturing. We will source finished product from India, then package and distribute through Florida - the customer belongs to Synovics.

          Our operations in Fort Lauderdale, Florida are highly scalable, in three separate leased facilities encompassing approximately 80,000 square feet. Our facilities contain manufacturing, warehousing, laboratory and administrative spaces in these facilities. We employ approximately 155 people in all our companies.

Our Background

          Synovics Pharmaceuticals, Inc. was incorporated on December 22, 1990 under the laws of the State of Nevada. On April 11, 2006, our name changed our corporate name from Bionutrics Inc. to our current name.

          Since our incorporation, we engaged in various lines of business in pharmaceutical and dietary supplement products. In May 2006, Synovics acquired Kirk Pharmaceuticals, LLC (“Kirk”) and its affiliate, ANDAPharm LLC (“AndaPharm”), both Florida limited liability companies. We have one additional operating subsidiary, Synovics Labs. Inc. (“Synovics Labs”).

          We have six non-operating subsidiaries, LipoGenics, Inc., Bionutrics Health Products, Inc., Nutrition Technology Corporation, InCon International Ltd. and Cosmedics, Inc.

          Our principal offices are located at 5360 NW 35 Avenue, Fort Lauderdale, FL 33309. The phone number is 954 486 4590. During fiscal year ended October 31, 2007, we relocated our principal offices to Fort Lauderdale, Florida from Phoenix, Arizona.

The Offering

Shares of common stock offered	22,712,700

Shares of common stock outstanding immediately prior to this offering	29,202,357(1)

Shares of common stock outstanding immediately following this offering	49,915,057(2)

OTC Bulletin Board Trading Symbol	SYVC

(2)	Assumes the issuance of 3,375,000 shares of common stock that we are obligated to issue (but which have not been issued as of the date hereof).

(2)	Assumes the exercise in full of the Warrants

          Unless otherwise indicated, the information contained in this prospectus does not give effect to the following:

•	the issuance of shares of our common stock upon exercise of outstanding options and warrants, including the Warrants;

•	the issuance of up to 118,370 shares of our common stock upon conversion of the outstanding shares of our Series A Preferred Stock; and

•	the issuance of up to 28,955,000 shares of our common stock upon conversion of the outstanding shares of our Series C Preferred Stock.

          Unless otherwise indicated, the information contained in this prospectus assumes the following:

•	the cancellation of the outstanding shares of our Series B Preferred Stock; and

•	the treatment of 10,661,000 shares of our common stock formerly owned beneficially by Nirmal Mulye, Nostrum Pharmaceuticals, and their affiliates as treasury stock of Synovics.

Summary Consolidated Financial Data of Synovics Pharmaceuticals, Inc.

          The following condensed consolidated selected statement of operations data for the years ended October 31, 2007, 2006, and 2005, and the selected balance sheet data at October 31, 2007 and 2006, are derived from our audited financial statements and the related notes. Our financial statements and the related notes as of October 31, 2007 and 2006 and for the two years then ended are included elsewhere herein. The unaudited selected statement of operations data for the nine months ended July 31, 2008 and 2007, and the unaudited consolidated selected balance sheet data at July 31, 2008 and 2007, are derived from our unaudited financial statements, which have been prepared on a basis consistent with our audited financial statements, and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations. The results of operations for any interim period are not necessarily indicative of results to be expected for the entire year. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

          Statement of Operations Data:

				Nine Months Ended July 31,
	Year Ended October 31,
	2007	2006	2005	2008	2007

Research and development costs	$1,289,833	$1,200,000	$1,521,508	$859,291	$849,563
General and administrative expenses	15,603,823	4,776,857	352,960	8,185,309	12,594,400

Operating losses	10,264,471	3,619,186	1,911,565	2,748,984	7,784,255
Financial income	12,503	—	13,695	—	143,572
Financial expenses	10,605,916	3,909,716	792,976	1,266,256	5,027,081

Loss before taxes on income	20,857,884	7,528,902	2,690,846	4,676,158	16,630,154
Taxes on income	—	—	—	—	—

Loss from operations of the company and its consolidated subsidiary	20,857,884	7,582,902	2,690,846	4,676,158	16,630,154
Minority interests in losses of a subsidiary

Net loss	$20,857,884	$8,571,021	$2,911,260	$4,676,158	$16,630,154

Earnings per Share Information:
Basic and diluted net loss per share	$(1.09)	$(0.29)	$(0.13)	$(0.21)	$(.60)
Shares used in computing basic and diluted loss per common share	19,070,573	26,044,630	20,094,784	22,744,073	27,921,065

Balance Sheet Data:

	At October 31,		At July 31,

	2007	2006	2008

Cash and cash equivalents	$—	2,393,437	$426,060
Working capital (deficiency)	(19,580,426)	5,288,715	(7,297,512)
Total assets	23,333,897	38,882,650	23,575,555
Long-term debt	5,450,000	11,500,000	4,350,000
Stockholders’ equity (deficiency)	(8,104,126)	13,103,487	3,983,045

RISK FACTORS

          An investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus before buying shares of our common stock. Our business, prospects, financial condition, and results of operations may be materially and adversely affected as a result of any of the following risks. The trading of our common stock could decline as a result of any of these risks. You could lose all or part of your investment in our common stock. Some of the statements in “Risk Factors” are forward looking statements. See “Special Note Regarding Forward Looking Statements”.

Risks Related To Our Business

          We will require additional capital, and if additional capital is not available, we may have to curtail or cease operations.

          To fund research and development on an ongoing basis and fund the expansion of our manufacturing and distribution operations we will require substantial capital, which we may do through public or private equity or debt financing. No representation can be made that we will be able to obtain additional financing or if obtained it will be on favorable terms, or at all. No assurance can be given that any offering if undertaken will be successfully concluded or that if concluded the proceeds will be material. Our inability to obtain additional financing when needed would impair our ability to continue our business.

          If any future financing involves the further sale of our securities, our then-existing stockholders’ equity could be substantially diluted. On the other hand, if we incurred debt, we would be subject to risks associated with indebtedness, including the risk that interest rates might fluctuate and cash flow would be insufficient to pay principal and interest on such indebtedness.

          We have not been profitable and expect future losses.

          Since our inception in 1990, we have not been profitable. We may never be profitable or, if we become profitable, we may be unable to sustain profitability. We have sustained losses in each year since our incorporation in 1990. We incurred net losses of $20,857,884, $8,571,021, $2,911,260, $1,124,336 and $759,522, for the years ended October 31, 2007, 2006, 2005, 2004 and 2003, respectively and a net loss of $4,676,158 for the nine months ended July 31, 2008. As of October 31, 2007 and the nine months ended July 31, 2008, our accumulated deficit was $74,261,117 and $78,937,276, respectively. We expect to realize significant losses for the current year of operation and to continue to incur losses until we are able to raise additional capital and generate sufficient revenues to reduce our level of indebtedness and support our operations and offset operating costs.

          Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

          Our independent registered public accounting firm in its audit opinion issued in connection with our consolidated balance sheet as of October 31, 2007 and 2006 and our consolidated statements of operations, stockholder’s equity and cash flows for the years ended

October 31, 2007, 2006 and 2005, has expressed substantial doubt about our ability to continue as a going concern given our net losses and negative cash flows. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

          Our failure to prevail in our pending litigation against Nirmal Mulye and Nostrum Pharmaceuticals (“Nostrum”) would result in dilution of existing shareholders and further disagreements between management and Dr. Mulye and Nostrum.

          On June 27, 2008, we commenced a lawsuit against Dr. Mulye and Nostrum seeking declaratory judgment for the release of 10,661,000 shares being held in escrow pursuant to a settlement agreement and related escrow agreement. While we believe that we are entitled to these shares (because certain guarantees and an undertaking given by Dr. Mulye and Nostrum were released and discharged (the “Nostrum Guarantee”) in accordance with the terms of the settlement agreement and related escrow agreement) Dr. Mulye and Nostrum objected to their release to us, and instead are seeking the immediate release to Nostrum of the escrow shares and the issuance to Nostrum of additional shares of common stock such that, together with the escrow shares, will represent 32% of our outstanding shares on a fully diluted basis. If Dr. Mulye and Nostrum were to prevail, then Nostrum would become one of our major shareholders and we would also be required to “gross-up” 4,000,000 shares of common stock issued to Maneesh Pharmaceuticals Ltd. (“Maneesh”) in consideration of the release of the Nostrum Guarantee to maintain the percentage of common stock represented by such shares. The release of the escrow shares would not only dilute the shareholdings of existing shareholders but also, given the disagreements that management and Nostrum and Dr. Mulye had in the past, likely result in further disagreements in the procedural and substantive decision-making and operations of our business which in turn could have a material adverse effect on our operations and financial results.

          We have a relatively limited operating history, which makes it difficult to evaluate our future prospects and are implementing a new business model, an off-shore “Front End” growth strategy.

          Although we have been in operation since 1990, our business model has evolved over time. Since the acquisition of Kirk in May 2006, our primary line of business is the manufacturing and distribution of OTC and prescription drugs and accordingly we have a relatively short operating history and limited financial data upon which you may evaluate our business and prospects. In addition, our business model is likely to continue to evolve as we attempt to expand our product offerings. In particular, we recently began to implement an off-shore “Front-End” growth strategy that incorporates targeting a series of partnering relationships with Indian pharmaceutical companies to supply us with low-cost competitive pharmaceutical products. As a result, our potential for future profitability must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies that are attempting to implement new business models, move into new markets and continue to innovate with new and unproven technologies. Some of these risks relate to our potential inability to:

•	develop new products;

•	obtain regulatory approval of our products;

•	manage our growth, control expenditures and align costs with revenues;

•	attract, retain and motivate qualified personnel; and

•	respond to competitive developments.

          If we do not effectively address the risks we face, our business model may become unworkable and we may not achieve or sustain profitability or successfully develop any products.

          A failure to locate and hire a suitable permanent Chief Executive Officer could have a material adverse effect on our operations and financial results.

          On July 3, 1008, Dr. Ronald Lane resigned as our Chief Executive Officer (although he continues to serve as Chairman of our board) and Mr. Jyotindra Gange took Dr. Lane’s place as our Principal Executive Officer on an interim basis. We are actively searching for a permanent Chief Executive Officer. No assurance can be given that we will be successful in locating and hiring a suitable permanent Chief Executive Officer in the reasonable future. Failure to do so will have a material adverse effect on our operations and financial results.

          Many of the products manufactured by us contain controlled substances, the supply of which is regulated.

          The raw materials used in many of our products are controlled substances and are regulated by the U.S. Drug Enforcement Administration. Consequently, their manufacture, shipment (including import and export), storage, sale and use are subject to the highest degree of regulation and accountability. Failure to comply with applicable laws and regulatory requirements may result in action such as civil penalties, refusal to renew necessary registrations, or proceedings to revoke those registrations and, in certain circumstances, criminal proceedings. If our registration were revoked, denied or suspended, or if the DEA or FDA were to rule against the permissibility of any of the APIs used in our OTC products, we could no longer lawfully possess or distribute controlled substances, or manufacture and distribute products containing the disallowed API and thereby having a material adverse effect on our operations.

          We are dependent on a small number of suppliers for our raw materials and any delay or unavailability of raw materials can materially adversely affect our ability to produce products.

          The FDA requires identification of raw material suppliers in applications for approval of drug products. If raw materials were unavailable from a specified supplier, FDA approval of a new supplier could delay the manufacture of the drug involved. In addition, some materials used in our products are currently available from only one supplier or a limited number of suppliers. In fact, during the fiscal year ended October 31, 2008, supplies of ephedrine guaifenesin in soft gel form were disrupted from our supplier on a number of occasions resulting in a decline in ephedrine and pseudoephedrine products, a major source of revenue in our product mix.

          Further, a significant portion of our raw materials may be available only from foreign sources. Foreign sources can be subject to the special risks of doing business abroad, including:

•	greater possibility for disruption due to transportation or communication problems;

•	the relative instability of some foreign governments and economies;

•	interim price volatility based on labor unrest, materials or equipment shortages, export duties, restrictions on the transfer of funds, or fluctuations in currency exchange rates; and

•	uncertainty regarding recourse to a dependable legal system for the enforcement of contracts and other rights.

          In addition, recent changes in patent laws in certain foreign jurisdictions (primarily in Europe) may make it increasingly difficult to obtain raw materials for research and development prior to expiration of applicable United States or foreign patents. Any delay or inability to obtain raw materials on a timely basis, or any significant price increases that cannot be passed on to customers, can materially adversely affect our ability to produce products. This can materially adversely affect our business and operations.

          Our failure to compete effectively may limit our ability to achieve profitability.

          Competition in the pharmaceutical area is intense, and our competitors have substantially greater resources than us. Competition is based primarily on price, quality and assortment of products, customer service, marketing support and availability of new products. Competition also comes from national brand companies and brand pharmaceutical companies. That competition could be intensified should those companies lower prices or manufacture their own store brand or generic equivalent products. Kirk’s competition consists of many companies who are independent pharmaceutical drug manufacturers on a contractual basis and the pharmaceutical companies, which have manufacturing capabilities, and facilities, many of which have substantially greater financials and other resources.

          We may fail to establish or cultivate strategic partnerships to expand our business.

          We intend to develop our business model and build our business in part through strategic partnerships such as the strategic relationship we have with Glopec International. We may not be able to successfully form or manage such other partnerships, and if not, our ability to execute its business plan will be at risk.

          We may become subject to increased governmental regulation, which could increase the costs or cause us to revise certain product claims.

          The design, development, manufacturing and marketing of pharmaceutical compounds, on which our success depends, is subject to extensive regulation by the federal government, principally the FDA, and to a lesser extent, other federal and state government agencies. The Controlled Substances Act and other federal statutes and regulations govern the development, testing, manufacture, safety/effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our products. Non-compliance with applicable regulations can result in judicially and/or administratively imposed sanctions, including the initiation of product seizures, injunction actions, fines and criminal prosecutions.

          Administrative enforcement measures may involve the recall of products, as well as the refusal of an applicable government authority to enter into supply contracts or to approve new drug applications. The FDA also has the authority to withdraw its approval of drugs in accordance with regulatory due process procedures. The cost of complying with government regulations substantially increases the cost of producing our products.

          We have a limited history of research and development or commercialization of drug products.

          We are developing generic Rx and OTC products. We believe we can successfully accomplish the development, manufacturing and launch of products by raising additional capital to sustain our operations, hiring requisite competent and experienced management and operational personnel, or teaming with other pharmaceutical companies to create strategic partnerships at various stages of the process. There is no assurance that any or all of this can be accomplished to the degree necessary to ensure a successful drug development and commercialization operation.

          We can provide no assurance of the successful and timely development of our new products.

          We are endeavoring to identify additional OTC and Rx products which we can manufacture or further develop. Further development and extensive testing will be required to determine their technical feasibility and commercial viability. Our success will depend on our ability to achieve scientific and technological advances and to translate such advances into reliable, commercially competitive products on a timely basis. Products that we have developed and may in the future develop are not likely to be commercially available for some time. The proposed development schedules for our products may be affected by a variety of factors, including technological difficulties, proprietary technology of others, and changes in governmental regulation, many of which will not be within our control. Any delay in the development, introduction, or marketing of our products could result either in such products being marketed at a time when their cost and performance characteristics would not be competitive in the marketplace or in the shortening of their commercial lives. In light of the long-term nature of our projects, the nature technology involved, and the other factors, described elsewhere in “Risk Factors”, there can be no assurance that we will be able to complete successfully the development or marketing of any new products.

         We face product liability risks and may not be able to obtain adequate insurance to protect us against losses.

          As a manufacturer and distributor of products that are intended to be ingested by consumers, even if sold to the consumer by a third party company and/or formulated in a third party’s facility, we may be subject to various product liability claims, including, among others, that our products contain contaminants or include inadequate instructions as to use or inadequate warnings concerning side effects and interactions with other substances. While no such claims have been made to date, any future product liability claims and the resulting adverse publicity could harm our business. If a successful product liability claim or series of claims is brought against us for uninsured liabilities or in excess of insured liabilities, our assets may not be sufficient to cover such claims and our business operations could be impaired.

          If key personnel were to leave us or if we are unsuccessful in attracting qualified personnel, our ability to develop products could be materially harmed.

          We are highly dependent on our management, particularly Dr. Ronald Lane, a founder and our Chairman of the Board of Directors. Our success depends in large part on our ability to attract and retain highly qualified scientific, technical and business personnel experienced in the development, manufacture and distribution of OTC and prescription drugs. The loss of the services of Dr. Lane or other key personnel could have a material adverse effect on our business.

          We rely on trade secrets, unpatented proprietary expertise and continuing innovation to protect our proprietary interests.

          We rely particularly on trade secrets, unpatented proprietary expertise and continuing innovation that we seek to protect, in part, by entering into confidentiality agreements with licensees, suppliers, employees and consultants. We cannot provide assurance that these agreements will not be breached or circumvented. We also cannot be certain that there will be adequate remedies in the event of a breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. We cannot be sure that our trade secrets and proprietary technology will not otherwise become known or be independently developed by our competitors or, if patents are not issued with respect to products arising from research, that we will be able to maintain the confidentiality of information relating to these products. In addition, efforts to ensure our intellectual property rights can be costly, time-consuming and/or ultimately unsuccessful. Our success also depends in part on our continued ability to obtain patents, licenses and other intellectual property rights covering our products. There can be no assurance that our licenses, patents and patent applications are or will be sufficiently comprehensive to protect these products. The process of seeking further patent protection can be long and expensive, and there can be no assurance that we will have sufficient capital reserves to cover the expense of patent prosecution for any future applications or that all or even any patents will issue from any future patent applications or that any of the patents when issued will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to us.

          We may receive communications alleging possible infringement of patents or other intellectual property rights of others. We believe that in most cases we could obtain necessary licenses or other rights on commercially reasonable terms, but we may be unable to do so. In addition, litigation could ensue or damages for any past infringements could be assessed. Litigation, which could result in substantial cost to and diversion of efforts by us, may be necessary to enforce patents or other intellectual property rights of us or to defend us against claimed infringement of the rights of others. The failure to obtain necessary licenses or other rights or litigation arising out of infringement claims could have a material adverse effect on us.

Risks Related to Our Industry

          The biotechnology and biopharmaceutical industries are characterized by rapid technological developments and a high degree of competition. We may be unable to compete with more substantial enterprises.

          The biotechnology and biopharmaceutical industries are characterized by rapid technological developments and a high degree of competition. As a result, our actual or proposed products could become obsolete before we recoup any portion of our related research and development and commercialization expenses. Our industries are highly competitive, and this competition comes from both from biotechnology firms and from major pharmaceutical and chemical companies. Many of these companies have substantially greater financial, marketing, and human resources than we do (including, in some cases, substantially greater experience in clinical testing, manufacturing, and marketing of pharmaceutical products). We also experience competition in the development of our products from universities and other research institutions and compete with others in acquiring technology from such universities and institutions. In addition, certain of our products may be subject to competition from products developed using other technologies. See “Business – Competition”.

          The industry in which we operate is highly competitive.

          Numerous well-known companies, which have substantially greater capital, research and development capabilities and experience than we have, are presently engaged in the research and development efforts with respect to our target indications. By virtue of having or introducing competitive products on the market before us, these entities may gain a competitive advantage. Further future technological developments may render some or all of our current or future products noncompetitive or obsolete, and we may not be able to make the enhancements to our products necessary to compete successfully with newly emerging technologies. If we are unable to successfully compete in our chosen markets, our business prospects, financial condition, and results of operations would be materially adversely affected. See “Business -- Competition”.

          The government regulatory approval process is time consuming and expensive.

          To date, we have not submitted a marketing application for any product candidate to the FDA or any foreign regulatory agency, and none of our product candidates have been approved for commercialization in any country. Prior to commercialization, each product candidate will be subject to an extensive and lengthy governmental regulatory approval process in the United States and in other countries. We may not be able to obtain regulatory approval for any product candidate we develop or, even if approval is obtained, the labeling for such products may place restrictions on their use that could materially impact the marketability and profitability of the product subject to such restrictions. We have limited experience in designing, conducting and managing the clinical testing necessary to obtain such regulatory approval. Satisfaction of these regulatory requirements, which includes satisfying the FDA and foreign regulatory authorities that the product is both safe and effective for its intended therapeutic uses, typically takes several years depending upon the type, complexity and novelty of the product and requires the expenditure of substantial resources.

          Any manufacturer to produce our products will be required to comply with extensive government regulation.

          Before we can begin to commercially manufacture any of our product candidates, we must either secure manufacturing in an approved manufacturing facility or obtain regulatory approval of our own manufacturing facility and processes. In addition, the manufacturing of our product candidates must comply with cGMP and/or other requirements of the FDA and requirements by regulatory agencies in other countries. These requirements govern, among other things, quality control and documentation procedures. We or any third-party manufacturer of our product candidates, may not be able to comply with these requirements, which would prevent us from selling such products. Material changes to the manufacturing processes of our products after approvals have been granted are also subject to review and approval by the FDA or other regulatory agencies.

          The commercial success of any newly-introduced pharmaceutical product depends in part upon the ability of patients to obtain adequate reimbursement.

          If we succeed in bringing our product candidates to market, they may not be considered cost-effective, and coverage and adequate payments may not be available or may not be sufficient to allow us to sell our products on a competitive basis. In both the United States and elsewhere, sales of medical products, diagnostics, and therapeutics are dependent, in part, on the availability of reimbursement from third party payors, such as health maintenance organizations and other private insurance plans and governmental programs such as Medicare. Third party payors are increasingly challenging the prices charged for pharmaceutical products and services. We anticipate that our business will be affected by the efforts of government and third party payors to contain or reduce the cost of health care through various means. In the United States, there have been and will continue to be a number of federal and state proposals to implement government controls on pricing. Similar government pricing controls exist in varying degrees in other countries. In addition, the emphasis on managed care in the United States has increased and will continue to increase the pressure on the pricing of pharmaceutical products. We cannot predict whether any legislative or regulatory proposals will be adopted or the effect these proposals or managed care efforts may have on our business.

Risks Related To Our Common Stock

          The securities markets have recently been highly volatile.

          The market prices for securities of small public companies have historically experienced a high degree of volatility. The securities markets in the United States and abroad have experienced significant price and volume fluctuations that are wholly unrelated or disproportionate to the operating performance of individual companies, especially during September and October 2008. As a result, the market prices for many securities have decreased materially for reasons wholly unrelated to the merits of the issuer of the securities. In addition, future announcements concerning us or our competitors, including operating results, technological innovations, government regulations, or foreign and other competition, could have a significant impact on the market prices of the common stock.

          Our common stock is thinly traded and may experience price volatility, which could affect a stockholder’s ability to sell our stock or the price for which it can be sold.

          There has been and may continues to be, at least for the immediate future, a limited public market for our common stock. The market price for our common stock, and for the stock of pharmaceutical companies generally, has been highly volatile. The market price of our common stock may be affected by:

•	results of our clinical trials;

•	approval or disapproval of abbreviated new drug applications or new drug applications;

•	announcements of innovations, new products or new patents by us or by our competitors;

•	governmental regulation;

•	patent or proprietary rights developments;

•	proxy contests or litigation;

•	news regarding the efficacy of, safety of or demand for drugs or drug technologies;

•	economic and market conditions, generally and related to the pharmaceutical industry;

•	healthcare legislation;

•	changes in third-party reimbursement policies for drugs; and

•	fluctuations in our operating results.

          As a result of these fluctuations, you may experience difficulty selling shares of our common stock when desired or at acceptable prices.

          Future sales of common stock or the issuance of securities senior to our common stock or convertible into, or exchangeable or exercisable for, our common stock could materially adversely affect the trading price of our common stock, and our ability to raise funds in new equity offerings.

          Future sales of substantial amounts of our common stock or other equity-related securities in the public market or privately, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and could impair our ability to raise capital through future offerings of equity or other equity-related securities. We can make no prediction as to the effect, if any, that future sales of shares of our common stock or equity-related securities, or the availability of shares of common stock for future sale, will have on the trading price of our common stock.

          Rights to acquire shares of our common stock may have a negative effect on the trading prices of our common stock as well as a dilutive effect.

          We have issued and may continue to issue warrants, options and other convertible securities at or below the current market price. As of October 31, 2008, we had outstanding ____________ warrants as well as 591,850 shares of our Series A Preferred Stock, convertible into an aggregate of 118,370 shares of our common stock, subject to adjustment as provided in accordance with the terms of such shares, and the 28,955 shares of our Series C Preferred Stock, convertible into an aggregate of 28,955,000 shares of our common stock, subject to adjustment as provided in accordance with the terms of such shares. During the terms of such warrants and convertible securities, the holders thereof will have the opportunity to profit from an increase in the market price of the common stock with resulting dilution in the interests of holders of common stock. The existence of such warrants and convertible securities could adversely affect the terms on which we can obtain additional financing, and the holders can be expected to exercise those warrants and conversion rights at a time when we, in all likelihood, would be able to obtain additional capital by offering shares of our common stock on terms more favorable to us than those provided by the exercise or conversions of the securities. We also have the authority to issue additional shares of common stock and shares of one or more series of convertible preferred stock. The issuance of those shares could result in the dilution of the voting power of outstanding shares of common stock and could have a dilutive effect on earnings per share.

          If penny stock regulations become applicable to our common stock they will impose restrictions on the marketability of our common stock and the ability of our stockholders to sell shares of our stock could be impaired.

          The SEC has adopted regulations that generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share subject to certain exceptions. Exceptions include equity securities issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for more than three years, or (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require that prior to any transaction involving a penny stock, a risk of disclosure schedule must be delivered to the buyer explaining the penny stock market and its risks. Our common stock is currently trading at under $5.00 per share. Although we currently fall under one of the exceptions, if at a later time we fail to meet one of the exceptions, our common stock will be considered a penny stock. As such the market liquidity for our common stock will be limited to the ability of broker-dealers to sell it in compliance with the above-mentioned disclosure requirements.

          You should be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers;

•	“Boiler room” practices involving high-pressure sales tactics;

•	Manipulation of prices through prearranged matching of purchases and sales;

•	The release of misleading information;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker- dealers; and

•	Dumping of securities by broker-dealers after prices have been manipulated to a desired level, which hurts the price of the stock and causes investors to suffer loss.

          We are aware of the abuses that have occurred in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, we will strive within the confines of practical limitations to prevent such abuses with respect to our common stock.

          It may be difficult for a third party to gain control of us, even if the acquisition of control would be in the best interests of our stockholders.

          Our Restated Articles of Incorporation and the Nevada General Corporation Law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of us, even when those attempts may be in the best interest of our stockholders. Nevada law also imposes conditions on certain business combination transactions with “interested stockholders” (as defined therein). The Restated Articles provide for a staggered board, which makes it more difficult for the stockholders to change the majority of our directors. In addition, our Restated Articles authorize the Board of Directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect the voting power of the holders of our common stock.

          On September 8, 2006, our Board of Directors adopted a Rights Plan, the effect of which is to grant stockholders of record as of September 8, 2006, in the event of a transaction which is not an exchange or tender offer to all the stockholders and is on terms and price which a majority of certain members of the Board does not determine to be adequate and in the best interests of the Company, its stockholders and other constituencies the right to acquire during the period ended September 8, 2011 for each share held of record one additional share of common stock at a price equal to 33 1/3% of the then market price. The transaction is the acquisition by an “Acquiring Person” or group of such shares which would result in the person or group beneficially owing in excess of 20% of the outstanding shares of our common stock or the acquisition of by a 20% or more owner or group of owners of an additional 1% of the outstanding shares of common stock. The Plan also provides that in the event of a merger or other business combination in which the owners of all the outstanding shares prior to the transaction are not the owners of all the voting powers of the surviving corporation or in the event of a sale or transfer of more than 50% of our assets or earning power our stockholders of are to receive upon payment of the purchase price of $1,200 per share, shares of common stock of the acquiring company having a value equal to two times the purchase price. The existence of such Plan will have the effect of making us less attractive in the market to candidates not approved by certain members of the Board and thus reduce the possibility of a transaction being effected for the sale of our common stock or an asset or stock transaction which would result at a higher price than if the Rights Plan did not exist.

          As a result of our recent Series C financing that initially closed on May 9, 2008, Maneesh beneficially owns approximately 57% of our outstanding shares, its three designees constitute a majority on the five-member board one of whom is acting as our interim Principal Executive

Officer. In addition, Maneesh together with Dr. Lane and Harcharan Singh and their respective affiliates are among principal parties to a Voting Agreement dated as of May 9, 2008 which contains an agreement as to the identity of the designees of the board, a majority of whom are Maneesh designees, and limits the size of the board. Consequently, Maneesh controls the operations of the Company and will have the ability to control substantially all matters submitted to stockholders for approval, including the election of directors, removal of directors, amendment of our Articles of Incorporation or bylaws and the adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination. Maneesh thus has substantial influence over our management and affairs and our other stockholders of the Company have limited ability to remove management or effect the operations of the business of the Company. Accordingly, this concentration of ownership by itself may have the effect of impeding a merger, consolidation, takeover or other business consolidation, or discouraging a potential acquiror from making a tender offer for the common stock.

          Our by-laws have been amended to restrict the ability of stockholders to participate in the election of directors and the presentation of matters at stockholder meetings.

          On September 8, 2006, our By-laws were amended to provide that: (i) nominees for director at the annual meeting by stockholders other than by the board can be made only by written notice to the board delivered within a designated period prior to the meeting and provided certain information as to the nominee and the stockholder making such nomination is given to the board in such notice, and (ii) business at the annual meeting can be introduced by a member of the board or only by those stockholders who provide written notice not less than 40 nor more than 90 days prior to the annual meeting, containing a description of the business and reasons therefore and certain information as to the stockholders. Such provisions restrict the ability of stockholders to nominate directors and to introduce business as to the Company for consideration of the stockholders.

          We will have insufficient authorized capital to issue common stock to all of our holders of warrants and other convertible securities.

          We have authorized 40,000,000 shares of our common stock with a par value of $0.001 per share, of which 29,202,357 shares of our common stock outstanding as of October 31, 2008, after giving effect to 3,375,000 shares of our common stock that we are obligated to issue. As of October 31, 2008, __________ shares are issuable upon the exercise and conversion of warrants and preferred stock of the Company, respectively, subject to adjustment as provided in accordance with the terms of such shares. If holders of such warrants and preferred stock were to exercise and convert their derivative securities, then we would have insufficient shares of common stock to issue to such holders and may be subject to adverse claims from holders due to the inability to issue shares of common stock. We plan on taking steps to increase the authorized capital of the Company to provide for sufficient authorized capital.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These statements include, but are not limited to:

•	statements as to the anticipated timing of business developments;

•	statements as to the development of new products;

•	expectations as to the adequacy of our cash balances and the proceeds of this offering to support our operations for specified periods of time and as to the nature and level of cash expenditures;

•	expectations as to the market opportunities for our products, as well as our ability to take advantage of those opportunities; and

•	estimates of how we intend to use the net proceeds of this offering.

          These statements may be found in the sections of this prospectus entitled “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Business”, as well as in this prospectus generally. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in “Risk Factors” and elsewhere in this prospectus.

          In addition, statements that use the terms “can”, “continue”, “could”, “may”, “potential”, “predicts”, “should”, “will”, “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, and similar expressions are intended to identify forward-looking statements. All forward-looking statements in this prospectus reflect our current views about future events and are based on assumptions and are subject to risks and uncertainties that could cause our actual results to differ materially from future results expressed or implied by the forward-looking statements. Many of these factors are beyond our ability to control or predict. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

USE OF PROCEEDS

          We will receive no proceeds from the resale of the Shares by the selling stockholders except for proceeds from the exercise of the Warrants. We intend to use the net proceeds of such exercise for general corporate purposes and working capital purposes.

DIVIDEND POLICY

          We have not paid any cash dividends on our common stock and do not currently anticipate paying cash dividends in the foreseeable future except to the extent cash dividends are required to be paid on outstanding shares of our Series C Preferred Stock.

          Holders of Series C Preferred Stock are entitled to receive cumulative dividends at the rate of 6% of the stated value of $500 per annum on each outstanding share of Series C Preferred Stock accruing from May 9, 2008 until the earlier of May 9, 2011 or the conversion thereof into shares of common stock, payable quarterly on March 31, June 30, September 30 and December 31, with the first payment due June 30, 2008, and payable in cash or shares of Series C Preferred Stock in accordance with the terms of the Amended and Restated Certificate of Designations, Preferences and Rights of Series C Convertible Redeemable Preferred Stock. Holders of Series C Preferred Stock shall also be entitled to participate on a pro-rata basis in any dividends paid on our common stock on an as-converted basis.

          The agreements, into which we may enter in the future, including indebtedness, may impose limitations on our ability to pay dividends or make other distributions on our capital stock.

          Future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business.

CAPITALIZATION

          The following table presents our capitalization as of July 31, 2008, on an actual basis and an adjusted basis. The actual column reflects our actual capitalization at July 31, 2008, and the as adjusted column reflects the completion of the Private Placements and the receipt of net proceeds of $___________ from such offerings, after deducting commissions and estimated offering expenses paid and payable by us (total estimated costs included are $___________).

          You should read the following table in conjunction with “Selected Consolidated Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	July 31, 2008	July 31, 2008 As Adjusted

Actual

	(in US $)	(in US $)

Cash and cash equivalents
Long-term debt
Capital leases
Stockholders’ equity:
Preferred Stock, $0.001 par value, authorized 5,000,000 shares, _______ shares of Series A Preferred Stock and _______ shares of Series C Preferred Stock issued and outstanding
Common Stock, $0.001 par value, authorized 40,000,000 shares, _________ shares (____________shares as adjusted) issued and outstanding
Additional paid in capital

Warrants

Total stockholders equity (deficit)

SELECTED CONSOLIDATED FINANCIAL DATA

          The following condensed consolidated selected statement of operations data for the years ended October 31, 2007, 2006, and 2005, and the selected balance sheet data at October 31, 2007 and 2006, are derived from our audited financial statements and the related notes. Our financial statements and the related notes as of October 31, 2007 and 2006 and for the two years then ended are included elsewhere herein. The unaudited selected statement of operations data for the nine months ended July 31, 2008 and 2007, and the unaudited consolidated selected balance sheet data at July 31, 2008 and 2007, are derived from our unaudited financial statements, which have been prepared on a basis consistent with our audited financial statements, and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations. The results of operations for any interim period are not necessarily indicative of results to be expected for the entire year. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

Statement of Operations Data:

	Year Ended October 31,			Nine Months Ended July 31,

	2007	2006	2005	2008	2007

Research and development costs	$1,289,833	$1,200,000	$1,521,508	$859,291	$849,563
General and administrative expenses	15,603,823	4,776,857	352,960	8,185,309	12,594,400

Operating losses	10,264,471	3,619,186	1,911,565	2,748,984	7,784,255
Financial income	12,503	—	13,695	—	143,572
Financial expenses	10,605,916	3,909,716	792,976	1,266,256	5,027,081

Loss before taxes on income	20,857,884	7,528,902	2,690,846	4,676,158	16,630,154
Taxes on income	—	—	—	—	—

Loss from operations of the company and its consolidated subsidiary	20,857,848	7,582,902	2,690,886	4,676,158	16,630,154
Minority interests in losses of a subsidiary

Net loss	$20,857,848	$8,571,021	$2,911,260	$4,676,158	$16,630,154

Earnings per Share Information:
Basic and diluted net loss per share	$(1.09)	$(0.29)	$(0.13)	$(0.21)	$(.60)
Shares used in computing basic and diluted loss per common share	19,070,573	26,044,630	20,094,784	22,744,073	27,921,065

Balance Sheet Data:

	At October 31,		At July 31,

	2007	2006	2008

Cash and cash equivalents	$—	2,393,437	$426,060
Working capital (deficiency)	19,458,269	5,289,715	7,297,512
Total assets	23,333,897	38,882,650	23,575,555
Long-term debt	5,450,000	11,500,000	4,350,000
Stockholders’ equity (deficiency)	(8,104,126)	13,103,487	3,983,045

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

          The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. We assume no obligation to update forward-looking statements or the risk factors. You should read the following discussion in conjunction with our financial statements and related notes filed as an exhibit to the registration statement of which this prospectus forms a part.

Overview

          We were incorporated on December 22, 1990 under the laws of the State of Nevada. On April 11, 2006, we name changed our corporate name from Bionutrics Inc. to our current name. Since our incorporation, we engaged in various lines of business in pharmaceutical and dietary supplement products. In May 2006, we acquired Kirk and its affiliate, ANDAPharm LLC, both Florida limited liability companies. We have one additional operating subsidiary, Synovics Labs. Inc. Our principal offices are located at 5360 NW 35 Avenue, Fort Lauderdale, Florida 33309. During fiscal year ended October 31, 2007, we relocated our principal offices to Fort Lauderdale, Florida from Phoenix, Arizona.

          We are a specialty pharmaceutical company implementing what is referred to as an off shore “Front-End” growth strategy - the core of our business model. This strategy incorporates targeting a series of partnering relationships with Indian pharmaceutical companies to supply us with low-cost competitive pharmaceutical products, both active pharmaceutical ingredients (“APIS”) and finished dosage forms. As a result of the acquisition of Kirk and ANDAPharm in May 2006, we have a facility in Ft. Lauderdale operating under cGMP (current good manufacturing practices) guidelines for the manufacturing and distribution of over-the-counter (“OTC”) private label drugs and prescription drugs (“Rx”).

          We have initiated our Front-End strategy, which sources products developed and manufactured in India, and packages and distributes to our customers through our Florida operation. Our access to low-cost raw materials and manufacturing is the cornerstone of the Front-End strategy and key to our dual objectives of growing our OTC business and introducing a pipeline of Rx generic drugs. A critical key to this strategy and its implementation is our alliance with Harcharan (Harry) Singh, of Glopec International, a pharmaceutical industry veteran with a 20 year proven track record of sourcing competitive pharmaceuticals products for North America from Asia and Europe.

          Our key assets can be summarized as:

•	Private label OTC drug manufacturer - Kirk Pharmaceuticals, Fort Lauderdale, Florida;

•	DEA licensed for controlled substances, Schedule 2, 3, 3N, 4, 5 and List 1 chemicals;

•	Containment suites for manufacture of highly regulated/toxic substances (e.g. hormones and anti-cancer);

•	Robust pipeline of prescription Rx and OTC generic drug products;

•	Access to difficult to source competitive APIs;

•	Manufacture in both U.S. and India - Package and Distribute in U.S;

          From 2005 to July 2007, our focus for revenue growth was the development of oral controlled-release generic drug formulations utilizing proprietary drug formulations and delivery technologies under license from Nostrum. During 2007, the focus and business model changed resulting from the impact of two factors: first, our disassociation from Nostrum following the July 2007 settlement of the Nostrum legal actions; second, our strategic alliance with Harry Singh established in April, 2007. This alliance is principally designed to assist us in sourcing low-cost APIs and generic drug applications (abbreviated new drug applications - ANDAs), submitted by Indian pharmaceutical companies to the FDA and approved for sale in the United States drug market and is the foundation of our current business model.

          We are firstly a manufacturer, packager and distributor of private label, or store brand, OTC products to chain drug stores, wholesalers and distributors throughout the United States. The U.S. market for manufacturing and distribution of OTC drugs, is approximately $3.5 billion in size, is dominated by Perrigo Company, with sales approximating 50% of the total store brand or private label market. Recently, two large OTC manufacturers, Leiner Health Products and Pharmaceutical Formulations, Inc. (PFI), representing approximately $800 million in US sales ceased to supply the store brand OTC market. We believe that, with our focus on competitive pricing and customer service and with adequate capitalization, we can continue to grow our OTC business in the U.S. substantially.

          Our OTC product categories include analgesics, cough cold, antihistamines, asthma relief and laxatives. Executing our Front-End strategy, Kirk has initiated the shifting of manufacturing of its high-volume commodity OTC drugs to India to effect cost savings and maintain competitiveness. These products are shipped in bulk from India to Ft Lauderdale for packaging and distribution to our customers. Our OTC products are subject to control by the United Stated Drug Enforcement Administration (“DEA”) and will continue to be manufactured (as well as packaged and distributed) through our Ft Lauderdale facilities.

          In addition to the OTC business, we are a manufacturer, packager and distributor of private label solid dosage Rx products. These products are sold through several distribution channels channels under exclusive or semi exclusive agreements. These agreements include minimum sales requirements.

          Our Front-End strategy is the source of our pipeline of 17 targeted in-licensed generic Rx drug (FDA approved) candidates. The Front-End strategy is founded on the fact that a variety of first-quality small to medium Indian pharmaceutical companies, well financed with state of the art manufacturing facilities, have developed and in many cases filed ANDAs with the FDA for the U.S. market, but have no marketing - distribution presence in the US market, i.e. no front-end. Harry Singh has long standing business relationships with many of these companies (and their ownership) and is directing our initial steps of arranging agreements for ANDA in-

licensing, low-cost APIs and contract manufacturing. We will source finished product from India, then package and distribute through Florida - the customer belongs to Synovics.

          As a result of historical events as well as the costs incurred in the acquisition of Kirk in 2006 and the disputes with Dr. Mulye and Nostrum, we have not been able to adequately generate enough cash to support its ongoing operations and service its debt. As a result there has been a continuing need for financing activities.

          During the previous two quarters we have completed a series of closings of a Series C Preferred Stock Offering that resulted in the issuance of 28,138 shares of Series C Preferred Stock, convertible into 28,138,000 shares of our common stock, subject to adjustment, and warrants to acquire 18,780,200 shares of our common stock. The incremental gross proceeds to us from the Series C Preferred Stock Offering were $8,080,000 and together with a bridge note offering that immediately preceded the Series C Preferred Stock Offering, the incremental gross proceeds to us were $9,645,000. We used this infusion of cash to reduce our debt on March 31, 2008 from $18,609,242 to the current sum of $6,190,000. Management believes that the restructuring of our balance sheet and the reduction of our short term and long term debt will provide management with greater flexibility to make operational decisions for growth and focus on implementing our Front-End strategy.

          Since our inception through the current fiscal year, we have received an opinion noting the substantial doubt about our ability to continue as a going concern from our independent auditors due to the significant recurring operating losses.

Critical Accounting Policies

          The section herein entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” addresses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and judgment, including those related to revenue recognition, goodwill, bad debts, income taxes, and contingent liabilities. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments as to the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions.

          The SEC defines “critical accounting policies” as those that require application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. The following discussion of critical accounting policies represents our attempt to report on those accounting policies which we believe are critical to our consolidated financial statements and other financial disclosure. It is not intended to be a comprehensive list of all of our significant accounting policies, which are more fully described in Note 1 of the

Notes to the Consolidated Financial Statements included in the registration statement of which this prospectus constitutes a part.

          We have identified the following as critical accounting policies affecting us: Revenue Recognition and Income Taxes.

          Revenue Recognition

          We generally recognize product revenue at the time of shipment to the customer. Revenues from the sale of consignment inventory are recognized upon the sale of the inventory by third parties. Revenues from services are recorded at the time the service is rendered and/or reimbursable expenses are incurred.

          Income Taxes

          We have a history of losses. These losses generated sizeable federal net operating loss (“NOL”) carryforwards as of October 31, 2007 of approximately $26,140,000.

          Generally accepted accounting principles require that we record a valuation allowance against the deferred income tax asset associated with these NOL carryforwards and other deferred tax assets if it is “more likely than not” that we will not be able to utilize them to offset future income taxes. Therefore, due to our history of unprofitable operations, we have not recognized any deferred tax assets. We currently provide for income taxes only to the extent that we expect to pay cash taxes on current income.

          It is possible, however, that we could be profitable in the future at levels which cause management to conclude that it may realize a portion of the NOL carryforwards and other deferred tax assets. However, the realization of such NOL carryforwards may be significantly limited if it is deemed that a change in ownership has occurred. For tax purposes, a change in ownership has occurred if an entity or group of entities that previously did not own 50% or more of us acquires enough new equity to raise its interest to more than 50% over a three year period. Subsequent revisions to the estimated net realizable value of the deferred tax assets could cause our provision for income taxes to vary significantly from period-to-period.

Results of Operations

Results of Operations for the Nine Months Ended July 31, 2008 Compared to the Nine Months Ended July 31, 2007

          Consolidated revenues for the nine months ended July 31, 2008 were $18,092,122 compared to $18,138,872 for the same period in 2007. Revenues were negatively impacted by the decline in sales of ephedrine and pseudoephedrine products. The primary reason for the decline in those sales relates to the disruption in the availability of ephedrine guaifenesin products in the soft gel form. We are actively working on developing an alternate means for making this product available. The shortfall in these products has been offset by significant growth in the balance of the OTC product line and in the Rx business. Kirk’s four largest customers represented approximately 67% of the sales for the period. Although we believe Kirk has good working relationships with each of these customers, Kirk is working to further relationships with these and other entities in order to broaden its sales base.

          Sales of products containing pseudoephedrine, ephedrine and/or guaifenesin accounted for approximately 48% of sales. These products have come under increasing government regulation due to the concern of these products in the production of methamphetamine.

          Cost of revenues for the nine-month period ended July 31, 2008 was $11,796,506 compared to $12,479,164 for the nine-month period ended July 31, 2007. The gross profit percentage for the Company increased to .35% (from 31% for the prior year) for the period. This increase primarily relates to a shift in product mix resulting from the increases in sales of Rx products which have a higher profit margin than some of Company’s non-controlled substance private label OTC products.

          Research and development expenses for the nine-month period ended July 31, 2008 was $859,291 compared to $849,563 for the nine-month period ended July 31, 2007. The research and development expenses are in line with historical norms. Research and development expense consists of direct costs which include salaries and related costs of research and development personnel, and the costs of consultants, materials and supplies associated with research and development projects, as well as clinical studies. Indirect research and development costs include facilities, depreciation, and other indirect overhead costs.

          Selling, general, and administrative expenses for the nine-month period ended July 31, 2008 was $8,185,309 as compared to $12,594,400 for the nine-month period ended July 31, 2007. The operating expenses are in line with historical norms and also include consulting and compensation expense as discussed in the accompany notes to the financial statements. In the previous year, there were significant non-cash consulting expenses.

          The Company’s net loss was $4,676,158 or $0.21 per share for the nine month period ended July 31, 2008 compared to $16,630,154 or $0.60 per share for the nine month period ended July 31, 2007. The significant decline in net loss is attributable to an improvement in gross profit percentage and the reduction in general and administrative expenses relating to non-recurrence of significant expenses incurred in the prior year.

Results of Operations for Year Ended October 31, 2007 Compared to Year Ended October 31, 2006

          Total revenues for the year ended October 31, 2007 were $23,466,000, compared to $10,516,000 for the year ended October 31, 2006 an increase in excess of 123% over the prior year. Gross profit was approximately $6,629,185 for the year ended October 31, 2007, as compared with $2,357,679 for the year ended October 31, 2006, an increase of $4,271,000 or 180%. These increases result from several factors. First, is the inclusion in our financial statements of a full year of the results of Kirk Pharmaceuticals and ANDAPharm. These entities were acquired in May, 2006 and partial year results were included in the prior year’s financial statements. Both of these operating entities had growth in their year on year sales resulting from price increases, new customers and additional products. Sales of one product group were negatively impacted by the interruption of supply during the fourth quarter of fiscal year 2007. It is anticipated that this product will be available again during the second quarter of 2008. Gross margin was impacted by changes in prices and costs. In addition, increased production and product mix positively impacted margins. We had increases in materials attributed to increases in the cost of petroleum. While we will attempt to pass on these increases to our customers, there can be not assurance that market conditions will allow for comparable increases. As a result, we may experience a decline in its gross profit percentage in the future.

          Our three largest customers represented approximately 54% of the sales for the year ended October 31, 2007 (68% in the prior year) Although we believe we have good working relationships with each of these customers, we are continuing to work to further relationships with these and other entities in order to broaden our sales base.

          Sales of products containing pseudoephedrine, ephedrine and/or guaifenesen accounted for approximately 63% of sales. These products have come under increasing government regulation due to the concern of these products in the production of methamphetamine.

          Total expenses for the year ended October 31, 2007 were $16,893,656 as compared with $5,976,857 for the year ended October 31, 2006. The increases in year to year expenses were primarily caused by the inclusion of Kirk and AndaPharm in our financial statements for the full year ended October 31,2007, as well as the cost of consulting agreements entered into in the normal course of business by the Company. In addition, expenses were higher due to the granting of options, and to the higher legal expenses in connection with the financing and legal activity of the Company. Our consulting expense was $6,818,602, the cost to the Company of granting options was $759,762, and legal fees incurred by us were, $1,900,003, for the twelve months ended October 31, 2007. The operating expenses of Kirk and ANDAPharm are in line with historical norms of Kirk and ANDAPharm. Increases were in line with normal operating conditions and the increase in revenues. There were no significant unusual expenses.

          The increase in interest expense to $6,400,962 from $3,909,716 relates to the increased debt that we incurred during the year as discussed elsewhere in this Annual Report on Form 10-K. In addition, increased interest rates and other penalties relating to non-payment of debt negatively impacted the total for the year.

          The loss on litigation of $4,006,386 relates to the settlement agreement with Dr. Mulye and Nostrum whereby the Technology License Agreement and ANDA Agreement were terminated.

          As a result of the aforesaid, the net loss for the year ended October 31, 2007 was $20,857,884 as compared with $7,528,902 for the year ended October 31, 2006. The net loss per share was $.70 as compared with a loss of $.33 for the year ended October 31, 2006.

Results of Operations for Year Ended October 31, 2006 Compared to Year Ended October 31, 2005

          We acquired Kirk and Andapharm, in May 2006. Results for the period since acquisition through October 31, 2006 are included in our results for the year. Total revenues generated during the year ended October 31, 2006 amounted to $10,516,398, compared to $8,192 for the year ended October 31, 2005. Cost of revenues and gross profit was approximately $8,159,000 and $2,358,000 for the year ended October 31, 2006, respectively, versus $45,289 and a gross loss of $37,097 for the year ended October 31, 2005. The increase in revenues cost of revenues and gross profit was solely the result of our acquisition of Kirk.

          Total expenses for the year ended October 31, 2006 aggregated approximately $9.9 million, which resulted in a net loss of $8,571,000. This compares to net loss of $2,911,000 for the year ended October 31, 2005. The increase in net loss is due primarily to interest expense and the loss from the sale of InCon Processing during the year ended October 31, 2006. The net loss per share was $0.33, $0.14 and $0.14 for each of the years ended October 31, 2006, 2005, and 2004, respectively.

Liquidity and Capital Resources

          Nine Months Ended July 31, 2008

          To date, our operations have not generated sufficient revenues to satisfy our historical capital needs. We have been financed through operations and the sale of our common stock, warrants and debt by means of private placements. We had a working capital deficit of $7,297,512 at July 31, 2008 as compared with a working capital deficit of $19,458,268 at October 31, 2007. Cash and cash equivalents were $426,060 at July 31, 2008, as compared with $0 at October 31, 2007.

          Net cash provided by operating activities during the nine-month period ended July 31, 2008 was $2,617,121. This resulted from our net loss of $4,676,159 reduced by significant amortization of loan discounts and increases in current liabilities accounts. We have generally incurred negative cash flows from operations since inception. We expect the negative cash flow will be reduced in the future as our short and long term debt obligation as well as and financing expenses are reduced or eliminated.

          Net cash used in investing activities during the nine-month period ended July 31, 2008 was $586,061. These funds were used for capital expenditures funded through leasing activities and were substantially offset by a significant sale of an asset. Net cash used in financing activities during the nine-month period ended July 31, 2008 was $1,605,000.

          We did not engage in any off balance sheet financing during the reporting period.

          Our auditors have expressed in their audit report for the year ended October 31, 2007 a qualification as to our ability to continue as a going concern. See Note A of the Notes to the Condensed Consolidated Financial Statements.

          All trends, demands, commitments, events and uncertainties resulting in a material increase or decrease in liquidity have been reported. All internal and external sources of liquidity have been identified, and all material commitments of capital expenditures as of the end of the quarter have been identified.

          Years Ended October 31, 2007, 2006, and 2005

          To date, our operations have not generated sufficient cash flow to satisfy our capital needs. We have financed our operations primarily through the private sale of common stock, warrants and debt securities. We had a working capital deficit of approximately $19,580,426 at October 31, 2007, as compared with $5,288,715 and $3,913,386 at October 31, 2006, and 2005, respectively. Cash and cash equivalents were $0, $2,393,437 and $128,819 at October 31, 2007, 2006 and 2005, respectively.

          Net cash used in operating activities during the years ended October 31, 2007, 2006 and 2005 was $3,683,386, $5,165,425, $2,258,086, respectively. The approximately $15,600,000 in net cash used in operating activities during the year ended October 31, 2007 was the result of our net loss of $20,200,00 offset by non cash expenses as well as changes in working capital levels. The approximately $5,200,000 in net cash used in operating activities during the year ended October 31, 2006 was the result of the net loss of approximately $8,600,000 in fiscal 2007, offset by non cash expense including the loss in the joint ventures of approximately $1,000,000 and the loan discount was approximately $1,200,000. The increase in net cash used in operating activities during the year ended October 31, 2005 resulted primarily from the net loss of approximately $2,900,000 in 2005, offset by non-cash expenses including equity in net loss of joint venture of $220,000, stock based compensation of approximately $44,000, a write down of inventory of approximately $44,000, as well as an interest accrual for accelerated interest on the Multiple Advance Non-Revolving Note of approximately $732,000, which was not paid in cash.

          Net cash used in investing activities during the years ended October 31, 2007, 2006 and 2005, was approximately $710,000, $10,400,000 and $350,000, primarily the result of the purchase of equipment and fees associated with acquisition activities.

          Net cash provided by financing activities during the years ended October 31, 2007, 2006, and 2005, was approximately $2,000,000, $17,800,000 and $2,108,000, respectively. The cash provided in 2007, 2006, and 2005 reflects approximately $1,800,000, $5,600,000 and $508,000 from the proceeds from the placement of common stock and warrants, and approximately $6,000,000, $14,000,000 and $1,600,000 from the proceeds from the issuance of notes payable, respectively.

          Our auditors have expressed in their audit report a qualification as to our ability to continue as a going concern. See Note 2 of the Notes to the Consolidated Financial Statements regarding our plans to address this concern.

          We have not entered into any material capital expenditure agreements, or engaged in any off balance sheet financing.

          The following table depicts our obligations and commitments as of October 31, 2008 to make future payments under existing contracts or contingent commitments.

	PAYMENT DUE BY PERIOD
CONTRACTUAL OBLIGATIONS	TOTAL	LESS THAN 1 YEAR	1-3 YEARS	4-5 YEARS	AFTER 5 YEARS

Note payable - bank	$5,650,000	$1,850,000	$3,800,000	$—	$—
Note payable - shareholders & others	500,000	500,000	—	—	—
Other notes payable	40,000	40,000	—	—	—

Capital lease obligations	480,041	69,642	410,399	—	—

	$6,670,041	$2,459,642	$4,210,399	—	—

Quantitative and Qualitative Disclosures About Market Risk.

          We do not invest in or own any market risk sensitive instruments entered into for trading purposes or for purposes other than trading purposes. All loans made to us have been for fixed interest rates and accordingly, the market risk to us prior to maturity is minimal.

BUSINESS

General

          We are a specialty pharmaceutical company implementing what is referred to as an off shore “Front-End” growth strategy - the core of our business model. This strategy incorporates targeting a series of partnering relationships with Indian pharmaceutical companies to supply us with low-cost competitive pharmaceutical products, both active pharmaceutical ingredients (“APIs”) and finished dosage forms. As a result of the acquisition of Kirk and ANDAPharm in May 2006, we have a facility in Ft. Lauderdale operating under cGMP (current good manufacturing practices) guidelines for the manufacturing and distribution of over-the-counter (“OTC”) private label drugs and prescription drugs (Rx).

          We have initiated our Front-End strategy, which sources products developed and manufactured in India, and packages and distributes to our customers through our Florida operation. Our access to low-cost raw materials and manufacturing is the cornerstone of the Front-End strategy and key to our dual objectives of growing our OTC business and introducing a pipeline of Rx generic drugs. A critical key to this strategy and its implementation is our alliance with Harcharan (Harry) Singh, of Glopec International, a pharmaceutical industry veteran with a 20 year proven track record of sourcing competitive pharmaceuticals products for North America from Asia and Europe.

          Our key assets can be summarized as:

•	Private label OTC drug manufacturer - Kirk Pharmaceuticals, Fort Lauderdale, Florida;

•	DEA licensed for controlled substances, Schedule 2, 3, 3N, 4, 5 and List 1 chemicals;

•	Containment suites for manufacture of highly regulated/toxic substances (e.g. hormones and anti-cancer);

•	Robust pipeline of prescription Rx and OTC generic drug products;

•	Access to difficult to source competitive APIs;

•	Manufacture in both U.S. and India - Package and Distribute in U.S;

          From 2005 to mid-2007, our focus for revenue growth was the development of oral controlled-release generic drug formulations utilizing proprietary drug formulations and delivery technologies under license from Nostrum. During 2007, the focus and business model changed resulting from the impact of two factors: first, our disassociation from Nostrum following the July 2007 settlement of the Nostrum legal actions; second, our strategic alliance with Harry Singh established in April 2007. This alliance is principally designed to assist us in sourcing low-cost APIs and generic drug applications (abbreviated new drug applications - ANDAs), submitted by Indian pharmaceutical companies to the FDA and approved for sale in the United States drug market and is the foundation of our current business model.

          We are firstly a manufacturer, packager and distributor of private label, or store brand, OTC products to chain drug stores, wholesalers and distributors throughout the United States. The U.S. market for manufacturing and distribution of OTC drugs, approximately $3.5 billion in size, is dominated by Perrigo Company, with sales approximating 50% of the total store brand or private label market. Recently, two large OTC manufacturers, Leiner Health Products and Pharmaceutical Formulations, Inc. (PFI), representing approximately $800 million in US sales, ceased to supply the store brand OTC market. We believe that with our focus on competitive pricing and customer service and with adequate capitalization, we can continue to grow our OTC business in the U.S. substantially.

          Our OTC product categories include analgesics, cough cold, antihistamines, asthma relief and laxatives. Executing our Front-End strategy, Kirk has initiated the shifting of manufacturing of its high-volume commodity OTC drugs to India to effect cost savings and maintain competitiveness. These products are shipped in bulk from India to Ft Lauderdale for packaging and distribution to our customers. Our OTC products are subject to control by the United Stated Drug Enforcement Administration (“DEA”) and will continue to be manufactured (as well as packaged and distributed) through our Ft Lauderdale facilities.

          In addition to the OTC business, we are a manufacturer, packager and distributor of private label solid dosage Rx products. These products are sold through several distribution channels under exclusive or semi exclusive agreements. These agreements include minimum sales requirements.

          Our Front-End strategy is the source of our pipeline of 17 targeted in-licensed generic Rx drug (FDA approved) candidates. The Front-End strategy is founded on the fact that a variety of first-quality small to medium Indian pharmaceutical companies, well financed with state of the art manufacturing facilities, have developed and in many cases filed ANDAs with the FDA for the US market, but have no marketing - distribution presence in the US market, i.e. no front-end. Harry Singh has long standing business relationships with many of these companies (and their ownership) and is directing our initial steps of arranging agreements for ANDA in-licensing, low-cost APIs and contract manufacturing. We will source finished product from India, then package and distribute through Florida - the customer belongs to Synovics.

          Our operations in Fort Lauderdale, Florida are highly scalable, in three separate leased facilities encompassing approximately 80,000 square feet. Our facilities contain manufacturing, warehousing, laboratory and administrative spaces in these facilities. We employ approximately 155 people in all our companies.

Our OTC Products

          The products that Kirk develops for store brands are considered National Brand Equivalent (“NBE”) and either meet or exceed the quality standards of the comparable brands.

PRODUCT DESCRIPTION	NATIONAL BRAND

ANALGESICS
Acetaminophen 500mg Caplets	Tylenol(R)

Acetaminophen PM Caplets	Tylenol(R) PM
Acetaminophen 325mg Tablets	Tylenol(R)
Acetaminophen 500mg Tablets	Tylenol(R)
Child Chew 81mg Aspirin Tab - Orange	Bayer(R)/St. Joseph(R)
Enteric Coated 81mg Aspirin Tab	Bayer(R) Enteric 81mg
Ibuprofen 200mg Brown Caplet	Advil(R)
Ibuprofen 200mg Brown Tablet	Advil(R)
Ibuprofen 200mg Orange Tablet	Motrin(R)
Ibuprofen 200mg Orange Caplet	Motrin(R)

COUGH/COLD/ALLERGY
Asthma Aid Tablets	Bronkaid(R)
Bronchial Asthma Tablets	Primatene(R)
Chlorpheniramine 4mg Tablets	Chlor-Trimeton(R)
Cough & Cold HBP Tablets	Coricidin HBP(R)
Diphenhydramine 25mg Caplets	Benadryl(R) Ultra-Tabs
Diphenhydramine 25mg Capsules	Benadryl(R)
Diphenhydramine 50mg Capsules	Benadryl(R)

LAXATIVES & ANTACIDS
Senna 8.6mg Tablets	Senokot(R)
Senna 8.6mg + Doc Sodium Tablets - Orange	Senokot-S(R)
Senna 8.6mg + Doc Sodium Tablets - Red	Peri-Colace(R)

SLEEP/ALERT REMEDIES
APAP PM Caplets	Tylenol(R) PM
Rest Simply Tablets	Simply Sleep(TM)

Our Rx Products

          Presently, we are selling under contract one Rc product, Estratest, a product used by post-menopausal women. We are currently awaiting ANDA approval for our second RX product.

Research and Development

          On July 31, 2007, both the Technology License Agreement and ANDA Agreement, agreements we entered into with Nostrum, terminated as a result of the settlement of the then pending litigation with Nostrum (See “Legal Proceedings” below). Up until that date, the drug candidates under development pursuant to those agreements were our primary drug candidates in development.

          We currently have agreements with several companies for the development of a number of OTC and prescription pharmaceutical products. Our role in these drugs varies depending on the agreement from development to transfer of existing FDA approved products for manufacture in our facilities. Some of these projects will require further filings with and approval by the FDA.

          We plan to continue to enter into agreements for the development of products and will especially focus on those products that provide a unique opportunity in the market that provide leverage of the Front-End strategy.

          Kirk plans to expand its OTC line by growing the categories it is currently producing with new generic versions of OTC brands in those categories. There are also plans to expand products by adding doses and container counts to existing products.

          As noted above, in March 2007, we announced an agreement for exclusive, world-wide rights to develop and commercialize PharmPro Division of Fluid Air Inc.’s proprietary over-the-counter (OTC) version of omeprazole. Development is ongoing with a target of filing with the FDA later in 2008. In addition, we are awaiting FDA approval for an ANDA submitted for our second Rx product.

          We also plan to continue to execute our Front-End strategy by in-licensing 17 targeted ANDAs owned by Indian pharmaceutical companies and approved by the FDA. Licensing and marketing of these products will be subject to capital available to us over the next 18 months and, if such capital is available, for which there can be no assurances, we would not expect to have these products in the US market prior to 2010.

Patents and Trademarks

          Prior to the enactment in the United States of new laws adopting certain changes mandated by the General Agreement on Tariffs and Trade (“GATT”), the exclusive rights afforded by a U.S. Patent were for a period of 17 years measured from the date of grant. Under GATT, the term of any U.S. Patent granted on an application filed subsequent to June 8, 1995 terminates 20 years from the date on which the patent application was filed in the United States or the first priority date, whichever occurs first. Future patents granted on an application filed before June 8, 1995 will have a term that terminates 20 years from such date, or 17 years from the date of grant, whichever date is later.

          Under the Drug Price Competition and Patent Term Restoration Act, a U.S. product patent or use patent may be extended for up to five years under certain circumstances to compensate the patent holder for the time required for FDA regulatory review of the product. The benefits of this Act are available only to the first approved use of the active ingredient in the drug product and may be applied only to one patent per drug product. There can be no assurance that we will be able to take advantage of this law. Though we own a handful of patents, at this time, we are not relying on any patented products for our operations. We rely upon unpatented proprietary and trade secret technology that we seek to protect, in part, by confidentiality agreements with our collaborative partners, employees, consultants, outside scientific collaborators, sponsored researchers, and other advisors. There can be no assurance that these agreements provide meaningful protection or that they will not be breached, that we will have adequate remedies for any such breach, or that our trade secrets, proprietary know-how, and technological advances will not otherwise become known to others. In addition, there can be no assurance that, despite precautions taken by us, others have not and will not obtain access to our proprietary technology.

Government Regulation and Approval

          The manufacturing, processing, formulation, packaging, labeling, testing, storing, distributing and sale of our products are subject to regulation by one or more U.S. agencies, including the FDA and the DEA as well as several state and local agencies. In addition, we manufacture and market certain products in accordance with standards set by the United States Pharmacopoeial Convention, Inc. (USP). We believe that our policies, operations and products comply in all material respects with existing regulations.

U.S. Food and Drug Administration

          The FDA has jurisdiction over our marketing of our drug products. The FDA’s jurisdiction extends to the manufacturing, testing, labeling, packaging, storage and distribution of these products.

          Some of our OTC pharmaceuticals are regulated under the OTC Monograph System and subject to certain FDA regulations. Under the OTC Monograph System, selected OTC drugs are generally recognized as safe and effective and do not require the submission and approval of an ANDA or NDA prior to marketing. The FDA OTC Monograph System includes well-known ingredients and specifies requirements for permitted indications, required warnings and precautions, allowable combinations of ingredients and dosage levels. Drug products marketed under the OTC Monograph System must conform to specific quality and labeling requirements; however, these products generally can be developed with fewer regulatory hurdles than those products that require the filing of an ANDA or NDA. It is, in general, less costly to develop and bring to market a product produced under the OTC Monograph System. From time to time, adequate information may become available to the FDA regarding certain ANDA or NDA drug products that will allow the reclassification of those products as no longer requiring the approval of an ANDA or NDA prior to marketing. For this reason, there may be increased competition and lower profitability related to a particular product should it be reclassified to the OTC Monograph System. In addition, regulations may change from time to time, requiring formulation, packaging or labeling changes for certain products.

          Other of our products are marketed without approved applications. These products must meet certain manufacturing and labeling standards established by the FDA. The FDA’s policy with respect to the continued marketing of unapproved products is stated in the FDA’s June 2006 compliance policy guide, titled “Marketed New Drugs without Approved NDAs or ANDAs.” Under this policy, the FDA has stated that it will follow a risk-based approach with regard to enforcement against such unapproved products. The FDA evaluates whether to initiate enforcement action on a case-by-case basis, but gives higher priority to enforcement action against unapproved drugs in certain categories, such as those marketed unapproved drugs with potential safety risks or that lack evidence of effectiveness. The FDA recognizes that certain unapproved products, based on the introduction date of their active ingredients and the lack of safety concerns, among other things, have been marketed for many years and, at this time, might not be subject to immediate enforcement action.

          We also have our first drug candidate that requires approval by the FDA through its ANDA process before it can be commercialized. Based on current FDA regulations, ANDAs and

NDAs provide information on chemistry, manufacturing and control issues, bioequivalence, packaging and labeling. The ANDA process generally requires less time and expense for FDA approval than the NDA process. For approval of an ANDA, we must demonstrate that the product is bioequivalent to a marketed product that has previously been approved by the FDA and that our manufacturing process meets FDA standards. This approval process for an ANDA may require that bioequivalence and/or efficacy studies be performed using a small number of subjects in a controlled clinical environment and, for certain topical generic products, full clinical studies. Approval time currently averages seventeen months from the date the ANDA is submitted. Changes to a product marketed under an ANDA or NDA are governed by specific FDA regulations and guidelines that define when proposed changes, if approved by the FDA, can be implemented.

          All our products that are manufactured, tested, packaged, stored or distributed by us must comply with FDA cGMPs. The FDA performs periodic audits to ensure that our facilities remain in compliance with all appropriate regulations. The failure of a facility to be in compliance may lead to a breach of representations made to store brand customers or to regulatory action against the products made in that facility, including seizure, injunction or recall.

          During the past year, we had two inspections by the FDA, one for Kirk and one for ANDAPharm. In each case, the FDA issued a Form 483 advising us of deficiencies in our operations. We have responded to the FDA and have taken measures to make corrections to our operations to ensure continued compliance with the regulations of the FDA and cGMPs. To date, we have not had any company initiated recalls or have had any punitive actions taken by the FDA.

U.S. Drug Enforcement Agency

          The DEA regulates certain drug products containing controlled substances and List I chemicals pursuant to the federal Controlled Substances Act (CSA). The CSA and DEA regulations impose specific requirements on manufacturers and other entities that handle these substances including registration, recordkeeping, reporting, storage, security and distribution.

          Recordkeeping requirements include accounting for the amount of product received, manufactured, stored and distributed. Companies handling either controlled substances or List I chemicals are also required to maintain adequate security and to report suspicious orders, thefts and significant losses. The DEA periodically inspects facilities for compliance with its rules and regulations. Failure to comply with current and future regulations of the DEA could lead to a variety of sanctions, including revocation or denial of renewal of DEA registrations, injunctions, or civil or criminal penalties.

          We are subject to the requirements the CSA and DEA regulations in the handling of any controlled substances in schedules II - V or any of the List I chemicals identified in the CSA. As a result of series of amendments to the CSA, the DEA has imposed increased restrictions on the manufacture and distribution of certain products used by us. For example, the Comprehensive Methamphetamine Control Act of 1996 was enacted to authorize the DEA to monitor transactions involving chemicals that may be used illegally in the production of methamphetamine. The Comprehensive Methamphetamine Control Act of 1996 establishes certain registration and recordkeeping requirements for manufacturers of OTC cold, allergy, asthma and diet medicines that contain ephedrine, pseudoephedrine or phenylpropanolamine (PPA).

          More recently, the Reauthorization Act of 2005 was signed into law on March 9, 2006. The Reauthorization Act of 2005 prevented the existing provisions of the Patriot Act from expiring and also included the Combat Meth Act. This law further amended the CSA and provided additional requirements on the sale of pseudoephedrine products. Among the various provisions, this national legislation places certain restrictions on the purchase and sale of all products that contain ephedrine, pseudoephedrine, or phenylpropanolamine (List I Chemical Products). Effective April 7, 2006, the Act imposed quotas on manufacturers which limits the amount of product that can be manufactured. On July 10, 2007, the DEA published an Interim Rule establishing regulations to implement the import and production quotas for List I Chemicals. Our ability to import and manufacture products may be limited by the annual quota granted by the DEA.

          The CSA, as amended, also imposed daily restrictions on the amount of List I Chemical Products a retailer may sell to a consumer (3.6 grams per day) and limitations on the amount of List I Chemical Products a consumer may purchase (9.0 grams) over a 30-day period. Further, effective September 30, 2006, the Act requires that (a) retail sellers place all List I Chemical Products behind the counter and maintain a logbook that tracks the sales of List I Chemical Products to individuals, and (b) purchasers provide valid identification in order to purchase List I Chemical Products. Many states have also enacted legislation regulating the manufacture and distribution of List I Chemicals. We are subject to these state requirements as well.

Consumer Product Safety Commission

          Under the Poison Prevention Packaging Act, the CPSC has authority to designate that pharmaceuticals require child resistant closures to help reduce the incidence of accidental poisonings. The CPSC has published regulations requiring various products to have these closures and established rules for testing the effectiveness of child resistant closures and for ensuring senior adult effectiveness.

State Regulation

          Most states regulate foods and drugs under laws that generally parallel federal statutes. We are also subject to other state consumer health and safety regulations which could have a potential impact on our business if we were ever found to be non-compliant.

United States Pharmacopoeial Convention

          The USP is a non-governmental, standard-setting organization. Its drug monographs and standards are incorporated by reference into the Federal Food, Drug and Cosmetic Act as the standards that must be met for the listed drugs, unless compliance with those standards is specifically disclaimed. USP standards exist for most Rx and OTC pharmaceuticals. The FDA typically requires USP compliance as part of cGMP compliance.

Compliance with Environmental Laws

          We are subject to comprehensive federal, state and local environmental laws and regulations that govern, among other things, air polluting emissions, waste water discharges, solid and hazardous waste disposal, and the remediation of contamination associated with current or past generation handling and disposal activities, including the past practices of corporations as to which we are the successor legally or in possession. We do not expect that compliance with such environmental laws will have a material effect on our capital expenditures, earnings or competitive position in the foreseeable future. There can be no assurance, however, that future changes in environmental laws or regulations, administrative actions or enforcement actions, or remediation obligations arising under environmental laws will not have a material adverse effect on our capital expenditures, earnings or competitive position.

Sources and Availability of Raw Materials and Suppliers

          The active pharmaceutical ingredients and other materials and supplies used in Kirk’s manufacturing operation and to be used in our pharmaceutical manufacturing operations are generally available and purchased from many different foreign and domestic suppliers. However, in some cases, the raw materials used to manufacture products may be only available from a single FDA-approved supplier. For our products previously approved by the FDA, any change in a supplier not previously approved must be submitted through a formal approval process with the FDA. A delay of six months or more in the manufacture and marketing of the drug involved while a new supplier becomes qualified by the FDA and its manufacturing process is determined to meet FDA standards could, depending on the particular product, have a material adverse effect on our results of operations and financial condition. We will attempt to mitigate the potential effects of any such situation by providing for, where economically and otherwise feasible, two or more suppliers of raw materials for the drugs we manufacture. In addition, we may attempt to enter into a contract with a raw material supplier in an effort to ensure adequate supply for our products.

Competition

          We compete in the OTC and generic prescription drug markets. These markets are highly competitive and are characterized by the frequent introduction of new products. Our competitors include large and small pharmaceutical companies such as Perrigo Company and Teva, many of which have considerably greater financial and other resources and are not as highly leveraged as we are. Our competitors may be better positioned to spend more on research and development, employ more aggressive pricing strategies, utilize greater purchasing power, build stronger vendor relationships and develop broader distribution channels than us. The private label or generic category has also become increasingly more competitive in certain of our product markets.

          The principal competitive factors in the our markets include: (i) introduction of other manufacturers’ products in direct competition with our products, (ii) introduction of authorized products in direct competition with our products, particularly during exclusivity periods, (iii) consolidation among distribution outlets through mergers and acquisitions and the formation of buying groups, (iv) ability of competitors to quickly enter the market after the expiration of patents or exclusivity periods, diminishing the amount and duration of significant products, (v) the willingness of customers, including wholesale and retail customers, to switch among manufacturers, (vi) pricing pressures and product deletions by competitors, (vii) a company’s reputation as a manufacturer and distributor of quality products, (viii) a company’s level of service (including maintaining sufficient inventory levels for timely deliveries), (ix) product appearance and labeling and (x) a company’s breadth of product offerings. We believe that these factors and others will impact our product selection, development decisions and research plans.

Dependence on One or A Few Major Customers

          No customer of Kirk was responsible for more than 25% of our sales revenues for the twelve months ended October 31, 2007. Sales to three customers accounted in the aggregate for approximately 54% of its revenues.

Employees

          On October 31, 2008, we had approximately 155 employees. On July 3, 1008, Dr. Ronald Lane resigned as our Chief Executive Officer (although he continues to serve as Chairman of our board) and Mr. Jyotindra Gange took Dr. Lane’s place as our Principal Executive Officer on an interim basis. We are actively searching for a permanent replacement to Dr. Lane. No assurance can be given that we will be successful in locating and hiring a suitable permanent Chief Executive Officer in the reasonable future. Failure to do so will have a material adverse effect on our operations and financial results. In addition, on October 6, 2008, we replaced our prior Chief Financial Officer, Steven Getraer, with Mahendra (Manny) Desai.

          In addition, we intend to hire for our developmental operations additional personnel with experience in clinical testing, government regulation, marketing and business development when the business warrants the expension. Currently, our developmental operations fulfill several of its management functions through the use of independent contractors. These functions include scientific, regulatory, legal, and investor relations.

          We believe our relationship with employees is generally good. However, our ability to achieve our financial and operational objectives depends in large part upon our ability to attract, integrate, retain and motivate a qualified person to direct our research operations and other highly qualified personnel, when need for such personnel arises, and upon the continued service of our senior management and key personnel.

Legal Proceedings

          Nostrum Dispute

          On June 27, 2008, we commenced a lawsuit in the United States District Court for the Southern District of New York against Dr. Mulye and Nostrum (Case No. 08-Civ-5861). On July 31, 2007, the Company, Mulye and Nostrum entered into a global settlement of disputes which were the subject of four prior contested legal proceedings between the parties. Previously, Nostrum was our largest shareholder and Dr. Mulye served as our Chief Scientific Officer and was a member of our Board of Directors.

          Pursuant to the terms of the settlement agreement and a related escrow agreement, certain contested intellectual property, products and corporate opportunities allegedly stolen by Dr. Mulye and Nostrum were assigned to Dr. Mulye and Nostrum, while 10,661,000 shares of our common stock (the “Escrow Shares”), then owned by Nostrum, were placed in escrow to be returned to us subject to the release and discharge of guarantees and a related undertaking given by Dr. Mulye and Nostrum securing our credit facility with the Bank of India (the “BOI Loan”) by April 30, 2008.

          On April 28, 2008, the guarantees and undertaking given by Nostrum and Dr. Mulye were released and discharged and replaced with a letter of credit issued by Maneesh in favor of the Bank of India securing the BOI Loan. In response to our demand to the escrow agent to release the Escrow Shares to us pursuant to the terms of the escrow agreement, Nostrum objected to the release of the Escrow Shares for reasons we believe lack merit, and consequently we commenced a lawsuit against Nostrum and Mulye seeking declaratory judgment for the immediate release to us of the Escrow Shares as well as damages for breach of contract and implied covenant of good faith and dealing.

          On August 13, 2008, Nostrum and Mulye filed an answer and counterclaim to our complaint and on August 26, 2008 they amended their answer. The counterclaim is seeking declaratory judgment for the immediate release to Nostrum of the Escrow Shares and the issuance to Nostrum of additional shares of common stock such that, together with the Escrow Shares, will represent 32% of our outstanding shares on a fully diluted basis. On September 5, 2008, Nostrum and Mulye made a motion to the Court to dismiss our breach of contract and breach of implied covenant of good faith and dealing claims. Synovics opposed the motion and, on October 14, 2008, the Court denied the motion in part and granted the motion in part. At this time, Synovics maintains and continues to pursue its claims for the return of the escrowed shares as well as a claim for breach of contract that seeks damages against Nostrum and Mulye for their refusal to agree to the immediate return of the escrowed shares in or around April of 2008. The parties are in the process of discovery. Synovics intends to vigorously prosecute this case and believes its claims against Nostrum and Mulye are meritorious.

          Stockbridge

          On June 9, 2008, an action was commenced by Stockbridge Capital Investors, Inc. (“Stockbridge”) against us in the Superior Court of the State of Arizona in the County of Maricopa. The complaint alleges that we breached a letter agreement with Stockbridge by not paying Stockbridge a “success” fee to which it claims entitlement. The complaint seeks damages to be proven at trial together with attorneys’ fees and costs. On September 2, 2008, we filed our answer. Based on the allegations in the amended complaint, and our understanding of relevant facts and circumstances, we believe that the claims made by the plaintiff in this lawsuit are without merit and we intend to vigorously defend against them.

Website Access To Filings With The Securities And Exchange Commission

          We file periodic and current reports, proxy statements and other materials with the Securities and Exchange Commission. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our filings.

MARKET FOR OUR COMMON STOCK

          On July 18, 2001, our common stock was delisted from quotation on the NASDAQ Small Cap Market due to non-compliance with certain continuing listing requirements. From July 19, 2001 to February 28, 2003, our common stock was quoted on the OTC Bulletin Board under the symbol BNRX.OB. Our common stock was quoted on the on the “Pink Sheets” from March 1, 2003 to July 12, 2005. On July 13, 2005 our common stock was approved by the NASD and appeared on the OTCBB with an unpriced quote. Three business days later, on July 18, 2005, HDSN showed a priced quote for BNRX.OB. Thirty days later, on August 15, 2005 all other market makers were eligible to appear on the Nasdaq OTCBB with their quotes, and have been quoted there through the present. Our common stock is currently traded under the symbol SYVC.OB.

	High ($)	Low ($)

Fiscal Year ended October 31, 2008

Three months ended January 31, 2008	0.85	0.45
Three months ended April 30, 2008	0.75	0.25
Three months ended July 31, 2008	0.75	0.35
Three months ended October 31, 2008	0.60	0.20

Fiscal Year Ended October 31, 2007

Three months ended January 31, 2007	2.00	1.30
Three months ended April 30, 2007	1.60	1.01
Three months ended July 31, 2007	1.55	0.85
Three months ended October 31, 2007	1.01	0.65

          The foregoing quotations were provided by AOL Finance and the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

          The last reported sale price per share of common stock as quoted on the OTCBB was $0.35 on October 31, 2008.

          As of October 31, 2008, there were 223 holders of record of our common stock. This figure does not represent the actual beneficial owners of our common stock because shares are held in “street name” by securities dealers and others for the benefit of individual owners.

Securities Authorized for Issuance under Equity Compensation Plans

          On October 31, 1996, our Board of Directors adopted the 1996 Stock Plan authorizing 570,000 shares of Common Stock (the “Plan”), subject to approval by stockholders at their next Annual Meeting. The purpose of the Plan is to further the interests of the Company and its stockholders by encouraging key persons associated with us to acquire shares of our common stock, thereby acquiring a proprietary interest in its business and an increased personal interest in its continued success. As of October 31, 2008, we do not have any outstanding options subject to the Plan or any individual compensation arrangement.

MANAGEMENT

Directors, Executive Officers, and Key Employees

          The following table sets forth certain information regarding our current directors, executive officers and key employees:

Name	Age	Position

Ronald H. Lane, Ph.D.	63	Chairman of the Board and Secretary

Jyotindra Gange	59	Interim Chief Executive Officer and Director

Vinay Sapte	52	Director

Maneesh Sapte	36	Director

Harcharan Singh	58	Director

Manny Desai	60	Chief Financial Officer

John S. Copanos	37	VP of Business Development of Kirk Pharmaceuticals LLC

Business Experience

          The following is a brief account of the education and business experience during at least the past five years of our current directors, executive officers and significant employees, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

          Ronald Howard Lane, Ph.D. has served as Chairman of the Board since December 2004 and served as Chief Executive Officer of Synovics from December 1994 until June 2008, and

Chairman and Chief Executive Officer of our predecessor, NutraGenics (Delaware), since April 1994. He also served as our President from inception to April 18, 2007. Dr. Lane is responsible for directing Synovics’ corporate development and growth. He received a Ph.D. and post-doctorate NIH fellowship from the University of Wisconsin (Madison) in Neurophysiology. Dr. Lane had been employed previously by Norcap Financial Corporation, The National Western Group, Inc. (an investment company), and Taylor Pearson Corporation.

          Jyotindra Gange has served as a Director since May 2008 and has served as Interim Chief Executive Officer since July 2008. Mr. Gange currently serves as Chief Financial Officer of Maneesh, a pharmaceuticals manufacturing and distribution company based in India. From 2001 until joining Maneesh in November 2007, Mr. Gange was Chief Financial Officer of Multi Arc India Ltd., a provider of industrial coatings. From 2000 to 2001, Mr. Gange was Chief Finance Officer at Bharat Serums and Vaccines Ltd., an Indian pharmaceuticals company, and from 1997 to 2000, he was Vice President - Finance at Universal Ferrous Ltd., a producer of ferro alloys. Mr. Gange is a Chartered Accountant in India.

          Vinay Sapte has served as a Director since April 2008. Mr. Sapte serves as Chairman and Managing Director of Maneesh, a pharmaceuticals manufacturing and distribution company based in India, which he founded in 1975. Mr. Sapte has an Electrical Engineering Degree from the University of Mumbai. Vinay Sapte is the borther of Maneesh Sapte.

          Maneesh Sapte has served as a Director since May 2008. Mr. Sapte serves as a director of Maneesh, a pharmaceuticals manufacturing and distribution company based in India, which he joined in 1989. Mr. Sapte assists Mr. Vinay Sapte, his brother, in running the business of Maneesh both in India and abroad. Mr. Sapte has a B.S. degree in chemistry from the University of Mumbai.

          Harcharan Singh has served as a Director since May 2008. Mr. Singh has acted as a consultant to us and prior to becoming a member of our board, held observer rights since April 2007. Mr. Singh serves as President and Chief Executive Officer of Glopec International Inc., an asset trading company specializing in pharmaceutical active ingredients, fine chemicals and intermediates and custom synthesis which he founded in 1989. From 1987 until 1989, he served as Director, Cyanamid India, and later in area operations at Lederle International Division; from 1980 until 1987, he served as General Manager and Chief Executive Officer of Tata Pharma; and from 1972 until 1980, he worked in various positions at Warner Lambert Co. Mr. Singh holds a B. Tech. from the India Institute of Technology, Madras, and an MBA from the Indian Institute of Management, Ahmedabad.

          Mahendra (Manny) Desai has served as Chief Financial Officer since October 200. Prior to that he served from January 2004 until September 2008 as Vice President, Finance of Citi Prepaid Services (formerly Ecount Inc.) in Philadelphia and as a financial and tax advisor for Chernow, Kurtzman & Co., a Certified Public Accountants firm in Philadelphia. From August 2000 until December 2003, Mr. Desai served as Senior Manager and Tax Advisor for Creative Management Concepts, Inc., a Certified Public Accountants firm and Tax Consultants in New Jersey. Prior to this, Mr. Desai spent 19 years in various management, financial and accounting roles. Mr. Desai holds a Chartered Accountant’s degree from India and received a Bachelor’s degree in Accounting and Finance from Mumbai University, India.

          John S. Copanos is the founder of Kirk and its affiliate, ANDAPharm, which he founded in 1999. Mr. Copanos currently serves as VP of Business Development of Kirk and heads business development for Kirk and ANDAPharm. Previously Mr. Copanos served as President, Chief Executive Officer, Treasurer and Secretary of Kirk and ANDAPharm.

          There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of our directors, executive officers, promoters or control persons during the past five years.

The Board of Directors

          Our board is divided into three classes with each class of director elected for a staggered term of three years and until their respective successors are duly elected and qualified. Class II directors will serve until our next annual meeting of stockholders. Class III directors will serve until the second succeeding annual meeting of stockholders and Class I directors will serve until the third succeeding annual meeting of stockholders.

          Vinay Sapte, Ronald Lane and Harcharan Singh and their respective affiliates are among principal parties to a Voting Agreement dated as of May 9, 2008 entered into upon the initial closing of the Series C Preferred Stock Offering. Under the terms of the Voting Agreement, each of the parties agrees to vote all of its shares to ensure that the size of our board will be five directors (or seven if the board resolves to expand its size to seven). Further, each of the parties agrees to vote its shares in favor of the following designations: (i) one director designated by Ronald Lane and his affiliates (to initially be Dr. Lane), (ii) one director designated by Harcharan Singh and his affiliates (to initially be Mr. Singh), (iii) three directors designated by Maneesh and its affiliates (to initially be Vinay Sapte, Maneesh Sapte and Jyotindra Gange). The Voting Agreement further provides that if the board is expanded to seven directors, then Maneesh and its affiliates shall be entitled to one further designee and Axiom Captial Management LLC (“Axiom”) and Indigo Securities LLC (“Indigo”) shall be entitled to designate one director. If certain of the parties to the Voting Agreement cease to beneficially own at least 4% of the outstanding shares of common stock of the Company determined immediately after giving effect to the initial closing of the Series C Offering, then the right of designation applicable to such party shall terminate and the right shall vest in the entire board.

Committees of the Board

          Since the resignation of Richard Feldheim and William McCormick in April 2008 and the subsequent appointment of Vinay Sapte, Maneesh Sapte, Jyotindra Gange and Harcharan Singh to the board in connection with the Series C Preferred Stock Offering, we do not currently have a standing audit committee, compensation committee and nominating committee. None of our directors would be considered independent under Rule 4200(a)(15) of the Nasdaq Marketplace Rules, even though such definition does not currently apply to us because we are not listed on Nasdaq.

          We intend to expand the board in the future to appoint one or more independent directors. Until that time, the entire board will perform the duties of the audit committee, the corporate, the compensation committee and the nominating committee.

Compensation Committee Interlocks and Insider Participation

          During the fiscal year ended October 31, 2008, Messrs Feldheim and McCormick served on our compensation committee until their resignation from the board on April 29, 2008. Except as set forth below, no member of our compensation committee has ever been an officer or employee of ours. During the fiscal year ended October 31, 2008, none of our executive officers served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our board or on our compensation committee.

          From July 1992 until October 1996 Mr. Feldheim served as a Director, Secretary and Chief Financial Officer of LipoGenics, Inc., a now non-operating subsidiary of ours.

Code of Ethics

          We have not yet adopted a code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller. Our examination of our corporate governance and other policies and procedures have been interrupted by the time and effort required by the Nostrum dispute and our capital raising efforts. Shortly following conclusion of these matters, we expect to adopt a code of ethics applicable to all directors, officers and employees.

Stockholder Communications

          Stockholders and other interested parties may contact the Board of Directors at the following address: Board of Directors or Outside Directors 5360 NW 35 Avenue, Fort Lauderdale, FL 33309. All communications received at the above address will be relayed to the Board of Directors. Communications regarding accounting, internal accounting controls or auditing matters may also be reported to the Board of Directors using the above address.

          Typically, we do not forward to our directors communications from our stockholders or other communications which are of a personal nature or not related to the duties and responsibilities of the Board, including:

•	Junk mail and mass mailings;

•	New product suggestions;

•	Resumes and other forms of job inquiries;

•	Opinion surveys and polls;

•	Business solicitations or advertisements.

Executive Compensation

          Compensation Discussion and Analysis

          Philosophy and Objectives of our Compensation Program. Our approach to executive compensation, one of the most important and also most complex aspects of corporate governance, is influenced by our belief in rewarding people for consistently strong execution and performance. We believe that the ability to attract and retain qualified executive officers and other key employees is essential to our long term success.

          Our plan to obtain and retain highly skilled employees is to provide significant incentive compensation opportunities and market competitive salaries. The plan was intended to link individual employee objectives with overall company strategies and results, and to reward executive officers and significant employees for their individual contributions to those strategies and results. Furthermore, we believe that equity awards serve to align the interests of our executives with those of our stockholders. As such, equity is a key component of our compensation program.

          The named executive officers for fiscal year ended October 31, 2008 are Ronald Lane, Chairman of the Board and former Chief Executive Officer; Jyotindra Gange, our current interim Principal Executive Officer; Steven Getraer, our former Chief Financial Officer; Mahendra Desai, our current Chief Financial Officer; David Coffin-Beach, our former Chief Operating Officer; John Copanos, our VP of Business Development of Kirk; Joe Esposito, our Director of Technical Operations of Kirk and Aldo Rodriguez, our Controller. These individuals are referred to collectively in this prospectus as the “Named Executive Officers”.

          Administration of our Compensation Program. Our compensation committee was previously responsible for the administration of our compensation program. With the resignation of our two independent directors from the Board and the subsequent appointment of four non-independent directors, we do not currently have a compensation committee. Until such time that we reconstitute the compensation committee, compensation matters are handled by the Board.

          The compensation committee had previously retained the services of Charas Consulting for the purposes of assisting the compensation committee in ensuring that they are competitive and appropriately linked to our long term success and creation of stockholders value. The compensation committee also periodically sought input from Charas Consulting on a range of external market factors, including evolving compensation trends, appropriate peer group companies and market survey data. Although the compensation committee reviewed the compensation practices of its peer companies, due to shortage of cash it did not adhere to strict formulas or survey data to determine the mix of compensation elements.

          Elements of our Compensation Program and How We Determine the Amount for Each Element

          Overview. The primary elements of our executive compensation program are base salary, bonus and stock and long term compensation typically in the form of stock option grants. Although we may in the future provide other types of compensation, these three elements are the principal means by which we endeavor to provide the Named Executive Officers with compensation opportunities.

          We have not had any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, after reviewing information provided by compensation surveys and publicly available filings of peer companies, we determined subjectively what we believe to be the appropriate level and mix of the various compensation components. Ultimately, the objective in allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for us and our stockholders.

          We do not have formal employment agreements with any of our Named Executive Officers other than Dr. Lane, Steven Getraer and David Coffin-Beach.

          Base Salary. We pay a base salary to our Named Executive Officers. In general, base salaries for the Named Executive Officers are determined by evaluating the responsibilities of the executive’s position, the executive’s experience and the competitive marketplace. As appropriate, base salary adjustments will be considered and would take into account changes in the executive’s responsibilities, the executive’s performance and changes in the competitive marketplace.

          The base salary for our former Chief Executive Officer was established pursuant to recommendations given to the compensation committee by the third party consultant, Charas Consulting, and the other Named Executive Officers (other than in the case of Mr. Desai) were established by the compensation committee based upon the recommendation of the Chief Executive Officer. We believe that the base salaries of the Named Executive Officers are appropriate within the context of the compensation elements provided to the executives and because they are at a level which remains competitive in the marketplace.

          Bonuses. The Board of Directors may authorize us to give discretionary bonuses, payable in cash or shares of common stock, to the Named Executive Officers and other key employees. Such bonuses are designed to motivate the Named Executive Officers and other employees to achieve specified corporate, business unit and/or individual, strategic, operational and other performance objectives. Due to lack of adequate financial resources, no bonuses were awarded to Named Executive Officers during the fiscal year ended October 31, 2008 except to Mr. Esposito who was awarded a stock grant of 100,000 shares of our common stock.

          Stock Options. Compensation for executive officers also includes the long-term incentives afforded by stock options. Our stock option award program is designed to motivate our Named Executive Officers and assist in their retention. The size of the stock option grant is generally intended to reflect the executive’s position with us and we generally grant stock options upon commencement of employment with us with an annual vesting schedule of three years to encourage key employees to continue their employment with us.

          Other Compensation. Our Named Executive Officers are eligible for the same level and offering of benefits that we may make available to other employees from time to time.

          We do not have any defined benefit pension or retirement plans.

          Post-Termination/ Change Of Control Compensation. We have arrangements with certain of the Named Executive Officers that may provide them with compensation following termination of employment. These arrangements are discussed below under “Agreements with Named Executive Officers”.

          Tax Implications Of Executive Compensation. Our aggregate deductions for each Named Executive Officer compensation are potentially limited by Section 162(m) of the Internal Revenue Code to the extent the aggregate amount paid to an executive officer exceeds $1 million, unless it is paid under a predetermined objective performance plan meeting certain requirements, or satisfies one of various other exceptions specified in the Internal Revenue Code. At our 2008 Named Executive Officer compensation levels, we did not believe that Section 162(m) of the Internal Revenue Code would be applicable, and accordingly, we did not consider its impact in determining compensation levels for our Named Executive Officers in 2008.

Agreements with Named Executive Officers

          Ronald H. Lane, Ph.D., Chairman of the Board of Directors and Former Chief Executive Officer. On May 17, 2007, we entered into an employment agreement, dated as of January 30, 2007, with Ronald Lane for serving as the Company’s Chief Executive Officer through January 30, 2010, renewable for an additional one year unless either we or Dr. Lane provides written notice of termination at least 60 days prior to the end of the term. On July 10, 2008, Dr. Lane resigned as Chief Executive Officer although he continues to serve as our Chairman of the Board and continues to be paid a salary under the employment agreement.

          The employment agreement provides for an annual base salary of $400,000 and, solely at the discretion of the Board of Directors, based on his performance and the Company’s financial condition and operating results, a bonus payable in cash or shares of common stock. The agreement further provides that the Board may grant him options under any equity compensation plan in which he is eligible to participate. The agreement further provides that we owe Dr. Lane an amount to be mutually agreed by them (the “Deferred Obligation”) which amount was determined to be $241,196 after giving effect to the conversion of $100,000 into 200 shares of Series C Preferred Stock and warrants to acquire 100,000 shares of our common stock at an initial exercise price of $0.75.

          The agreement provides that if Dr. Lane’s employment by us is terminated without cause, by his death, or by Lane for good reason (which includes a “change of control”), Dr. Lane will be entitled in addition to unpaid salary through the date of termination, payment of the Deferred Obligation and a severance amount of all or a portion (not less than one-half) of his base salary for one year based on the number of completed years of service under the Agreement. Change of Control is defined as a (i) change of holders of more than 50% of the voting stock by means of a consolidation or merger, (ii) the sale of all or substantially all of the assets or capital stock of the Company or (iii) the acquisition by a person or group of persons in one or a series of related transactions of more than 50% of the voting stock.

          In the event that we terminate Dr. Lane’s employment for cause or Dr. Lane terminates his employment with us without good reason, Dr. Lane shall be entitled to any earned but unpaid base salary, the Deferred Obligation plus any unpaid reimbursable expenses through the date of termination of his employment.

          Steven Getraer. Former Chief Financial Officer. On July 10, 2007, we entered into an employment agreement with Mr. Steven Getraer employing him as our Executive Vice President and Chief Financial Officer. On October 6, 2008, we terminated Mr. Getraer’s employment. The agreement provided that Mr. Getraer’s employment with us is for a three year term ending July 9, 2010, renewable for subsequent terms unless earlier terminated by either party. Under the agreement, Mr. Getraer was entitled to a base salary of $265,000 per annum, increasing to $280,000 per annum commencing on August 10, 2008 and to $295,000 commencing on August 10, 2009. In addition, Mr. Getraer was entitled to a discretionary fiscal year-end bonus payable in cash and/or shares of our common stock and was granted options to acquire an aggregate of 600,000 shares of our common stock exercisable for seven years at an initial exercise price of $2.00 per share and vesting annually in three equal installments, with the first installment vesting on July 10, 2008. The agreement also provided that we may also in our discretion grant Mr. Getraer options pursuant to any eligible equity compensation plan.

          If we terminated Mr. Getraer’s employment without cause, upon Mr. Getraer’s death, or if Mr. Getraer terminates his employment for good reasons including a change of control event, he would be entitled to the following severance: (i) Mr. Getraer’s current base salary for one year; and (ii) any earned but unpaid base salary plus any unpaid reimbursable expenses through the date of termination of his employment. In the event that we terminated Mr. Getraer’s employment for cause or Mr. Getraer terminates his employment with us without good reason, Mr. Getraer would be entitled to any earned but unpaid base salary, unpaid bonus approved by the board plus any unpaid reimbursable expenses through the date of termination of his employment.

          David Coffin Beach Former Chief Operating Officer. On April 18, 2007, we entered into an employment agreement with Mr. David Coffin-Beach employing him as our Chief Operating Officer. On February 11, 2008, Mr. Coffin-Beach resigned from this position. Mr. Coffin Beach’s employment agreement provided for a three year term ending April 18, 2010 and may be automatically renewed for additional one year periods. He was entitled to a base salary of $300,000 per annum and a discretionary year end bonus payable in cash and/or shares of our common stock. In addition, Mr. Coffin-Beach was granted options to acquire an aggregate of 1,500,000 shares of the registrant’s common stock exercisable for seven years at an initial exercise price of $2.00 per share and vesting annually in three equal installments, with the first installment vesting on April 18, 2008. At the date of Mr. Coffin-Beach’s resignation, none of his options vested. We also had the discretion to grant Mr. Coffin-Beach options pursuant to any eligible equity compensation plan.

          If we terminated Mr. Coffin-Beach’s employment without cause, upon Mr. Coffin-Beach’s death or if Mr. Coffin Beach terminated his employment for good reasons including a change of control event, Mr. Coffin-Beach would have been entitled to the following severance: (i) Mr. Coffin-Beach’s current base salary for one year plus any accrued bonus prior to termination; and (ii) any earned but unpaid base salary plus any unpaid reimbursable expenses through the date of termination of his employment. If we terminated Mr. Coffin-Beach’s employment for cause or Mr. Coffin-Beach terminates his employment with us without good reason, Mr. Coffin-Beach would be entitled to any earned but unpaid base salary plus any unpaid reimbursable expenses through the date of termination of his employment. Mr. Coffin-Beach’s resignation constituted termination by Mr. Coffin-Beach without good reason and he was paid accordingly.

SUMMARY COMPENSATION TABLE

          The table below summarizes the compensation information in respect of the Named Executive Officers for the fiscal year ended October 31, 2008 and 2007.

							CHANGE IN
							PENSION VALUE
							AND
						NON-EQUITY	NONQUALIFIED
						INCENTIVE	DEFERRED
	YEAR	SALARY	BONUS	STOCK	OPTION	PLAN	COMPENSATION	ALL OTHER
NAME AND	(1)		(2)	AWARDS	AWARDS	COMPENSATION	EARNINGS	COMPENSATION	TOTAL
PRINCIPAL				(3)	(4)			(5)
POSITION		($)	($)	($)	($)	($)	($)	($)	($)

Ronald Lane	2008	$326,752(7)	--	--	--	--	--	$9,855	[336,607
Chairman of the
Board and
Former Chief	2007	$400,000(8)	--	--	--	--	--	$11,000	$411,000
Executive
Officer(6)

Jyotindra Gange	2008	--	--	--	--	--	--	--	--
Interim Principal
Executive
Officer(9)

Mahendra Desai	2008	$10,384	--	--	--	--	--	--	$10,384
Chief Financial
Officer(10)

Steven Getrear	2008	$249,712	--	--	--	--	--	$3,527	$253,712
Former Chief
Financial	2007	$250,000(12)	--	--	$552,215	--	--	--	$802,215
Officer(11)

David Coffin-	2008	$30,417	--	--	--	--	--	$828	$31,245
Beach	2007	$161,600	--		$1,788,230	--	--	$4,400	$1,952,230
Former
President(13)

John Copanos	2008	$225,000	--	--	--	--	--	$7,93]	$232,932

	2007	$225,000	$25,000	--	--	--	--	$3,900	$253,900

Joe Esposito	2008	$122,500	--	--	--	--	--	--	[$122,500
Director of
Technical	2007	$117,000	--	--	--	--	--	$2,700	$119,700
Operations

Aldo Rodriguez	2008	$120,000	--	--	--	--	--	--	$120,000
Controller	2007	$114,000	--	--	--	--	--	--	$114,000

(1)	The information is provided for each fiscal year which begins on November 1 and ends on October 31.

(2)	No bonuses were granted to the Named Executive Officers in the fiscal years ended October 31, 2007 and 2008.

(3)	No stock awards were granted to the Named Executive Officers in the fiscal year ended October 31, 2007.

(4)

The amounts reflect the compensation expense in accordance with FAS 123(R) of these option awards. The assumptions used to determine the fair value of the option awards for the fiscal year ended October 31, 2007 is set forth in note 9 of our financial statements for the year ended October 31, 2007. Our Named Executive Officers will not realize the value of these awards in cash unless and until these awards are exercised and the underlying shares subsequently sold.

(5)	Represents amounts paid for health insurance premium.

(6)	Dr. Lane resigned as Chief Executive Officer on July 3, 2008.

(7)

Does not include accumulated deferred compensation of $241,196 which amount excludes $100,000 of accumulated deferred compensation that previously converted into 200 shares of Series C Preferred Stock and warrants to acquire 100,000 shares of our common stock.

(8)	Does not include accumulated deferred compensation of $267,948.

(9)	Mr. Gange has been acting as interim Principal Executive Officer since July 3, 2008.

(10)	Mr. Desai was appointed Chief Financial Officer on October 6, 2008.

(11)

Mr. Getraer served as Chief Financial Officer from July 10, 2007 to October 6, 2008. Prior to that from September 2006 until July 2007 he served as Chief Executive Officer of Kirk and President of ANDAPharm.

(12)	$90,000 represents amount paid as an employee and $160,000 represents amount paid as a consultant.

(13)	Mr. Coffin-Beach was appointed Chief Operating Officer on April 18, 2007 and resigned from this position on February 11, 2008.

GRANTS OF PLAN-BASED AWARDS

          The following table sets forth information regarding grants of plan based awards to the Named Executive Officers during the fiscal year ended October 31, 2008.

		ESTIMATED POSSIBLE PAYOUTS						ALL
		UNDER NON-EQUITY INCENTIVE			ESTIMATED FUTURE PAYOUTS UNDER			OTHER
		PLAN AWARDS			EQUITY INCENTIVE PLAN AWARDS			STOCK			GRANT
								AWARDS:			DATE
								NUMBER	ALL OTHER		FAIR
								OF	OPTION	EXERCISE	VALUE OF
								SHARES	AWARDS:	OR BASE	STOCK
								OF	NUMBER OF	PRICE OF	AND
								STOCK	SECURITIES	OPTION	OPTION
	GRANT	THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM	OR	UNDERLYING	AWARDS	AWARDS
NAME	DATE	($)	($)	($)	($)	($)	($)	UNITS (#)	OPTIONS (#)	($/SH)	(1)

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

          The following table sets forth information concerning stock options and stock awards held by the Named Executive Officers as of October 31, 2008.

		OPTION AWARDS				STOCK AWARDS
EQUITY
INCENTIVE
							MARKET		PLAN
						NUMBER	VALUE		AWARDS:
						OF	OF	EQUITY	MARKET
						SHARES	SHARES	INCENTIVE	OR
			EQUITY			OR	OR	PLAN	PAYOUT
			INCENTIVE			UNITS	UNITS	AWARDS:	VELUE OF
			PLAN			OF	OF	NUMBER	UNEARNED
	NUMBER OF		AWARDS:			STOCK	STOCK	OFUNERANED	SHARES,
	SECURITIES	NUMBER OF	NUMBER OF			HELD	HELD	SHARES,	UNITS OR
	OF	SECURITIES	SECURITIES			THAT	THAT	UNITS OR	OTHER
	UNDERLYING	UNDERLYING	UNDERLYING			HAVE	HAVE	OTHER	RIGHTS
	UNEXERCISED	UNEXERCISED	UNEXERCISED	OPTION	OPTION	NOT	NOT	RIGHTS THAT	THAT
	OPTIONS (#)	OPTIONS (#)	UNEARNED	EXERCISE	EXPIRATION	VESTED	VESTED	HAVE NOT	HAVE NOT
NAME	EXERCISABLE	UNEXERCISABLE	OPTIONS (#)	PRICE ($)	DATE	(#)	($)	VESTED (#)	VESTED ($)

OPTION EXERCISES AND STOCK VESTED

          No options have been exercised by our Named Executive Officers during fiscal year ended October 31, 2008.

PENSION BENEFITS

          We do not provide pension benefits to the Named Executive Officers.

NONQUALIFIED DEFERRED COMPENSATION

          We do not have any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

          Please see the discussion under “Compensation Discussion and Analysis -Agreements with Named executive officers.”

DIRECTOR COMPENSATION

          During the fiscal year ended October 31, 2008, no director compensation was paid. We pay all Board members reimbursement for expenses for each Board meeting attended.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

          All related person transactions are reviewed and, as appropriate, may be approved or ratified by the Board of Directors. If a director is involved in the transaction, he or she may not participate in any review, approval or ratification of such transaction. Related person transactions are approved by the Board of Directors only if, based on all of the facts and circumstances, they are in, or not inconsistent with, our best interests and our stockholders, as the Board of Directors determines in good faith. The Board of Directors takes into account, among other factors it deems appropriate, whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Board of Directors may also impose such conditions as it deems necessary and appropriate on us or the related person in connection with the transaction.

          In the case of a transaction presented to the Board of Directors for ratification, the Board of Directors may ratify the transaction or determine whether rescission of the transaction is appropriate.

Copanos Note Amendment

          As previously reported we entered into a promissory note in the principal amount of $3,000,000 with John Copanos (the “Copanos Note”) as partial consideration for the acquisition by us Kirk and ANDAPharm. Subsequently, on December 13, 2006 and on May 21, 2007, the Copanos Note was amended. John Copanos currently serves as VP of Business Development and was a founder of Kirk.

          On November 30, 2007, we entered into a further agreement amending the Copanos Note, as amended, according to which the interest rate on the outstanding principal of $2,000,000 and accrued and unpaid interest of $258,041.51 has been increased to 12% per annum retroactively to October 3, 2007 and the payment schedule for the payment of such principal and accrued and unpaid interest has been adjusted. In connection with the agreement, the parties executed mutual releases and we consented, in the case of default, to John Copanos obtaining a final judgment without necessity of a further hearing.

          On March 19, 2008, we entered into an agreement amending the Copanos Note, as amended, according to which the interest rate on the outstanding principal of $2,000,000 and accrued and unpaid interest has been increased to 15% per annum retroactively from January 15, 2008 and the payment schedule for the payment of such principal and accrued and unpaid interest has been adjusted. In addition, Copanos was given the right to convert up to $500,000 of the principal amount due to him into our future Series C Preferred Stock, at the same price that Series C Preferred Stock is sold to other investors. In connection with the agreement, and we consented, in the case of default, to Mr. Copanos obtaining a final judgment without necessity of a further hearing.

          In addition, on March 19, 2008, we issued to Mr. Copanos a seven year warrant to acquire 2,100,000 shares of our common stock exercisable at $1.00 per share (the “Copanos

Warrant”) Of the shares issuable upon exercise of the warrant, 1,400,000 were immediately exercisable and the remaining 700,000 are exercisable if Mr. Copanos is employed by us or our subsidiary on March 19, 2009 except that if Dr. Lane is removed or resigns from our Board of Directors, then such 700,000 shares shall become immediately exercisable. The Copanos Warrant shall be subject to adjustment in certain circumstances and further provides that if we issue warrants in connection with a next round of financing of at least $5,000,000 and those warrants have an exercise price lower than the exercise price of the Copanos Warrant, then the exercise of the Copanos Warrant shall automatically reduce to the lower exercise price. In addition, we agreed to include the shares issuable upon exercise of the Copanos Warrant in our next registration statement subject to reasonable cutbacks as may be required by the investor or investor group whose shares are also being registered.

          The foregoing description is a summary and is qualified in its entirety by the agreement, which is attached as an exhibit hereto and incorporated by reference herein.

Resignation of David Coffin-Beach

          On February 11, 2008, David Coffin-Beach resigned as our President and Chief Operating Officer. No options granted under Mr. Coffin-Beach’s employment agreement vested and by separate agreement Mr. Coffin-Beach was retained as a consultant and granted (i) a five year option to acquire 125,000 shares of our common stock at an exercise price of $1.00 per share, and (ii) 125,000 shares of our common stock.

2008 Bridge Notes

          On April 3, 2008, the Company and Kirk completed an initial closing of a bridge round of debt financing (the “2008 Bridge Note Offering”), whereby Kirk issued convertible bridge notes (the “2008 Bridge Notes”) in the principal amount of $6,592,292 to accredited investors as defined by Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”). Subsequently, we completed an additional closing and issued a further 2008 Bridge Note in the principal amount of $200,000 to an accredited investor.

          Of the 2008 Bridge Notes issued, notes in the principal amount of $5,227,292 were issued in exchange for (i) 2008 Bridge Notes in the principal amount equal to the unpaid principal of convertible bridge notes issued by Kirk in a bridge note offering conducted during 2007 (the “2007 Bridge Note Offering”), and (ii) 2008 Bridge Notes in the principal amount equal to (1) the unpaid principal and accrued and unpaid interest of a bridge note held by Ontario, an affiliate of Harcharan Singh, a beneficial owner of more than 10% of our outstanding common stock and member of our Board, that was issued by Kirk in April 2007 (the “Singh Note”), and (2) accrued and outstanding consulting fees due to Mr. Singh. The incremental gross proceeds to us were $1,565,000.

          The lead investor in the 2008 Bridge Note Offering was Svizera which invested an aggregate of $1 million in the 2008 Bridge Note Offering. Svizera is a wholly-owned subsidiary of Maneesh which is controlled by Vinay Sapte and his brother Maneesh Sapte. As a result of this transaction and subsequent related transactions, Maneesh became our largest shareholder and three of its designees, Jyotindra Gange, Vinay Sapte and Maneesh Sapte, became members of our five-member Board. In addition, Ontario invested an aggregate of $1,652,292 in the 2008 Bridge Note Offering (including $1,552,292 of unpaid principal and accrued and unpaid interest of a promissory note issued by Kirk which “rolled over” into the 2008 Bridge Note Offering plus accrued and unpaid consulting fees). Further, Lionheart Investments Ltd. (“Lionheart”), a now beneficial owner of more than 10% of our outstanding shares, rolled over a bridge note in the principal amount of $2,250,000 from the 2007 Bridge Note Offering into the 2008 Bridge Note Offering.

          The 2008 Bridge Notes bore interest at 6% per annum increasing to 18% in the case of an event of default and mature on June 30, 2008, unless earlier converted. Upon the closing of a qualified equity financing (as defined therein), the 2008 Bridge Notes were convertible at the option of the holder into our future Series C Preferred Stock and warrants to acquire shares of common stock to be issued in a qualified equity financing at a premium of 10% of the unpaid principal and interest of the 2008 Bridge Notes. In addition, upon closing of the qualified equity financing, holders of the 2008 Bridge Notes were entitled to receive bridge warrants to acquire our common stock at an exercise price and upon other terms identical to the warrants to be issued in the qualified equity financing. The number of shares of common stock into which the bridge warrants were exercisable ranged from 40% to 50% of the number of shares of common stock issuable to holders upon conversion of the Series C Preferred Stock receivable upon conversion of the 2008 Bridge Notes, with the range depending on the timing of the initial closing of the qualified equity financing.

          In connection with the 2008 Bridge Note Offering, we issued an aggregate of 1,358,458 shares of its common stock to holders of the 2008 Bridge Notes including 200,000, 330,458 and 450,000 shares to Svizera, Ontario and Lionheart, respectively.

          To secure Kirk’s obligations under the 2008 Bridge Notes, we issued 1,000,000 shares of Series B Convertible Preferred Stock to Axiom Capital Management, Inc. (“Axiom”), the placement agent of the 2008 Bridge Note Offering, acting as collateral agent of holders of the 2008 Bridge Notes. The shares of Series B Convertible Preferred voted together with the common stock and other preferred stock entitled to vote on an as-converted basis. In the event of default under the 2008 Bridge Notes, the Series B Convertible Preferred Stock were convertible into our common stock on a 1:15 basis for the purpose of utilizing the proceeds thereof to satisfy the obligations under the 2008 Bridge Notes. In an event of default, we were obligated to file a registration statement under the Securities Act covering the resale of shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock. If we did not file a registration statement within 15 days following an event of default, the 2008 Bridge Notes would be deemed to increase in principal amount by 1% every month up to 10% in the aggregate.

          The 2008 Bridge Notes were also secured by a pledge by an affiliate of Dr. Lane, the our Chairman of the Board and former Chief Executive Officer, of 2,000,000 shares of common stock. As an inducement to the pledge by Dr. Lane’s affiliate, we agreed to issue to Dr. Lane’s affiliate one share of our common stock for every pledged share of common stock sold in an event of default under the 2008 Bridge Notes.

          Pursuant to a letter agreement between the Company and its placement agent, Axiom is entitled to a cash commission of 10% of the purchase price of the 2008 Bridge Notes plus warrants (“Placement Agent Warrants”) to purchase 10% of the number of shares of common stock into which the 2008 Bridge Notes are convertible, in both cases excluding the 2008 Bridge Notes issued in exchange of convertible bridge notes issued in the 2007 Bridge Note Offering and the Singh Note. The Placement Agent Warrants are exercisable for five years from the date of issuance and are to be on the same terms as the warrants issued to the investors except that the Placement Agent Warrants shall be exercisable on a “cashless” or “net issuance” basis. Middlebury Securities LLC acted as sub-agent to Axiom in the 2008 Bridge Note Offering.

Series C Preferred Stock Offering

          On May 9, 2008, we completed an initial closing of a Series C Preferred Stock offering (the “Series C Offering”) whereby we sold an aggregate of 23,978 shares of our newly created Series C Convertible Redeemable Preferred Stock (the “Series C Preferred Stock”) together with detachable warrants to acquire an aggregate of 16,700,200 shares of our common stock to accredited investors as defined by Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”). We subsequently completed a series of additional closings and sold in the aggregate an additional 4,160 shares of Series C Preferred Stock and additional warrants to acquire an aggregate of 2,080,000 shares of our common stock.

          As further described below, the Series C Preferred stock is convertible into shares of our common stock at an initial rate of 1,000 shares of common stock for each share of Series C Preferred Stock subject to adjustment pursuant to the Series C Certificate of Designation and votes on an as-converted basis together with our common stock and any class of preferred stock entitled to vote with our common stock at any annual or special meeting of the Company. The Warrants are exercisable for a period of five years from the date of grant at an initial exercise price of $0.75 per share, subject to adjustment for, among other things, stock splits, stock dividends, distributions, reclassifications and sales below the exercise price.

          Of the Series C Preferred Stock and Warrants sold, 2008 Bridge Notes in the principal amount of $5,202,292 plus accrued interest thereon, which were issued by Kirk in the 2008 Bridge Note Offering, were exchanged at a premium of 10% into (i) an aggregate of 11,778 shares of Series C Preferred Stock and Warrants to acquire an aggregate of 5,889,000 shares of common stock, and (ii) bridge Warrants to acquire an aggregate of 4,711,200 shares of common stock (equal to 40% of the number of shares of common stock issuable upon conversion of the Series C Preferred Stock receivable upon conversion of the 2008 Bridge Notes). In addition, Dr. Lane converted $100,000 of deferred compensation due under his employment agreement for an investment of like amount in the Series C Offering entitling him to 200 shares of Series C Preferred Stock and Warrants to acquire 100,000 shares of common stock. Similarly, John Copanos, the VP of Business Development of Kirk, agreed to convert $500,000 of his outstanding promissory note issued by us in the principal amount of $2,000,000 for an investment of like amount in the Series C Offering which would entitle him to 1,000 shares of Series C Preferred Stock and Warrants to acquire 500,000 shares of common stock.

          Pursuant to a registration rights agreement entered into with purchasers of the Series C Preferred Stock, we agreed to use our best efforts to file, within 45 days of the final closing of the Series C Offering, with the Securities and Exchange Commission a registration statement (the “Mandatory Registration Statement”) covering the registration of (i) securities issuable upon exercise of the Warrants and placement agent warrants, (ii) securities issued by way of liquidated damages under the registration rights agreement, (iii) up to 1,000,000 shares of common stock owned by Maneesh prior to May 8, 2008, (iv) 1,000,000 shares of common stock beneficially owned by Mr. Singh as of May 8, 2008, and (v) 1,000,000 shares of common stock beneficially owned by Dr. Lane as of May 8, 2008 (collectively the “Registrable Securities”). The registration rights agreement provided that if the registration statement has not been filed within 45 days of final closing of the Series C Offering or declared effective within 195 days following final closing, we agreed to pay to the purchasers liquidated damages, payable in cash or Series C Preferred Stock, of 1% of the purchase price paid by the purchaser in the Series C Offering for each month until the registration statement is declared effective, with the total of the foregoing capped at 10%. If the Mandatory Registration Statement has not been declared effective and we receive a request between October 6, 2008 and May 9, 2010 from purchasers who invested at least $500,000 in the Series C Offering that we file a registration statement, then we are obligated, subject to certain limitations, to file a registration covering the Registrable Securities requested to be registered. Further, if the Mandatory Registration Statement has not been declared effective and we file a registration statement for our own account or the account of others then we shall, subject to customary cutbacks and restrictions, include in such registration statement the Registrable Securities of the purchasers of the Series C Preferred Stock that request to be included.

          We previously entered into an agreement with our placement agent, as subsequently amended, pursuant to which its placement agent is entitled to (i) a cash commission of 10% of the purchase price of the 2008 Bridge Notes (and in the case of Maneesh and a purchaser of 2008 Bridge Notes in the principal amount of $200,000, 3%) plus warrants to purchase 10% of the number of shares of common stock into which the 2008 Bridge Notes purchased by investors introduced by the placement agent are convertible (and in the case of Maneesh and a purchaser of 2008 Bridge Notes in the principal amount of $200,000, 5%), specifically excluding the 2008 Bridge Notes issued in exchange of convertible bridge notes issued in the Registrant’s 2007 Bridge Note Offering and a note issued to Ontario dated April 20, 2007; and (ii) a cash commission of 10% of the purchase price of the Series C Preferred Stock specifically excluding “roll-overs” from the 2008 Bridge Notes purchased by investors introduced by the placement agent (and 2% in the case of Registrant introductions, except in the case of Maneesh and Ontario where it shall be 3%) plus warrants to purchase 10% of the number of shares into which the Series C Preferred Stock is convertible (excluding “roll-overs” from the 2008 Bridge Notes) purchased by investors introduced by the placement agent (and 5% in the case of Registrant introductions). The warrants issuable to the placement agent are exercisable for five years from the date of issuance and are to be on the same terms as the purchaser warrants except that the placement agent’s warrants shall be exercisable on a “cashless” or “net issuance” basis.

          On or around May 12, 2008, we repaid an aggregate of $2,445,000 to holders of delinquent convertible promissory notes in like principal amount issued by us in a bridge note offering that initially closed in October 2005 (the “2005 Bridge Notes”). In addition, we repriced warrants to purchase an aggregate of 807,492 shares of common stock, issued to holders of the 2005 Bridge Notes, to $0.75 per share and extended the term of such warrants by one year. We further issued an aggregate of 816 shares of Series C Preferred Stock and 1,091,812 shares of common stock in lieu of payment of accrued and unpaid interest under the 2005 Bridge Notes. In consideration of the aforesaid, we obtained a full release from holders of the 2005 Bridge Notes in connection with the 2005 Bridge Notes and related transactions. We further used proceeds from the Series C Offering to retire additional indebtedness including, without limitation, indebtedness under the 2008 Bridge Notes in the principal amount of $1,590,000 (that did not convert into the Series C Offering), indebtedness under the Copanos Note and indebtedness under a remaining 2005 Bridge Note in the principal amount of $500,000 held by a holder that commenced a lawsuit against us and indebtedness under a note in the principal amount of approximately $800,000 held by a distributor of Kirk.

          In connection with the Series C Offering, our Board authorized the following issuances: (i) 2,000,000 shares of restricted common stock to Mr. Singh, vesting over twenty four months, with one-third vesting on each of May 9, 2008, May 9, 2009 and May 9, 2010; (ii) 1,000,000 shares of restricted common stock to Dr. Lane, vesting over twenty-four months, with one-third vesting on each of May 9, 2008, May 9, 2009 and May 9, 2010; (iii) 125,000 shares of common stock and five-year warrants to acquire 250,000 shares of common stock at an initial exercise price of $0.75 per share to our former directors, William McCormick and Richard Feldheim, who recently resigned on April 29, 2008; and (iv) a warrant to acquire 1,400,000 shares of common stock to John Copanos which together with the previously granted warrant to acquire 2,100,000 shares of common stock, vest as follows: 1,500,000 shares of common stock vest immediately, 1,000,000 shares of common stock vest on April 28, 2009 and 1,000,000 shares of common stock vest on April 28, 2010. Further, in addition to the repricing of the 2005 Bridge Note warrants, our board authorized the repricing of additional warrants to acquire an aggregate of 875,263 shares of common stock to $0.75 per share. We also agreed to reprice options to acquire 600,000 shares of common stock held by Steven Getraer, our now former Chief Financial Officer, to $0.75 per share and to issue to him options to acquire a further 600,000 shares of common stock at an initial exercise price of $0.75 per share.

          The lead investor in the Series C Offering was Svizera, which invested an aggregate of $8 million in the Series C Offering (including the “roll-over” of a 2008 Bridge Note in the principal amount of $1 million) from its working capital, purchased an aggregate of 16,373 shares of Series C Preferred Stock and warrants exercisable for an aggregate of 9,071,700 shares of our common stock. As stated previously, Svizera is a wholly-owned subsidiary of Maneesh, which is controlled by Vinay Sapte and his brother Maneesh Sapte. Vinay Sapte who was appointed to our Board on April 29, 2008, and Maneesh Sapte, together with Jyotindra Gange, both Maneesh designees, became members of our board on May 23, 2008.

          Ontario, an affiliate of Mr. Singh, which invested an aggregate of $2,652,292 in the Series C Offering (including the “roll-over” of a 2008 Bridge Note in the principal amount of $1,652,292) from its working capital, purchased an aggregate of 5,656 shares of Series C Preferred Stock and warrants exercisable for an aggregate of 4,290,400 shares of our common stock. Further, together with the Maneesh designees, Mr. Singh became a member of our Board on May 23, 2008.

          Lionheart elected to “roll over” a Bridge Note in the principal amount of $2,000,000 into the Series C Offering resulting in the issuance to Lionheart of 4,657 shares of Series C Preferred Stock and warrants exercisable for an aggregate of 4,191,300 shares of our common stock.

          Vinay Sapte, Dr. Lane and Mr. Singh and their respective affiliates were among principal parties to a Voting Agreement dated as of May 9, 2008 entered into upon the initial closing of the Series C Offering. Under the terms of the Voting Agreement, each of the parties agreed to vote all of its shares to ensure that the size of our Board will be five directors (or seven if the board resolves to expand its size to seven). Further, each of the parties agreed to vote its shares in favor of the following designations: (i) one director designated by Dr. Lane and his affiliates (to initially be Dr. Lane), (ii) one director designated by Mr. Singh and his affiliates (to initially be Mr. Singh), (iii) three directors designated by Maneesh and its affiliates (to initially be Vinay Sapte, Maneesh Sapte and Jyotindra Gange). The Voting Agreement further provided that if the Board is expanded to seven directors, then Maneesh and its affiliates shall be entitled to one further designee and Axiom and Indigo Securities LLC (“Indigo”) shall be entitled to designate one director. If certain of the parties to the Voting Agreement cease to beneficially own at least 4% of the outstanding shares of our common stock determined immediately after giving effect to the initial closing of the Series C Offering, then the right of designation applicable to such party shall terminate and the right shall vest in the entire Board.

          Svizera and the Company have also executed a side letter agreement dated May 9, 2008 whereby we agreed, among other things, to become a party to the Voting Agreement, to “gross-up” 4,000,000 shares of common stock issuable to Maneesh in consideration of the release of Nostrum Guarantee in the event that 10,661,000 shares of common stock are ultimately returned or released to Nostrum and to the subrogation of Maneesh to BOI in the event that Maneesh becomes a guarantor of the credit facility. Further, Svizera agreed that neither it nor its affiliates would engage Nostrum, Dr. Mulye or Anil Anand or any of their affiliates in connection with us except to resolve outstanding disputes between the Registrant and Dr. Mulye and his affiliates.

          To ensure that the investment by Maneesh and the related transactions were effected as contemplated, we entered into an amendment to the Rights Agreement, dated as of September 8, 2006, pursuant to which Maneesh and its affiliates as well as Dr. Lane, Mr. Singh, Axiom and Indigo and their affiliates will not be considered an “Acquiring Person” as a result of the transactions described herein.

Joint Venture Agreement

          On June 6, 2008, we entered into a Joint Venture Agreement with Maneesh. Under the terms of the agreement, Maneesh agreed to provide consulting services to the Company and its subsidiaries for an initial term of one year, which term shall automatically renew for additional one year terms absent notice of non-renewal. Pursuant to the agreement, we agreed to pay Maneesh a consulting fee of $25,000 per month, commencing December 2008, plus reimbursement of reasonable and accountable expenses. The agreement further provided that Maneesh and Kirk may in the future agree to the license by Maneesh to Kirk of the non-exclusive right to manufacture and distribute pharmaceutical products proprietary to Maneesh.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

          The following table sets forth certain information regarding beneficial ownership of our common stock as of October 31, 2008 by (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our named executive officers, and (iii) all our directors and executive officers as a group. On such date, we had 29,202,357 shares of our common stock outstanding, after giving effect to 3,375,000 shares of our common stock that we are obligated to issue.

          As used in the table below and elsewhere in this prospectus, the term “beneficial ownership” with respect to a security consists of sole or shared voting power, including the power to vote or direct the vote and/or sole or shared investment power, including the power to dispose or direct the disposition, with respect to the security through any contract, arrangement, understanding, relationship, or otherwise, including a right to acquire such power(s) during the next 60 days following October 31, 2008.

          Except as indicated, and subject to community property laws when applicable, the persons named in the table above have sole voting and investment power and with respect to all shares of common stock shown as beneficially owned by them. Except as otherwise noted, the address of the persons named in the table above is c/o Synovics Pharmaceuticals Inc., 5360 Northwest 35th Avenue, Ft. Lauderdale, Florida 33309.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Class Beneficially Owned
Ronald H. Lane, Ph.D.(1)	5,239,668	(4)	17.8%

Jyotindra Gange(1)(2)	0		0%

Vinay R. Sapte(1)	31,144,700	(5)	57%

Maneesh Sapte(1)	31,144,700	(5)	57%

Harcharan Singh(1)	15,276,858	(6)	38.1%

Mahendra Desai(2)	0		0%

Steven Getraer(3)	0		0%

David Coffin-Beach(3)	250,000	(7)	*

Joe Esposito	100,000		*

Aldo Rodriguez	0		0%

John Copanos	1,400,000	(8)	4.6%

Maneesh Pharmaceuticals Ltd. 23-24 Kalpatru Court C.G. Road, Chembour Mumbai 7 400 074 India	31,144,700	(5)	57%

2133820 Ontario Inc. 265 Rimrock Road, Suite 1, North York, Ontario, M3J 3C6, Canada	10,276,858	(9)	26.3%

Lionheart Investments Ltd. Heston Business Court 19 Camp Rd London SW19 4UW United Kingdom	9,298,300	(10)	24.4%

NalinKant Amratlal Rathod JL. Teregong Kecil A/1 Pondok Indah Jakarta, Indonesia	2,698,018	(11)	9.2%

Executive Officers and Directors as a Group (six persons)	51,661,226	(12)	78.4%

*	Denotes less than a 1% interest

(1)	Indicates director.

(2)	Indicates officer.

(3)	Indicates former officer

(4)

Represents (i) 3,403,638 shares of common stock held of record by R.H. Lane Limited Partnership of which Dr. Lane is a general partner. He shares voting power over these shares with Richard M. Feldheim, a general partner, (ii) 1,000,000 shares of common stock sold by Dr. Lane in 2006 on a three year note at $3.00 per share, wherein Lane continues to have beneficial ownership and voting rights until the note is repaid or stock returned and note cancelled, (iii) 100,000 shares of common stock issuable upon exercise of warrants issued in the Series C Offering, (iv) 200,000 shares of common stock issuable upon conversion of Series C Preferred Stock, and (v) 1,000,000 shares of restricted stock that we have authorized to be issued to Dr. Lane (but which have not been issued as of the date hereof). Dr. Lane disclaims beneficial ownership of 60,000 shares of common stock held by such partnership for the benefit of other partners and 180,000 shares of common stock held by the partnership for the benefit of his wife.

(5)

Represents (i) 1,700,000 shares of common stock owned by Svizera Holdings BV (“Svizera”), a wholly-owned subsidiary of Maneesh, (ii) 4,000,000 shares of common stock issued to Maneesh for the replacement of the Nostrum Guarantee, (iii) 9,071,700 shares of common stock issuable upon exercise of warrants issued to Svizera in the Series C Offering, and (iv) 16,373,000 shares of common stock issuable upon conversion of Series C Preferred Stock issued to Svizera in the Series C Offering. Maneesh and Messrs. Vinay and Maneesh Sapte share the power to vote or to direct the vote or to dispose or direct the disposition of the 31,144,700 shares of common stock because Messrs. Vinay and Maneesh Sapte, as the directors authorized to act on behalf of Maneesh and Svizera, respectively, with respect to the 31,144,700, and 27,144,700 shares of common stock, respectively, may act on behalf of Maneesh and Svizera to vote or to direct the vote or to dispose or direct the disposition of the 4,000,000 shares and 31,144,700 shares of common stock titled in the name of Maneesh and Svizera, respectively. Neither Maneesh, Vinay or Maneesh Sapte hold sole power to vote or to direct the vote or to dispose or direct the disposition of any of the 31,144,700 shares of common stock.. The aforesaid is based partially on information provided in Schedule 13D/A filed with the Commission on May 7, 2008, as subsequently amended on May 19, 2008, August 28, 2008 and September 24, 2008.

(6)

Represents (i) 2,330,458 shares of common stock owned by Mr. Singh, (ii) 2,000,000 shares of common stock that we have authorized to be issued to Mr. Singh (but which have not been issued as of the date hereo), (iii) 1,000,000 shares of common stock issuable upon exercise of warrants issued to Mr. Singh, (iv) 4,290,400 shares of common stock issuable upon exercise of warrants issued to 2133820 Ontario Inc. (“Ontario”) in the Series C Offering, (v) 5,656,000 shares of common stock issuable upon conversion of Series C Preferred Stock issued to Ontario in the Series C Offering. Mrs. Prembala Singh, Mr. Singh’s wife, is the sole director, officer and shareholder of Ontario. Mr. Singh disclaims beneficial ownership of the securities beneficially owned by Mrs. Singh and Ontario.

(7)

Represents (i) 125,000 shares of common stock that we have agreed to issue (but which have not been issued as of the date hereof) to Mr. Coffin-Beach, and (ii) 125,000 shares of common stock issuable upon exercise of warrants issued to Mr. Coffin-Beach.

(8)	Represents shares of common stock issuable upon exercise of a warrant for an aggregate of 2,100,000 shares of our common stock.

(9)

Represents (i) 330,458 shares of common stock owned by Ontario, (ii) 4,290,400 shares of common stock issuable upon exercise of warrants issued to Ontario Inc. in the Series C Offering, and (iii) 5,656,000 shares of common stock issuable upon conversion of Series C Preferred Stock issued to Ontario in the Series C Offering. Mrs. Prembala Singh is the sole director, officer and shareholder of Ontario. Mrs. Singh is the wife of Mr. Harcharan Singh. Mr. Singh disclaims beneficial ownership of the securities beneficially owned by Mrs. Singh and Ontario.

(10)	Includes 4.191.300 shares of common stock issuable upon exercise of warrants and 4,657,000 shares of common stock issuable upon conversion of Series C Preferred Stock issued in the Series C Offering.

(11)

Includes 212,806 shares of common stock beneficially owned by Mr. Rathod, which includes 116,156 shares of common stock that were purportedly transferred to Mr. Rathod in 2006 by Bali Holdings Limited (but for which Mr. Rathod has yet to receive share certificates from the Company’s transfer agent) and 96,650 shares of common stock that are held for the benefit of Mr. Rathod by Merrill Lynch. The above referenced shares of common stock also include 1,720,926 shares of common stock beneficially owned by Asia Pacific Investment Holdings Limited (“Asia Pacific”), of which Mr. Rathod is the owner and sole director, and 250,000 shares of common sock acquirable by Asia Pacific under the terms of a Common Stock Purchase Warrant, dated as of April 17, 2006. These shares of common stock beneficially owned by Asia Pacific include (i) 216,018 shares of common stock that are held for the benefit of Asia Pacific by Royal Bank of Canada, (ii) 60,875 shares of common stock that are held for the benefit of Asia Pacific by Great Asian Holdings Limited, and (iii) 94,533 shares of common stock that are held by James M. Belcher, since Asia Pacific may be deemed to have shared voting power over those shares as a consequence of Mr. Belcher’s inclusion on Asia Pacific’s slate of nominees. The above referenced shares of common stock also include 14,286 shares of common stock beneficially owned by Technology Resources & Investments Limited (“Technology Resources”), of which Mr. Rathod is the owner and sole director. Mr. Rathod shares the power to vote or to direct the vote or to dispose or direct the disposition of the 1,735,212 shares of common stock held in the aggregate (including 250,000 shares of common stock acquirable by Asia Pacific under the terms of a Common Stock Purchase Warrant, dated as of April 17, 2006) by Asia Pacific and Technology Resources because Mr. Rathod, as the 100% owner, controls each of those entities and, in his capacity as sole director, may act on behalf of each of those entities to vote or to direct the vote or to dispose or direct the disposition of the 1,735,212 shares of common stock they collectively hold (including 250,000 shares of common stock acquirable by Asia Pacific under the terms of a Common Stock Purchase Warrant, dated as of April 17, 2006). In the course of his business, Mr. Rathod also provides investment advice and consulting services to certain business associates who to his knowledge hold, collectively, approximately 310,000 shares of common stock (including certain shares of common stock held by Macro Power Ltd that are reflected as beneficially owned by Mr. Rathod in recent filings by the Company). Mr. Rathod disclaims beneficial ownership of those shares of common stock. The foregoing information is based upon a Schedule 13D/A filed with the Commission on July 3, 2007.

(12)

Includes (i) 3,000,000 shares of restricted stock that we have authorized to be issued (but have not been issued as of the date hereof), (ii) 14,462,100 shares of common stock issuable upon exercise of warrants of which 13,462,100 shares of common stock are issuable upon exercise of warrants issued in the Series C Offering, (iii) 22,229,000 shares of common stock issuable upon conversion of Series C Preferred Stock issued to Ontario in the Series C Offering.

SELLING STOCKHOLDERS

          The selling stockholders are offering shares of our common stock, of which 2,000,000 shares are held directly, and 20,712,700 shares are issuable upon the exercise of Warrants issued in private placements exempt from the registration requirements of the Securities Act conducted during fiscal years ended 2007 and 2008.

          We have granted registration rights to the selling stockholders with respect to the shares of our common stock being offered for resale under this prospectus.

          The following table details the name of each selling stockholder, the number of shares of our common stock beneficially owned by each selling stockholder and the number of shares of our common stock that may be offered for resale under this prospectus. To the extent permitted by law, the selling stockholders who are not natural persons may distribute shares from time to time, to one or more of their respective affiliates, which may sell shares pursuant to this prospectus. We have registered the shares to permit the selling stockholders and their respective permitted transferees or other successors in interest that receive their shares from selling stockholders after the date of this prospectus to resell the shares. Because each selling stockholder may offer all, some or none of the shares it holds, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The selling stockholders may from time to time offer all or some of the shares pursuant to this offering.

          The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. Except as indicated by footnote, none of the selling stockholders has had a significant relationship with us within the past three years, other than as a result of the ownership of our shares or other securities. Except as indicated by footnote, the selling stockholders have sole voting and investment power with their respective shares. Percentages in the table below are based on 29,202,357 shares of our common stock outstanding as of October 31, 2008, after giving effect to 3,375,000 shares of our common stock that we are obligated to issue, and assume that, except for the shares issuable to a selling stockholder in question, no Warrants are exercised.

SELLING STOCKHOLDERS

	Shares of Common Stock						Percentage
							of
							Common
							Stock
	Owned Prior				Owned After		Owned
Name	to this		Number		Offering		After
	Offering		Offered		Complete		Offering
							Complete

Svizera Holdings
BV(1)	27,144,700	(2)	9,071,700	(3)	18,073,000	(4)	39.7%

2133820 Ontario
Inc.(5)	10,276,858	(6)	4,290,400	(3)	5,986,458	(7)	17.2%

Lionhart
Investments Ltd. (8)	9,298,300	(9)	4,191,300	(3)	5,107,000	(10)	15.1%

Clarion Capital
Corporation(11)	1,140,600	(12)	516,600	(3)	624,000	(13)	2.1%

C. Krishna Prasad	876,000	(14)	396,000	(3)	480,000	(15)	1.6%

Princeton Holdings
LLC	692,200	(16)	214,200	(3)	478,000	(17)	1.6%

Ronald H. Lane	5,239,668	(18)	100,000	(3)	5,139,668	(19)	17.5%

R H Lane Limited
Partnership(20)	3,403,638		1,000,000		2,403,638		8.2%

Maneesh
Pharmaceuticals Ltd.
(21)	31,144,700	(22)	1,000,000		21,073,000	(23)	46.2%

Harcharan Singh	15,276,858	(24)	1,000,000	(3)	14,276,858	(25)	36.5%

AMF Associates
LLC	100,000	(26)	50,000	(3)	50,000		*

Brino Investments	150,000	(26)	50,000	(3)	100,000		*
Ltd.

Leon Brauser
	200,000	(27)	100,000	(3)	100,000		*
Leonard Cohen	75,000	(28)	25,000	(3)	50,000		*

Lance Investment

Holdings Ltd	150,000	(26)	50,000	(3)	100,000		*
Urs Brunner	150,000	(26)	50,000	(3)	100,000		*

OZF Investments
LLC	150,000	(26)	50,000	(3)	100,000		*

Gerald Brauser	266,664	(29)	100,000	(3)	166,664	(30)	*

Bridge Ventures Inc.	350,000	(31)	75,000	(3)	275,000	(32)	*

Saggi Capital Corp.	462,500	(33)	62,500	(3)	400,000	(34)	1.4%

Ronald J. Meneilo	52,500	(35)	17,500	(3)	35,000		*

Joseph Giamanco	225,000	(36)	75,000	(3)	150,000		*

Jerome Belson	324,996	(37)	75,000	(3)	249,996	(38)	*

Janet McNabb	37,500	(39)	12,500	(3)	25,000		*

Laand Equities Ltd.	80,000	(40)	40,000	(3)	40,000		*

Joseph Roselle	37,500	(39)	12,500	(3)	25,000		*

Tisu Investments
Ltd.	150,000	(26)	50,000	(3)	100,000		*

Derry E. Cook	37,500	(39)	12,500	(3)	25,000		*

Horton Living Trust
dtd 8/7/91	75,000	(28)	25,000	(3)	50,000		*

_____________
*	Less than 1.0% .
(1)	Svizera is a wholly-owned subsidiary of Maneesh and Messrs. Vinay and Maneesh Sapte share the power to vote or to direct the vote or to dispose or direct the disposition of the shares of common stock because Messrs. Vinay and Maneesh Sapte, as the directors authorized to act on behalf of Maneesh and Svizera, may act on behalf of Maneesh and Svizera to vote or to direct the vote or to dispose or direct the disposition of shares of common stock titled in the name of Maneesh and Svizera.
(2)	Includes 9,071,700 shares of common stock issuable upon exercise of Warrants and 16,373,000 shares of common stock issuable upon conversion of shares of Series C Preferred Stock.
(3)	Represents shares of common stock issuable upon exercise of Warrants.
(4)	Includes 16,373,000 shares of common stock issuable upon conversion of shares of Series C Preferred Stock.
(5)

Mrs. Prembala Singh is the sole director, officer and shareholder of Ontario, and has power to vote or dispose of the shares. Mrs. Singh is the wife of Mr. Harcharan Singh. Mr. Singh disclaims beneficial ownership of the securities beneficially owned by Mrs. Singh and Ontario.

(6)	Includes 4,290,400 shares of common stock issuable upon exercise of Warrants and 5,656,000 shares of common stock issuable upon conversion of shares of Series C Preferred Stock.
(7)	Includes 5,656,000 shares of common stock issuable upon conversion of shares of Series C Preferred Stock.
(8)	Photon Global Limited is the beneficial owner of the shares being registered.
(9)	Includes 4,191,300 shares of common stock issuable upon exercise of Warrants and 4,657,000 shares of common stock issuable upon conversion of shares of Series C Preferred Stock.
(10)	Includes 4,657,000 shares of common stock issuable upon conversion of shares of Series C Preferred Stock.
(11)	Morton A. Cohen, the chairman of Clarion Capital Corporation, has the power to vote or dispose of the shares.
(12)	Includes 516,600 shares of common stock issuable upon exercise of Warrants and 574,000 shares of common stock issuable upon conversion of shares of Series C Preferred Stock.
(13)	Includes 574,000 shares of common stock issuable upon conversion of shares of Series C Preferred Stock.
(14)	Includes 396,000 shares of common stock issuable upon exercise of Warrants and 440,000 shares of common stock issuable upon conversion of shares of Series C Preferred Stock.
(15)	Includes 440,000 shares of common stock issuable upon conversion of shares of Series C Preferred Stock.
(16)

Includes (i) 214,200 shares of common stock issuable upon exercise of Warrants, (ii) 150,000 shares of common stock issuable upon exercise of Warrants beneficially owned by Reginald Winssinger, and (iii) 238,000 shares of common stock issuable upon conversion of shares of Series C Preferred Stock.

(17)

Includes (i) 150,000 shares of common stock issuable upon exercise of Warrants beneficially owned by Reginald Winssinger, and (ii) 238,000 shares of common stock issuable upon conversion of shares of Series C Preferred Stock.

(18)	Includes 100,000 shares of common stock issuable upon exercise of Warrants and 200,000 shares of common stock issuable upon conversion of shares of Series C Preferred Stock.
(19)	Includes 200,000 shares of common stock issuable upon conversion of shares of Series C Preferred Stock.
(20)	Ronald H. Lane and Richard M. Feldheim, the general partners of R H Lane Limited Partnership, share the power to vote or dispose of the shares.
(21)

Messrs. Vinay and Maneesh Sapte share the power to vote or to direct the vote or to dispose or direct the disposition of the shares of common stock because Messrs. Vinay and Maneesh Sapte, as the directors authorized to act on behalf of Maneesh, may act on behalf of Maneesh to vote or to direct the vote or to dispose or direct the disposition of shares of common stock titled in the name of Maneesh.

(22)

Includes (i) 1,700,000 shares of common stock beneficially owned by Svizera, a wholly-owned subsidiary of Maneesh, (ii) 9,071,700 shares of common stock issuable upon exercise of Warrants beneficially owned by Svizera and (iii) 16,373,000 shares of common stock issuable upon conversion of shares of Series C Preferred Stock beneficially owned by Svizera.

(23)

Includes (i) 1,700,000 shares of common stock beneficially owned by Svizera, a wholly-owned subsidiary of Maneesh, and (ii) 16,373,000 shares of common stock issuable upon conversion of shares of Series C Preferred Stock beneficially owned by Svizera

(24)

Includes (i) 1,000,000 shares of common stock issuable upon exercise of Warrants, (ii) 330,458 shares of common stock beneficially owned by Ontario, (iii) 4,290,400 shares of common stock issuable upon exercise of Warrants beneficially owned by Ontario, and (iv) 5,656,000 shares of common stock issuable upon conversion of shares of Series C Preferred Stock beneficially owned by Ontario. Mrs. Prembala Singh, Mr. Singh’s wife, is the sole director, officer and shareholder of Ontario. Mr. Singh disclaims beneficial ownership of the securities beneficially owned by Mrs. Singh and Ontario.

(25)

Includes (i) 330,458 shares of common stock beneficially owned by Ontario, and (ii) 5,656,000 shares of common stock issuable upon conversion of shares of Series C Preferred Stock beneficially owned by Ontario.

(26)	Includes 50,000 shares of common stock issuable upon exercise of Warrants.
(27)	Includes 100,000 shares of common stock issuable upon exercise of Warrants.
(28)	Includes 25,000 shares of common stock issuable upon exercise of Warrants.
(29)	Includes 166,664 shares of common stock issuable upon exercise of Warrants.
(30)	Includes 66,664 shares of common stock issuable upon exercise of Warrants.
(31)	Includes 250,000 shares of common stock issuable upon exercise of Warrants.
(32)	Includes 175,000 shares of common stock issuable upon exercise of Warrants.
(33)	Includes 337,500 shares of common stock issuable upon exercise of Warrants.
(34)	Includes 275,000 shares of common stock issuable upon exercise of Warrants.
(35)	Includes 17,500 shares of common stock issuable upon exercise of Warrants.
(36)	Includes 75,000 shares of common stock issuable upon exercise of Warrants.
(37)	Includes 174,996 shares of common stock issuable upon exercise of Warrants.
(38)	Includes 99,996 shares of common stock issuable upon exercise of Warrants.
(39)	Includes 12,500 shares of common stock issuable upon exercise of Warrants.
(40)	Includes 40,000 shares of common stock issuable upon exercise of Warrants.

DESCRIPTION OF OUR CAPITAL STOCK

Common Stock

      We have authorized 45,000,000 shares of our common stock with a par value of $0.001 per share, of which 29,202,357 shares of our common stock outstanding as of October 31, 2008, after giving effect to 3,375,000 shares of our common stock that we are obligated to issue.

Voting Rights

      Holders of common stock have the right to cast one vote for each share of stock held in his or her own name on the books of the corporation, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including the election of directors. There is no right to cumulative voting in the election of directors. Except where a greater requirement is provided by statute, the Articles of Incorporation, or the Bylaws, the presence, in person or by proxy duly authorized, of the holder or holders of 33 1/3 percent of the outstanding shares of the our common voting stock shall constitute a quorum for the transaction of business. The vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of the Company’s Articles of Incorporation.

      Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

      As discussed above in “Certain Relationships and Related Party Transactions”, under the caption “Series C Preferred Stock Offering”, certain affiliates of the Company entered into a voting rights agreement that establishes the size of the Board and the identity of designees to the Board.

Preferred Stock

      We have authorized 5,000,000 shares of our preferred stock with a par value of $0.001 per share, of which 118,370 shares of Series A Preferred Stock were outstanding as of October 31, 2008 and 28,955 shares of Series C Preferred Stock were outstanding as of October 31, 2008.

     General

      Preferred stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the preferred stock shall be prescribed by resolution of the board of directors pursuant to Section 3 of Article III of the Articles of Incorporation.

     Series A Preferred Stock

      On December 1, 2000, we filed with the Secretary of State of the State of Nevada a Certificate of Designation establishing the rights, preferences, restrictions and other matters relating to 600,000 shares of Series A Convertible Preferred Stock.

     The Series A Convertible Preferred Stock has an annual cumulative dividend of $0.108 per share and a liquidation value of $6.75 per share, and each share is convertible into one-fifth of a share of common stock. The Series A Convertible Preferred Stock has a dividend and liquidation preference over common shares. No dividend on Series A Convertible Preferred Stock outstanding has ever been declared or paid. We may, at our option, redeem all shares of Series A Convertible Preferred Stock.

     Series C Preferred Stock

      On May 9, 2008, we filed with the Secretary of State of the State of Nevada a Certificate of Designations, Preferences and Rights of Series C Convertible Redeemable Preferred Stock establishing the rights, preferences, restrictions and other matters relating to 100,000 shares of Series C Preferred Stock. On September 15, 2008, we filed with the Secretary of State of the State of Nevada an Amended and Restated Certificate of Designations, Preferences and Rights of Series C Convertible Redeemable Preferred Stock (the “Amended and Restated Series C Certificate of Designation”).

     Pursuant to the Amended and Restated Certificate of Designation, the Series C Preferred Stock votes, on an as-converted basis, together with our common stock and any class of preferred stock entitled to vote with our common stock in any annual or special meeting of stockholders. The shares of Series C Preferred Stock are convertible, both at the option of the holder and the Company according to the terms of Amended and Restated Certificate of Designation, at the initial rate of 1,000 shares of common stock for each share of Series C Preferred Stock (based on a stated value of $500 per share and an initial conversion price of $0.50) subject to adjustment for, among other things, stock splits, stock dividends, distributions, reclassifications and sales below the conversion price.

     Holders of Series C Preferred Stock are entitled to receive cumulative dividends at the rate of 6% of the stated value per annum on each outstanding share of Series C Preferred Stock accruing from May 9, 2008 until the earlier of May 9, 2011 or the conversion thereof into shares of common stock, payable quarterly on March 31, June 30, September 30 and December 31, with the first payment due June 30, 2008, and payable in cash or shares of Series C Preferred Stock in accordance with the terms of the Amended and Restated Certificate of Designation. Holders of Series C Preferred Stock shall also be entitled to participate on a pro-rata basis in any dividends paid on the Registrant’s common stock on an as-converted basis.

     The Certificate of Designation further provides that each share of Series C Preferred Stock will also be entitled to a preference equal to 125% of the sum of the stated value plus accrued but unpaid cash dividends upon the merger, acquisition, sale of voting control or sale of all or substantially all of the assets of the Registrant, upon the liquidation, dissolution or winding-up of the Registrant or upon an event of bankruptcy of the Registrant.

     We may, at our option, redeem all shares of Series C Preferred Stock on May 9, 2011 at a redemption price of the stated value plus accrued but unpaid dividends on the shares of Series C Preferred Stock.

Warrants

      We are registering an aggregate of 20,712,700 shares of common stock underlying Warrants issued in the following Private Placements:

     •       18,780,200 shares of common stock underlying Warrants issued in the Series C Preferred Stock Offering that initially closed on May 9, 2008. These Warrants are exercisable for a period of five years from the date of grant at an initial exercise price of $0.75 per share, subject to adjustment for, among other things, stock splits, stock dividends, distributions, reclassifications and sales below the exercise price;

     •       932,500 shares of common stock underlying Warrants issued in a private placement that initially closed on January 26, 2007. These Warrants are exercisable for three years from the date of grant. Of these Warrants, Warrants exercisable for 290,000 shares are exercisable at an initial exercise price of $3.00 per share and 642,500 shares are exercisable at an initial exercise price of $1.50, in both cases subject to adjustment for, among other things, stock splits, stock dividends, distributions, reclassifications and sales below the exercise price. The Warrants are also redeemable by the Company where the exercise price exceeds a certain amount; and

     •       1,000,000 shares of common stock underlying Warrants issued in a private placement that closed on April 20, 2007. These Warrants are exercisable for a period of seven years from the date of grant at an initial exercise price of $2.00 per share, subject to adjustment in certain circumstances, and contain a cashless or net issuance component.

     Holders of all Warrants have no voting rights unless and until the warrants are exercised into common stock. As a result of owning these Warrants, holders have no right to participate in any shareholder decisions.

Nevada Anti-Takeover Laws

      Nevada Revised Statutes Sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to us.

Quotation on OTCBB

     Our common stock is quoted on the OTCBB under the symbol “SYVC”.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is Pacific Stock Transfer Co., 500 E. Warm Springs Road, Suite 240, Las Vegas, NV 89119, Tel: (702) 361-3033.

Directors’ Limitation Of Liability

     Our officers and directors are indemnified as provided by the Nevada Revised Statutes and by our Bylaws.

     Under the Nevada Revised Statutes, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Our Restated Articles of Incorporation state that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such person as a director. Excepted from that immunity are: (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of NRS 78.300

     Our Bylaws provide that we will indemnify our directors, officers, employees and agents to the maximum extent authorized by the Nevada Revised Statutes as the same (or any substitute provision therefore) from time to time may be in effect.

     Insofar as indemnification for liabilities under the Securities Act may be permitted to our executive officers and directors, it should be noted that it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in such Securities Act and is therefore unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

          Sales of substantial numbers of shares of our common stock in the public market following this offering, or the perception that such sales may occur, could adversely affect prevailing market prices of shares.

          Assuming the exercise in full of the Warrants, immediately following the effectiveness under the Securities Act of the registration statement of which this prospectus forms a part, and further assuming no exercise of warrants or the conversion of any convertible securities outstanding following this offering, we will have, as of October 31, 2008, an aggregate of 49,915,057 shares of common stock outstanding upon completion of this offering. Of these shares, _____________ shares will be freely tradable without restriction or further registration under the Securities Act, unless purchased by “affiliates” as that term is defined under Rule 144 of the Securities Act, who may sell only the volume of share described below and whose sales would be subject to additional restrictions described below. The remaining ___________ shares of common stock will be held by our existing stockholders and will be deemed to be “restricted securities” under Rule 144. Restricted securities may only be sold in the public market pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under Rule 144, Rule 701 or Rule 904 under the Securities Act. These rules are summarized below.

Eligibility of Restricted Shares for Sale in the Public Market

          Immediately after the effectiveness under the Securities Act of the registration statement of which this prospectus forms a part, we will have outstanding _____________ shares of common stock. Of these shares, ______________ shares, including ______________ of the shares being offered in this offering, will be freely tradable. Giving effect to the exercise in full of the Warrants, immediately after the commencement of this offering, we would have outstanding ______________ shares of common stock. Without giving effect to the exercise in full of the Warrants, the number of shares of common stock and the dates when these shares will become freely tradable in the market, subject to the lock-up agreements, is as follows:

          Number of Shares     Date

                                  On the date of this prospectus

                                  Within six months of the date of this prospectus

Rule 144

          The SEC has recently adopted amendments to Rule 144 which became effective on February 15, 2008 and apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (2) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale, and (3) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

          Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which as of October 31, 2008 would equal 292,024 shares; or

•

the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale; provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. However, since our shares are quoted on the OTC Bulletin Board, which is not an “automated quotation system,” our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on an automatic quotation system, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

          Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Registration Rights

          The holders of the Warrants are entitled to the registration of the resale of the shares of common stock issuable upon the exercise of the Warrants following the effectiveness of the registration statement of which this prospectus forms a part, subject to limitations established by the Securities and Exchange Commission.

PLAN OF DISTRIBUTION

          Each selling stockholder of the common stock and any of their pledgees (which are accredited investors (as defined in Regulation D under the Securities Act) or which are in connection with bona fide margin accounts with a registered broker-dealer or financial institution which is an accredited investor), assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

          The selling stockholders may also sell shares under Rule 144 under the Securities Act if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

          In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

          The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

          We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

          We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

          Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

          Certain legal matters in connection with this offering will be passed upon for us by Reitler Brown & Rosenblatt LLC, New York, New York.

EXPERTS

          The audited financial statements included in this prospectus have been audited by Miller Ellin & Co., LLP, an independent registered public accounting firm. Such financial statements have been so included in reliance on the report of such independent registered public accounting firm given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act relating to this offering of shares of our common stock. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the Securities and Exchange Commission allow us to omit various information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement, or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

          You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the Securities and Exchange Commission without charge at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission by calling 1-800-SEC-0330 for further information on the public reference room. In addition, the registration statement is publicly available through the web site maintained by the Securities and Exchange Commission at www.sec.gov.

          We are subject to the informational requirements of the Securities Exchange Act of 1934, or Exchange Act, and fulfill the obligations of these requirements by filing reports with the Securities and Exchange Commission. You may obtain copies of any documents that we file electronically with the Securities and Exchange Commission through its website at www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

SYNOVICS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED JUNE 31, 2008 (UNAUDITED)

Condensed Consolidated Balance Sheets at July 31, 2008 and October 31, 2007	F-2

Condensed Consolidated Statements of Operations for the three and nine months ended July 31, 2008 and 2007	F-3

Condensed Consolidated Statements of Cash Flows for the nine months ended July 31, 2008 and 2007	F-5

Notes to Condensed Consolidated Financial Statements	F-6

CONSOLIDATED FINANCIAL STATEMENTS AT AND FOR THE YEARS ENDED OCTOBER 31, 2007, 2006 AND 2005

Report of Registered Independent Certified Public Accounting Firm	F-13

Consolidated Statements of Operations for the Years Ended October 31, 2007, 2006 and 2005	F-16

Consolidated Balance Sheets at October 31, 2007 and 2006	F-15

Consolidated Statement of Cash Flows for the Years Ended October 31, 2007 and 2006	F-18

Consolidated Statements of Changes in Stockholders’ Equity for the Year Ended October 31, 2007	F-17

Notes to Consolidated Financial Statements	F-19

SYNOVICS PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	July 31,	October 31,
	2008	2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$426,060	$-
Trade receivables	3,704,688	3,206,793
Inventory	2,198,275	1,928,009
Prepaid expenses and other current assets	510,657	302,937

Total Current Assets	6,839,679	5,437,739

PROPERTY - Net of accumulated depreciation of $786,644
and $490,771, respectively	2,450,056	2,024,407

OTHER ASSETS:
Security deposits	87,548	87,548
Note receivable	-	122,158
Deferred financing fees	2,239,450	2,899,296
Intangible assets - net of accumulated amortization of
$755,288 and $612,279, respectively	511,123	1,315,051

Goodwill	11,447,698	11,447,698
Total Other Assets	14,285,819	15,871,751

TOTAL ASSETS	$23,575,555	$23,333,897

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	5,860,923	4,716,702
Accrued interest	896,539	4,529,342
Accrued liabilities	3,259,729	2,597,122
Notes payable - shareholders and others	1,250,000	3,250,000
Notes payable	1,120,000	8,175,000
Note payable - bank	1,750,000	1,750,000

Total current liabilities	14,137,191	25,018,165

LONG-TERM LIABILITIES:
Deferred revenue	847,334	847,334
Long term debt, net of current portion	4,350,000	5,450,000
Capital lease obligation, net of current portion	257,984	122,523

Total Liabilities	19,592,510	31,438,023

STOCKHOLDERS' EQUITY:
Preferred stock - $.001 par value - authorized, 5,000,000 shares;
591,850 and 591,850 issued and outstanding, respectively
(liquidation preference of $798,998)	798,998	798,998
C Series preferred stock - $.001 par value - authorized, 100,000 shares;
24,795 and 0 issued and outstanding, respectively	24,795	-
Series B stock - $.001 par value - authorized, 1,000,000 shares;
1,000,000 and 0 issued and outstanding, respectively	1,000	-
Common stock - $.001 par value - authorized, 45,000,000 shares;
28,673,815 and 19,118,133 issued and outstanding, respectively	40,560	29,838
Additional paid-in capital	83,963,793	71,537,568
Warrants	9,193,585	4,892,997
Accumulated deficit	(78,937,276)	(74,261,117)
Common Stock in Treasury	(10,952,410)	(10,952,410)
Subscription receivable	(150,000)	(150,000)
Total stockholders' equity	3,983,045	(8,104,126)

TOTAL LIAILITIES AND STOCKHOLDERS' EQUITY	$23,575,555	$23,333,897

See notes to the condensed consolidated financial statements.

SYNOVICS PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	July 31,	July 31,	July 31,	July 31,
	2008	2007	2008	2007
REVENUES, net	$7,715,370	$6,881,212	$18,092,122	$18,138,872

COST OF REVENUES	4,708,609	4,295,639	11,796,506	12,479,164

GROSS PROFIT	3,006,761	2,585,573	6,295,616	5,659,708

OPERATING EXPENSES
Research and development	207,247	316,200	859,291	849,563
Selling, general, and administrative	3,570,238	4,456,732	8,185,309	12,594,400
Total expenses	3,777,485	4,772,932	9,044,600	13,443,963

OPERATING INCOME (LOSS)	(770,725)	(2,187,359)	(2,748,984)	(7,784,255)

OTHER INCOME (EXPENSES):
Impairment loss	(660,919)	(3,962,390)	(660,919)	(3,962,390)
Other income	-	143,572	-	143,572
Forgiveness of interest	3,325,747	-	3,325,747	-
Interest expense, net	(1,404,434)	(1,479,442)	(4,592,003)	(5,027,081)
Total other (expenses) income	1,260,394	(5,298,260)	(1,927,174)	(8,845,899)

NET INCOME (LOSS)	$489,670	$(7,485,619)	$(4,676,158)	$(16,630,154)

BASIC AND DILUTED NET LOSS PER COMMON SHARE

NET INCOME (LOSS) PER SHARE

NET INCOME (LOSS) PER SHARE
BASIC	$0.02	$(0.25)	$(0.21)	$(0.60)
FULLY DILUTED	$0.01	$(0.25)	$(0.21)	$(0.60)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING
BASIC	28,482,770	29,661,257	22,744,073	27,921,065

FULLY DILUTED	43,482,770	29,661,257	22,744,073	27,921,065

See notes to the condensed consolidated financial statements.

SYNOVICS PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	FOR THE NINE MONTHS ENDED
	July 31,	July 31,
	2008	2007
OPERATING ACTIVITIES:
Net loss	$(4,676,159)	$(16,630,154)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment of definite life intangible asset	660,919	3,692,390
Depreciation and amortization	438,882	369,469
Amortization of deferred financing fees	2,569,321	-
Stock based compensation and financing fees	6,303,854	4,908,443
Amortization of bridge loan discount	-	2,036,930
Forgiveness of accrued interest	(3,325,000)	-
Changes in operating assets and liabilities:
Accounts receivable	(375,737)	(1,693,121)
Inventory	(270,266)	282,752
Prepaids and other current assets	(207,720)	387,180
Accounts payable	1,144,222	1,168,864
Accrued interest	(307,803)	2,465,937
Accrued liabilities	662,608	1,081,790
Deferred Revenues	-	(133,028)
Net cash provided in operating activities	2,617,121	(2,062,548)

INVESTING ACTIVITIES:
Acquisition of intangibles assets	-	(250,000)
Capital expenditures	(586,061)	(835,678)
Net cash used in investing activities	(586,061)	(1,085,678)

FINANCING ACTIVITIES:
Sale of common stock and Series C Preferred Stock	6,000,000	1,354,839
Proceeds from Debt	1,300,000	2,790,000
Repayment of Debt	(8,905,000)	(750,000)
Repayment of Leases	-	(93,940)

Net cash used in financing activities	(1,605,000)	3,300,899

NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS	426,059	152,673

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	-	2,393,437

CASH AND CASH EQUIVALENTS, END OF PERIOD	$426,059	$2,546,110

SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING
AND INVESTING ACTIVITIES:
Purchase of equipment through capital leases	(135,461)	-
Equity issued in exchange for settlement of fees	(1,909,475)	-
Settlement of debt through issuance of equity	(2,550,000)	-
	$(4,594,936)

See notes to the condensed consolidated financial statements.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note A - BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited Condensed Consolidated Financial Statements of Synovics Pharmaceuticals, Inc. (“Synovics”) have been prepared in accordance with accounting principles generally accepted in the United States of America and with the instructions to Form 10-Q for interim financial information. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for all periods presented have been made. The results of operations for the nine-month period ended July 31, 2008 are not necessarily indicative of the operating results that may be achieved for the entire fiscal year ending October 31, 2008. These unaudited condensed consolidated financial statements should be read in conjunction with Synovics’ financial statements and accompanying notes thereto as of and for the fiscal year ended October 31, 2007. The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Synovics has incurred accumulated operating losses of $78,937,276 through July 31, 2008 which have been funded through the issuance of stock and debt. The losses incurred to date, the uncertainty regarding the ability to raise additional capital and Synovics’ inability to generate operating profits and positive cash flows from operations indicate that Synovics may not be able to continue as a going concern for a reasonable period of time.

Principles of Consolidation

The consolidated financial statements include the accounts of Synovics Pharmaceuticals, Inc. and its wholly owned subsidiaries, (collectively the “Company”). All significant inter-company accounts and transactions have been eliminated in consolidation.

Concentrations of Credit Risk

Accounts receivable are reported net of an allowance for doubtful accounts. The allowance is based on management’s estimate of the amount of receivables that will be actually collected. Management performs on-going credit evaluations of its customers and provides an allowance based on credit history and worthiness of its customers. Receivables are written off when deemed uncollectible.

Revenue Recognition

The Company recognizes revenue upon shipment of product.

Inventory

Inventories are stated at the lower of cost (first-in, first-out method) or market.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note B – PER SHARE INFORMATION

In accordance with SFAS No. 128, “Earnings Per Share”, basic earnings per share of common stock (“Basic EPS”) is computed by dividing the net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share of common stock (“Diluted EPS”) is computed by dividing the net income by the weighted-average number of shares of common stock, and dilutive common stock equivalents and convertible securities then outstanding. SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the Company’s Condensed Consolidated Statements of Operations. Common stock equivalents totaling 44,642,400 and 4,892,997 were excluded from the computation of Diluted EPS for the three months ended July 31, 2008 and 2007, respectively and 59,642,400 and 4,892,997 were excluded for the nine months ended July 31, 2008 and 2007, respectively, as their effect on the computation of Diluted EPS would have been anti dilutive.

The following table sets forth the computation of basic and diluted per share information:

	For the Three Months Ended July 31,		For the Nine Months Ended July 31,

	2008	2007	2008	2007

Numerator:
Net income (loss) (in thousands):	$489,670	$(7,485,619)	$(4,676,158)	$(16,630,154)
Denominator:
Weighted-average shares of common stock outstanding	28,482,770	29,661,257	22,744,073	27,921,065
Anti-dilutive effect of stock options, warrants and restricted stock	15,000,000	—	—	—

Weighted-average shares of common stock outstanding, assuming dilution	43,482,770	29,661,257	22,744,073	27,921,065

Net income per share:
Basic	$0.02	$(0.25)	$(0.21)	$(0.60)

Diluted	$0.01	$(0.25)	$(0.21)	$(0.60)

Note C – NOSTRUM SETTLEMENT; RELEASE OF NOSTRUM GUARANTEE

Synovics and its subsidiary Synovics Laboratories, Inc. (“Synovics Labs”), were involved in a legal dispute with Nostrum Pharmaceuticals, Inc. (“Nostrum”) and Nirmal Mulye, Ph.D. (“Mulye”). As disclosed in the Company’s previous periodic reports, these parties were among the parties to pending actions and proceedings before the federal District Court of the Southern District of New York and the District of New Jersey as well as arbitration before the American Arbitration Association. As part of the legal dispute, the Company alleged, among other things, that (i) Mulye breached fiduciary duties and usurped corporate opportunities as a member of the Board and Chief Scientific Officer and that Anil Anand (a confessed felon in a $700 million bank fraud) and Nostrum aided and abetted Mulye in such actions, (ii) Mulye, Anand and Nostrum tortiously interfered with prospective contractual relationships of the Company (iii) Mulye fraudulently induced the Company to enter in certain financial transactions, and (iv) Mulye, Anand and Nostrum conspired to breach fiduciary duties and steal valuable corporate opportunities.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note C – NOSTRUM SETTLEMENT; RELEASE OF NOSTRUM GUARANTEE (CONTINUED)

On July 31, 2007, the Company together with Synovics Labs entered into a settlement agreement with all parties to the various actions. Under the terms of the settlement agreement, all pending actions and proceedings between the parties were dismissed with prejudice, the parties mutually released one another and all pre-settlement agreements were terminated, including the Technology License Agreement between the Company and Nostrum and the ANDA Ownership Transfer and Product License Agreement (“ANDA Agreement”) between Synovics Labs and Nostrum. In connection with the termination of the ANDA Agreement, the Company and Synovics Labs assigned to Nostrum the Abbreviated New Drug Application for Metformin Extended Release 500mg. As part of the settlement, 10,661,000 shares of common stock of the Company that were owned by Nostrum were placed in escrow pursuant to a separate escrow agreement (the “Escrow Shares”). The escrow agreement provided, among other things, that if the guarantees of Mulye and Nostrum to the Bank of India (“BOI”) and the related undertakings in connection with the Company’s credit facility with BOI (the “BOI Loan”) were extinguished in full or in part by May 1, 2008, the Escrow Shares were to be released to Synovics in an amount proportionate to the amount by which the guarantees have been extinguished. Further, if the Escrow Shares were released to Nostrum and during the escrow period the Company issued additional shares of common stock or common stock equivalents to cause the Escrow Shares to represent less than 32% of the outstanding shares of the Company on a fully diluted basis, then the Company was required to issue to Nostrum additional shares of common stock so that the Escrow Shares together with the additional shares constitute 32% of the outstanding shares of the Company on a fully diluted basis.

On April 29, 2008, the guarantees given by Nostrum and Mulye were replaced with a letter of credit issued by an affiliate of Maneesh Pharmaceucials Ltd. (“Maneesh”) in favor of BOI securing the BOI Loan. Maneesh is currently an affiliate of the Company and three of its designees presently serve on the Company’s board of directors. Consequently, the Company delivered a notice to the escrow agent, pursuant to the terms of the escrow agreement demanding release to the Company of the Escrow Shares. Nostrum is currently contesting the release of the Escrow Shares and the Company commenced an action in the federal District Court of the Southern District of New York (the “Court”) (see Note L).

The Escrow Shares are being treated as treasury stock. The fair value of the shares included in treasury stock at July 31, 2008 was $10,767,610. In the event that the Court decides to order the release of any Escrow Shares to Nostrum from escrow, the Company may recognize an additional charge at that time.

As an inducement to Maneesh for replacing the guarantees, the Company issued to Maneesh 4,000,000 shares of its common stock and provided anti-dilution protection in the event that all or part of the Escrow Shares are ultimately released to Nostrum.

Note D - NOTE PAYABLE - BANK

In May 2006, the Company entered into a bank financing with the Bank of India as senior secured debt in the principal amount $10,500,000. Of the principal, $5,250,000 could only be utilized for working capital purposes, the amount borrowed to equal 70% of the value of fully paid inventory and the accounts receivable and 100% of the cash in the accounts maintained by the borrower at the bank. The interest rate is 1% above the bank’s prime rate (8% at July 31, 2008). Interest is payable monthly. In September, 2007 the amount of the loan was reduced by the amount held back for working capital purposes. The balance outstanding included in the accompanying financial statements was $6,100,00 and $7,200,000 as of July 31, 2008 and October 31, 2007, respectively.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note E - NOTES PAYABLE - SHAREHOLDERS AND OTHER RELATED PARTIES.

The Company entered into a promissory note (the “Copanos Note”) in the principal amount of $3,000,000 with the seller, John Copanos, as partial consideration for the acquisition of Kirk Pharmaceuticals, LLC (“Kirk”) and ANDAPharm LLC (“ANDAPharm”).

During the year ended October 31, 2007, $1,000,000 was repaid to the seller. The Copanos Note was subsequently amended in 2007 and 2008. As a result of the most recent amendment, the then outstanding principal on the note ($2,000,000) was due in two payments, one in the amount of $1,500,000 on or before May 1, 2008 and $500,000 on or before August 1, 2008. The interest rate is 15% per annum retroactively from January 15, 2008 and interest payments are payable monthly. Interest expense under the note payable was $57,625 and $51,042 for the three months ended July 31, 2008 and 2007, respectively and $196,209 and $163,542 for the nine months ended July 31, 2008 and 2007, respectively. On May 27, 2008, the Company repaid a further $750,000 to the seller and subsequent to July 31, 2008, a further payment of $750,000 was made to the seller (see Note M). The seller has the right to convert up to $500,000 of the principal amount due to him into the Company’s Series C Offering (as defined in Note L), at the same price that Series C Preferred Stock is sold to other investors. In connection with the agreement, the Company consented, in the case of default, to the seller obtaining a final judgment without necessity of a further hearing.

In addition, on March 19, 2008, the Company issued to the seller a seven year warrant to acquire 2,100,000 shares of the Company’s common stock exercisable at $1.00 per share (the “Seller Warrant”). Of the shares issuable upon exercise of the warrant, 1,400,000 are immediately exercisable and the remaining 700,000 are exercisable if the seller is employed by the Company or its subsidiary on March 19, 2009 except that if Ronald Lane is removed or resigns from the Company’s board of directors, then such 700,000 shares shall become immediately exercisable. As a result of the Series C Offering, the exercise price of the Seller Warrant automatically reduced to $0.75. The Company agreed to include the shares issuable upon exercise of the Seller Warrant in the Company’s next registration statement subject to reasonable adjustments as may be required by the investor or investor group whose shares are also being registered.

The per share weighted value of the warrants to purchase 2,100,000 shares of common stock at $1.00 per share is $0.13. The warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: no dividend yield; expected volatility of 80%; risk free interest rate of 2.25%; and expected life of seven years.

On April 20, 2007, the Company entered into a Consulting Agreement with Harcharan Singh. Additionally, Kirk issued a promissory note to an affiliate of Mr. Singh (the “Singh Note”), in the principal amount of $1,250,000 in exchange for cash. The note bore interest at the rate of 15% per annum. On April 3, 2008, the principal and unpaid interest of the Singh Note in addition to the accrued consulting fees payable pursuant to the Consulting Agreement were exchanged for a 2008 Bridge Note in the aggregate principal amount of $1,652,292 (including the purchase of a 2008 Bridge Note by an affiliate of Singh in the principal amount of $100,000). The 2008 Bridge Note was part of a series of an aggregate of $6,792,292 in aggregate principal amount of 2008 Bridge Notes issued by Kirk to accredited investors and described further below. The Company also issued to Mr. Singh’s affiliate 330,458 shares of common stock in consideration of its purchase of the 2008 Bridge Note.

On April 3, 2008, an affiliate of Maneesh purchased a 2008 Bridge Note in the principal amount of $1,000,000 and the Company issued an aggregate of 200,000 shares of common stock in consideration of its purchase of the 2008 Bridge Note.

The outstanding principal and accrued and unpaid interest on the 2008 Bridge Notes issued to Mr. Singh’s affiliate and Maneesh were subsequently converted into securities issued in the Company’s Series C Offering (see Note H).

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE F - OTHER NOTES PAYABLE

Other principal amounts of notes payable consist of the following at:

	July 31, 2008	October 31, 2007

2005 Bridge Notes	0	$2,945,000
2007 Bridge Notes	0	3,450,000
2008 Bridge Notes	1,030,000	0
Customer Note	0	1,500,000
Other	90,000	280,000

Total	$1,120,000	$8,175,000

2005 Bridge Notes

In October 2005, the Company issued convertible bridge notes (“2005 Bridge Notes”) in the aggregate principal amount of $4,845,000. The 2005 Bridge Notes initially had a maturity date of 18 months from the date of issuance. In connection with the issuance of the 2005 Bridge Notes, the Company also issued detachable stock purchase warrants to purchase 807,493 shares of common stock at $4.00 per share. The warrants expire three years from the date of issuance. Based on the relative fair values, the Company attributed $1,429,540 of the total proceeds to the warrants and recorded the warrants as additional paid-in capital and discount to the 2005 Bridge Notes. The per share weighted value of the warrants to purchase 807,493 shares of common stock at $4.00 per share is $4.47. The warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: no dividend yield; expected volatility of between 198% and 550%; risk free interest rate of 4.9%; and expected life of three years. In connection with the issuance of the 2005 Bridge Notes, the Company paid a cash commission of $301,050 to Indigo Securities, LLC and issued to it three year warrants to purchase 500,000 shares of common stock at $5.00 per share and 75,263 at $4.00 per share for its role as placement agent of a portion of the 2005 Bridge Notes sold. The per share weighted value of the warrants to purchase the combined total of 575,263 shares of common stock is $4.87. The warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: no dividend yield; expected volatility of 198%; risk free interest rate of 4.9%; and expected life of three years. As a result of the consummation of the acquisition of Kirk and ANDAPharm, the 2005 Bridge Notes were revised (the “Revised Notes”). The Revised Notes were to mature on April 3, 2009 and constituted unsecured indebtedness of the Company. Of the $4,845,000, $2,150,000 aggregate principal amount converted to the Revised Notes. Of the remaining $2,695,000 aggregate principal amount of 2005 Bridge Notes, $300,000 was repaid on July 6, 2006 and an aggregate principal amount of $2,395,000 and all accrued and unpaid interest thereon matured and became payable on September 1, 2006.

The Company did not repay any amounts due to the holders of 2005 Bridge Notes on September 1, 2006 and requested that the holders agree to extend the maturity date to November 1, 2006. In exchange, the Company offered to increase the interest rate on the outstanding principal amount to 18% per annum for the period of such extension, as well as to reduce the exercise price of the warrants issued with the sale of the 2005 Bridge Notes to $2.50 per share. The Company also did not repay back the principal to holders of the 2005 Bridge Notes on November 1, 2006. The Company was accruing the aforementioned 18% default interest retroactively to the date of issuance of the notes on the unpaid principal.

On March 6, 2007, the Company concluded the renegotiation of the terms of one of the 2005 Bridge Notes in the principal amount of $100,000 and during the year ended October 31, 2007, the entire note was exchanged for 168,556 shares of the Company’s common stock. In September 2007, the Company repaid all principal and interest owing on a 2005 Bridge Note issued to Asia Pacific Investments Holdings Limited totaling $1,855,125.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE F - OTHER NOTES PAYABLE (CONTINUED)

In connection with the Series C Offering, on May 12, 2008, the then outstanding 2005 Bridge Notes and Revised Notes in the principal amount of $2,945,000 were repaid in full (see Note H).

The Company entered into a registration rights agreement in connection with the sale of 2005 Bridge Notes. The agreement provides that the Company file a registration statement with the SEC that covers the resale of 125% of the registerable securities (the shares issuable upon conversion at the initial current conversion price and upon exercise of related warrants at the initial exercise price) (the “Mandatory Registration Statement”). According to the registration rights agreement, if the Mandatory Registration Statement has not been declared or ordered effective within one hundred twenty (120) days after the closing of the offering, the Company is to pay each investor a fee equal to 1% of the purchase price paid by such investor for the securities purchased plus the aggregate exercise price of the warrants and the placement agent warrants for the first two thirty (30) day periods after such failure and 2.5% of such amount for each subsequent thirty (30) day period (pro rata, in each case, for partial months). Any such payments are to be made at the end of each calendar month until the date that the Mandatory Registration Statement is declared effective. There is no cap on the maximum amount of the penalties that could be payable under the agreement.. The registration rights agreement was terminated with respect to most holders of the 2005 Bridge Notes and Revised Notes (see Note H). Although the Company filed a Mandatory Registration Statement, the Company failed to have the Mandatory Registration Statement declared effective and recognized $239,999 of penalties as of July 31, 2008 with respect to the holders to whom the registration rights agreement is still in effect, which are included in accrued interest in the accompanying condensed balance sheet.

2007 Bridge Notes

Beginning on July 5, 2007, Kirk issued convertible bridge notes (the “2007 Bridge Notes”) in the principal amount of $3,450,000 to accredited investors as defined by Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”).

The bridge notes bore interest at 6% per annum increasing to 18% in the case of an event of default and had a maturity date of six months from the issuance date, unless earlier converted. Upon the closing of a qualified equity financing, the bridge notes were automatically convertible into the Company’s future Series C Preferred Stock to be issued in a qualified equity financing at a premium of 10% of the unpaid principal and interest of the bridge notes. In addition, upon closing of the qualified equity financing, holders of the bridge notes were entitled to receive common stock purchase warrants of the Company at an exercise price and other terms identical to the warrants to be issued in the qualified equity financing. The amount of common stock into which the common stock purchase warrants were exercisable ranged from 40% to 50% of the number of shares of common stock issuable to bridge note holders upon conversion of the Series C Preferred Stock receivable upon conversion of the bridge notes, with the range depending on the timing of the initial closing of the qualified equity financing.

The bridge notes were secured by a pledge by Ronald H. Lane, the Company’s Chairman of the Board and former Chief Executive Officer, of 2,000,000 shares of common stock of the Company beneficially owned by Dr. Lane. In addition, the Company agreed to issue 1,000,000 shares of its future Series B Convertible Preferred Stock to be held by Axiom Capital Management, Inc. (“Axiom”) as nominee of the bridge note holders. Axiom acted as placement agent in the 2007 Bridge Note offering.

As further described below, on April 3, 2008, the 2007 Bridge Notes were exchanged for 2008 Bridge Notes.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE F - OTHER NOTES PAYABLE (CONTINUED)

2008 Bridge Notes

Beginning on April 3, 2008, Kirk issued convertible bridge notes (the “2008 Bridge Notes”) in the principal amount of $6,792,292 to accredited investors as defined by Rule 501 under the Securities Act. Of the 2008 Bridge Notes issued, notes in the principal amount of $5,227,292 were issued in exchange for (i) 2008 Bridge Notes in the principal amount equal to the unpaid principal of the 2007 Bridge Notes, and (ii) 2008 Bridge Notes in the principal amount equal to the unpaid principal and accrued and unpaid interest of the Singh Note and accrued and outstanding consulting fees due to Mr. Singh.

The 2008 Bridge Notes bore interest at 6% per annum increasing to 18% in the case of an event of default and matured on June 30, 2008, unless earlier converted. Upon the closing of a qualified equity financing (as defined therein), the 2008 Bridge Notes were convertible at the option of the holder into the Company’s Series C Preferred Stock and warrants to acquire shares of common stock to be issued in a qualified equity financing at a premium of 10% of the unpaid principal and interest of the 2008 Bridge Notes. In addition, upon closing of the qualified equity financing, holders of the 2008 Bridge Notes were entitled to receive bridge warrants to acquire the Company’s common stock at an exercise price and upon other terms identical to the warrants to be issued in the qualified equity financing. The number of shares of common stock into which the bridge warrants were exercisable ranged from 40% to 50% of the number of shares of common stock issuable to holders upon conversion of the Series C Preferred Stock receivable upon conversion of the 2008 Bridge Notes, with the range depending on the timing of the initial closing of the qualified equity financing.

In connection with the issuance of the 2008 Bridge Notes, the Company issued an aggregate of 1,358,458 shares of its common stock to holders of the 2008 Bridge Notes.

To secure Kirk’s obligations under the 2008 Bridge Notes, the Company issued 1,000,000 shares of Series B Convertible Preferred Stock to Axiom, the placement agent of the 2008 Bridge Note offering, acting as collateral agent of holders of the 2008 Bridge Notes. According to the Series B Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock, the shares of Series B Convertible Preferred Stock vote together with the common stock and other preferred stock entitled to vote on an as-converted basis. In the event of default under the 2008 Bridge Notes, the Series B Convertible Preferred Stock is convertible into the Company’s common stock on a 1:15 basis for the purpose of utilizing the proceeds thereof to satisfy the obligations under the 2008 Bridge Notes. In an event of default, the Company may be obligated to file a registration statement under the Securities Act covering the resale of shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock. If the Company does not file a registration statement within 15 days following an event of default, the 2008 Bridge Notes will be deemed to increase in principal amount by 1% every month up to 10% in the aggregate. The then outstanding shares of Series B Preferred Stock are redeemable on a pro-rata basis by the Company at a redemption price of $0.001 per share in the event of conversion of the 2008 Bridge Notes pursuant to the terms thereof or in the event of payment of any portion of the principal outstanding under such convertible bridge notes.

The 2008 Bridge Notes are also secured by a pledge by an affiliate of Ronald H. Lane, the Company’s Chairman of the Board and former Chief Executive Officer, of 2,000,000 shares of common stock of the Company. As an inducement to the pledge by Dr. Lane’s affiliate, the Company agreed to issue to Dr. Lane’s affiliate one share of the Company’s common stock for every pledged share of common stock sold in an event of default under the 2008 Bridge Notes.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE F - OTHER NOTES PAYABLE (CONTINUED)

Pursuant to a letter agreement, as subsequently amended, between the Company and its placement agent, Axiom is entitled to a cash commission of 10% of the purchase price of the 2008 Bridge Notes (and in the case of purchasers of 2008 Bridge Notes in the principal amount of $1,200,000, 3%) plus warrants (“Placement Agent Warrants”) to purchase 10% of the number of shares of common stock into which the 2008 Bridge Notes are convertible (and in the case of 2008 Bridge Notes in the principal amount of $1,200,000, 5%), in both cases excluding the 2008 Bridge Notes issued in exchange of convertible bridge notes issued in the 2007 Bridge Note Offering and the Singh Note. The Placement Agent Warrants are exercisable for five years from the date of issuance and are to be on the same terms as the warrants issued to the investors except that the Placement Agent Warrants shall be exercisable on a “cashless” or “net issuance” basis. Middlebury Securities LLC acted as sub-agent to Axiom in the 2008 Bridge Note Offering.

2008 Bridge Notes in the principal amount of $5,202,292 plus accrued interest thereon converted into securities sold in the Company’s Series C Offering (see Note H). Of the remaining 2008 Bridge Notes in the principal amount of $1,590,000 that did not convert into securities sold in the Company’s Series C Offering, during the quarter ended July 31, 2008, the Company repaid an aggregate of $560,000. As of July 31, 2008, 2008 Bridge Notes in the principal amount of $1,030,000 together with accrued and unpaid interest of $27,883 remained outstanding. Subsequent to July 31, 2008, the Company made further repayments of the 2008 Bridge Notes (see Note M).

Customer Note

On August 31, 2007, Kirk issued an unsecured Promissory Note in favor of CB Distributors, Inc. in the amount of $1,500,000 together with interest per annum rate equal to 8%. With extensions, this note was due January, 31, 2008. On June 17, 2008, the Company repaid in full all outstanding principal and accrued and unpaid interest of $1,608,116.

NOTE G - 2007 PRIVATE PLACEMENT

During January and February 2007, the Company completed closings of a private placement (“2007 Private Placement”), whereby the Company sold an aggregate of 1,575,000 units (“Units”) to accredited investors as defined by Rule 501 under the Securities Act. Of the 1,575,000 Units sold, 450,000 Units were exchanged in lieu of repayment of notes issued in a bridge financing conducted during the fiscal year ended October 31, 2007 in the principal amount of $450,000.

The price per Unit was $1.00 and each Unit consisted of (i) one share of common stock of the Company; and (ii) a warrant to purchase, at any time prior to the third anniversary following the final closing of the Private Placement, one share of common stock at an exercise price of $3.00 per share, subject to adjustment in certain instances; except that with respect to 290,000 Units, the warrant is exercisable for half a share of common stock at an exercise price of $1.50. The warrants are also redeemable by the Company where the exercise price exceeds a certain amount.

The per share weighted value of the warrants to purchase 1,575,000 shares of common stock at $3.00 per share was between $0.98 and $1.32. The warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: no dividend yield; expected volatility between 153% and 155%; risk free interest rate of between 4.63% and 4.9%; and expected life of three years.

The subscription agreement requires the Company to file a registration statement, covering the securities sold in the 2007 Private Placement within 30 days of final closing of the 2007 Private Placement and use its best efforts to cause the registration statement to become effective within 90 days of final closing. If the registration statement has not been declared effective within 150 days following final closing, the Company has agreed to pay to the investors liquidated damages, payable in cash or common stock, of 1.5% of the purchase price paid by the investor in the 2007 Private Placement and 1% of the purchase price paid by the investor in the 2007 Private Placement for each subsequent 30 day period, with the total of the foregoing capped at 9%. The Company has not filed a registration statement and recognized $82,350 of penalties as of July 31, 2008, which is reflected as interest expense.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE H – SERIES C OFFERING

Series C Offering

On May 9, 2008, the Company completed an initial closing of a Series C Preferred Stock offering (the “Series C Offering”) whereby the Company sold an aggregate of 23,978 shares of its newly created Series C Convertible Redeemable Preferred Stock (the “Series C Preferred Stock”) together with detachable warrants (“Warrants”) to acquire an aggregate of 16,700,200 shares of its common stock to accredited investors as defined by Rule 501 under the Securities Act. Subsequent to July 31, 2008, the Company completed additional closings of the Series C Offering. The per share weighted value of the Warrants to purchase 16,700,200 shares of common stock at $0.75 per share was $0.31. The warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: no dividend yield; expected volatility of 84%; risk free interest rate of 2%; and expected life of 5 years.

According to the terms of the Amended and Restated Certificate of Designations, Preferences and Rights of Series C Convertible Redeemable Preferred Stock (“Series C Certificate of Designation”), the Series C Preferred stock is convertible into shares of the Company’s common stock at an initial rate of 1,000 shares of common stock for each share of Series C Preferred Stock subject to adjustment pursuant to the Series C Certificate of Designation and votes on an as-converted basis together with the Company’s common stock and any class of preferred stock entitled to vote with the Company’s common stock at any annual or special meeting of the Company. On May 9, 2011, the then outstanding shares of Series C Preferred Stock may be redeemed by the Company at its option at a redemption price of the stated value plus accrued but unpaid dividends on the shares of Series C Preferred Stock. Warrants are exercisable for a period of five years from the date of grant at an initial exercise price of $0.75 per share, subject to adjustment for, among other things, stock splits, stock dividends, distributions, reclassifications and sales below the exercise price.

Of the Series C Preferred Stock and Warrants sold, 2008 Bridge Notes in the principal amount of $5,202,292 plus accrued interest thereon were exchanged at a premium of 10% into (i) an aggregate of 11,778 shares of Series C Preferred Stock and Warrants to acquire an aggregate of 5,889,000 shares of common stock, and (ii) bridge Warrants to acquire an aggregate of 4,711,200 shares of common stock (equal to 40% of the number of shares of common stock issuable upon conversion of the Series C Preferred Stock receivable upon conversion of the 2008 Bridge Notes).

In addition, Ronald H. Lane, Ph.D., the Company’s Chairman of the Board and former Chief Executive Officer, converted $100,000 of deferred compensation due under his employment agreement for an investment of like amount in the Series C Offering entitling him to 200 shares of Series C Preferred Stock and Warrants to acquire 100,000 shares of common stock.

Pursuant to a registration rights agreement entered into with purchasers of the Series C Preferred Stock, the Company agreed to use its best efforts to file, within 45 days of the final closing of the Series C Offering, with the Securities and Exchange Commission a registration statement (the “Mandatory Registration Statement”) covering the registration of (i) securities issuable upon exercise of the Warrants and placement agent warrants, (ii) securities issued by way of liquidated damages under the registration rights agreement, (iii) up to 1,000,000 shares of common stock owned by Maneesh prior to May 8, 2008, (iv) 1,000,000 shares of common stock beneficially owned by Harcharan Singh as of May 8, 2008, and (v) 1,000,000 shares of common stock beneficially owned by Ronald Lane as of May 8, 2008 (collectively the “Registrable Securities”). If the registration statement has not been filed within 45 days of final closing of the Series C Offering or declared effective within 195 days following final closing, the Company has agreed to pay to the purchasers liquidated damages, payable in cash or Series C Preferred Stock, of 1% of the purchase price paid by the purchaser in the Series C Offering for each month until the registration statement is declared effective, with the total of the foregoing capped at 10%. If the Mandatory Registration Statement has not been declared effective and the Company receives a request between October 6, 2008 and May 9, 2010 from purchasers who invested at least $500,000 in the Series C Offering that the Company file a registration statement, then the Company shall, subject to certain limitations, file a registration covering the Registrable Securities requested to be registered. Further, if the Mandatory Registration Statement has not been declared effective and the Company files a registration statement for its own account or the account of others then the Company shall, subject to customary cutbacks and restrictions, include in such registration statement the Registrable Securities of the purchasers of the Series C Preferred Stock that request to be included.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE H – SERIES C OFFERING (CONTINUED)

The Company has previously entered into an agreement with its placement agent, as subsequently amended, pursuant to which its placement agent is entitled to (i) a cash commission of 10% of the purchase price of the 2008 Bridge Notes (and in the case of Maneesh and a purchaser of 2008 Bridge Notes in the principal amount of $200,000, 3%) plus warrants to purchase 10% of the number of shares of common stock into which the 2008 Bridge Notes purchased by investors introduced by the placement agent are convertible (and in the case of Maneesh and a purchaser of 2008 Bridge Notes in the principal amount of $200,000, 5%), specifically excluding the 2008 Bridge Notes issued in exchange of convertible bridge notes issued in the Company’s 2007 Bridge Note offering and the Singh Note; and (ii) a cash commission of 10% of the purchase price of the Series C Preferred Stock specifically excluding “roll-overs” from the 2008 Bridge Notes purchased by investors introduced by the placement agent (and 2% in the case of Company introductions, except in the case of Maneesh and Singh’s affiliate where it shall be 3%) plus warrants to purchase 10% of the number of shares into which the Series C Preferred Stock is convertible (excluding “roll-overs” from the 2008 Bridge Notes) purchased by investors introduced by the placement agent (and 5% in the case of Company introductions). The warrants issuable to the placement agent are exercisable for five years from the date of issuance and are to be on the same terms as the purchaser Warrants except that the placement agent’s warrants shall be exercisable on a “cashless” or “net issuance” basis. The per share weighted value of the warrants is $0.31. The warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: no dividend yield; expected volatility 84%; risk free interest rate of 2%; and expected life of five years.

The incremental gross proceeds to the Company from the initial closing of the Series C Offering was $6,000,000 and together with the 2008 Bridge Note offering, the incremental gross proceeds to the Company was $7,565,000.

The Company used the proceeds from the Series C Offering to retire certain outstanding indebtedness. As a consequence, on or around May 12, 2008, the Company repaid an aggregate of $2,445,000 to certain holders of 2005 Bridge Notes and Revised Notes. In addition, the Company repriced warrants to purchase an aggregate of 1,307,492 shares of common stock, issued to such holders, to $0.75 per share and extended the term of such warrants by one year. The Company has further issued an aggregate of 817 shares of Series C Preferred Stock and 1,091,813 shares of common stock in lieu of payment of accrued and unpaid interest under the 2005 Bridge Notes and Revised Notes. In consideration of the aforesaid, the Company has obtained a full release from such holders in connection with the 2005 Bridge Notes and Revised Notes and related transactions including a waiver of the payment of any penalties due under the registration rights agreement entered into with the holders of the 2005 Bridge Notes and Revised Notes.

In addition to the repayment of the 2005 Bridge Notes and Revised Notes, as of July 31, 2008, the Company paid down the following notes: (i) the amount of $560,000 to holders of the 2008 Bridge Notes who did not elect to convert into the Series C Offering reducing the principal amount of the 2008 Bridge Notes to $1,030,000, (ii) the amount of $750,000 of the Copanos Note, reducing the principal amount of the Copanos note to $1,250,000, (iii) the amount of $725,893 in full payment of 2005 Bridge Note held by Bushido in connection with the settlement of a lawsuit brought by Bushido, and (iv) the amount of $40,000 to a holder of a note reducing the principal amount to $40,000.

In connection with the Series C Offering, the Company’s board authorized the following issuances: (i) 2,000,000 shares of restricted common stock to Harcharan Singh, vesting over twenty-four months, with one-third vesting on each of May 9, 2008, May 9, 2009 and May 9, 2010; (ii) 1,000,000 shares of restricted common stock to Ronald Lane, vesting over twenty-four months, with one-third vesting on each of May 9, 2008, May 9, 2009 and May 9, 2010; and (iii) 125,000 shares of common stock and five-year warrants to acquire 250,000 shares of common stock at an initial exercise price of $0.75 per share to the Company’s former directors, William McCormick and Richard Feldheim, who resigned on April 29, 2008. As of July 31, 2008, costs of $897,198 are included in general and administrative expenses of the accompanying statement of operations for the quarter ended July 31, 2008.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE H – SERIES C OFFERING (CONTINUED)

In addition and in connection with the Series C Offering, the board authorized the grant of a warrant to acquire 1,400,000 shares of common stock to John Copanos which together with the previously granted warrant to acquire 2,100,000 shares of common stock, would vest as follows: 1,500,000 shares of common stock vest immediately, 1,000,000 shares of common stock vest on April 28, 2009 and 1,000,000 shares of common stock vest on April 28, 2010.

The lead investor in the Series C Offering was an affiliate of Maneesh which, as of July 31, 2008, invested an aggregate of $6 million in the Series C Offering (including the “roll-over” of a 2008 Bridge Note in the principal amount of $1 million) from its working capital. Subsequent to July 31, 2008, an affiliate of Maneesh invested a further $1 million in the Series C Offering and exchanged $300,000 of expenses for securities issued in the Series C Offering (see Note M). Maneesh is controlled by Vinay Sapte and his brother Maneesh Sapte. Vinay Sapte was appointed to the Company’s board on April 29, 2008 and Maneesh Sapte, together with Jyotindra Gange, both Maneesh designees, became members of the Company’s board on May 23, 2008. Mr. Gange is presently serving as the Principal Executive Officer of the Company on an interim basis. In addition, an affiliate of Mr. Harcharan Singh, invested an aggregate of $2,652,292 in the Series C Offering (including the “roll-over” of a 2008 Bridge Note in the principal amount of $1,652,292) from its working capital and, together with the Maneesh designees, became a member of the Company’s board on May 23, 2008.

NOTE I – STOCK BASED COMPENSATION

On February 11, 2008, David Coffin-Beach resigned as the Company’s President and Chief Operating Officer. No options granted under Mr. Coffin-Beach’s employment agreement vested and by separate agreement Mr.Coffin-Beach was retained as a consultant and was granted (i) a three year option to acquire 125,000 shares of the Company’s common stock at an exercise price of $1.00 per share, and (ii) 125,000 shares of the Company’s common stock.

The per share weighted value of the warrants to purchase 125,000 shares of common stock at $1.00 per share is $0.41. The warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: no dividend yield; expected volatility of 80%; risk free interest rate of 3%; and expected life of five years.

On June 13, 2008, the Company issued to an employee 100,000 shares of its common stock as a performance bonus for the year ended 2007.

NOTE J - CONSULTING AND STRATEGIC ALLIANCE AGREEMENTS

Saggi and Bridge Ventures Consulting Agreements

On February 1, 2007, the Company entered into consulting agreements with each of Saggi Capital Corp. and Bridge Ventures, Inc. (each, a “Consultant”) for the provision of consulting services (including investor relations and strategic consulting) by the Consultants. Under the consulting agreements, each Consultant is entitled to receive $5,000 per month during the term of the agreement and five-year warrants to acquire 200,000 shares of the Company’s common stock, par value $0.001 per share, at an exercise price of $2.00 per share, subject to adjustment in certain circumstances, or on a cashless or net issuance basis. The per share weighted value of the warrants to purchase 400,000 shares of common stock at $2.00 per share is $1.37. The warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: no dividend yield; expected volatility of 153%; risk free interest rate of 4.84%; and expected life of five years. In the fiscal year ended October 31, 2007, the Company recorded a charge of $273,212 for each consultant, to recognize the agreement.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE J - CONSULTING AND STRATEGIC ALLIANCE AGREEMENTS (CONTINUED)

VCG Consulting Agreement

On February 1, 2007, the Company entered into a consulting agreement (the “VCG Agreement”) with VCG & A, Inc. (“VCG”) for the provision of consulting services by VCG that include assisting the Company in its capital raising efforts, the development of an overall business strategy and the purchase of an over-the-counter generic version of Omeprazole (the “Target Product”) as well as to assist the Company in ongoing management, sales and marketing support. Under the VCG Agreement, the Company agreed to pay VCG cash fees and royalties based upon the net sales of the Target Product. In addition, VCG was entitled to receive stock options to purchase 300,000 shares of the Company’s common stock, par value $0.001 per share, at an exercise price of $1.40. The stock options vested immediately upon execution of the VCG Agreement. The per share weighted value of the options to purchase 300,000 shares of common stock at $1.40 per share is $1.39. The options were valued using the Black-Scholes option pricing model with the following weighted average assumptions: no dividend yield; expected volatility of 153%; risk free interest rate of 4.84%; and expected life of five years. In the fiscal year ended October 31, 2007, the Company recorded a charge of $416,475 to recognize the agreement.

On May 1, 2007, the Company issued 1,300,000 share options exercisable for five (5) years at a price equal to the closing share price as at the day prior to the execution of a licensing agreement by the Company to acquire the rights to an Omeprazole type product with the assistance of VCG. The stock options vested immediately upon execution of the VCG Agreement. The per share weighted value of the options to purchase 1,300,000 shares of common stock at $1.35 per share is $1.17. The options were valued using the Black-Scholes option pricing model with the following weighted average assumptions: no dividend yield; expected volatility of 130%; risk free interest rate of 4.67%; and expected life of five years. In the fiscal year ended October 31, 2007, the Company recorded a charge of $1,527,000 to recognize the agreement.

In connection with the VCG Agreement, the Company granted to VCG and its designees five-year warrants to acquire an aggregate of 1,600,000 shares of its common stock at an exercise price of $1.36 per share. Such warrants were issued in lieu of any options issuable under the VCG Agreement described above.

Singh Strategic Alliance

On April 20, 2007, the Company entered into a strategic alliance with Harcharan Singh. In connection with this strategic alliance, the Company and Kirk, entered into a Consulting Agreement with Mr. Singh (the “Consulting Agreement”) and Kirk issued to an affiliate of Mr. Singh, a note in the principal amount of $1,250,000 (the “Singh Note”) (see Note E). Mr. Singh was appointed to the Corporation’s board on May 23, 2008.

During the term of the Consulting Agreement, Mr. Singh is being retained to provide strategic consulting services to the Company. In consideration for these services, Mr. Singh receives a $10,000 monthly retainer, was issued 2,000,000 shares of the Company’s common stock and warrants to purchase a further 1,000,000 shares of the Company’s common stock. In addition, if the Company achieves annual earnings before interest, taxes, depreciation and amortization (EBITA) of at least $20,000,000, then Mr. Singh will be entitled to a further grant of 1,000,000 shares of Company’s common stock and warrants to purchase 500,000 shares of the Company’s common stock. The warrants were exercisable for a period of seven years from the date of grant at an initial exercise price of $2.00, subject to adjustment in certain circumstances, and contain a cashless or net issuance component. In connection with the Series C Offering, the Company reduced the exercise price of the warrants to acquire 1,000,000 shares of the Company’s common stock to $0.75 and eliminated the cashless or net issuance component. The per share weighted value of the warrants to purchase 1,000,000 shares of common stock at $0.75 is $0.36. The warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: no dividend yield; expected volatility of 84%; risk free interest rate of 2% and expected life of seven years. The Company recorded a charge of $1,192,153 for the fiscal year ended October 31, 2007 to recognize the agreement.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE J - CONSULTING AND STRATEGIC ALLIANCE AGREEMENTS (CONTINUED)

On April 3, 2008, accrued consulting fees of $120,000 converted into a 2008 Note (see Note E). Consulting fees amounting to $30,000 and $90,000 for the three and nine months ended July 31, 2008, respectively are included in the accompanying financial statements.

Omeprazole License Agreement

On May 1, 2007, the Company’s subsidiary, Synovics Labs, entered into a License and Supply Agreement dated as of April 11, 2007 with Fluid Air Inc. doing business as PharmPro (“FAI”) for the development and commercialization of the over-the-counter generic version of Omeprazole (the “License Agreement”). According to the License Agreement, FAI granted Synovics Labs, under FAI’s patent rights, an exclusive worldwide license to develop, commercialize and sublicense capsules containing the generic version of over-the-counter Omeprazole (the “Drug Product”). The agreement provided that FAI is to be responsible for developing the Drug Product in accordance with the Drug Product development plan while Synovics Labs is to be responsible for research and development activities and will file in the Company’s name, the appropriate regulatory filings with FAI being responsible for the chemistry, manufacturing and controls review portion of such filings. Once developed and necessary regulatory approvals have been obtained, Synovics Labs is to be responsible for promoting, marketing and distributing the Drug Product supplied exclusively by FAI.

As partial consideration for the rights granted, Synovics Labs paid FAI a license of $500,000 with further payments due upon the completion of certain milestones. Commencing upon the first commercial sale of the Drug Product, the Company is also required to pay to FAI royalties on the net product sales of the Drug Product until the later of (i) the expiration of the last to expire FAI patent rights covering the Drug Product; and (ii) ten years from the first commercial sale of the Drug Product. Unless terminated sooner for cause, the License Agreement will expire on a country by country basis on the expiration of Synovics Labs’ obligation to make royalty payments with respect to such country.

Presently, the Company does not anticipate that it will be proceeding forward with the development and commercialization of Omeprazole with FAI. The Company has been in discussion with FAI and no final resolution has been reached.

Michaels Consulting Agreement

On January 28, 2008, the Company entered into a consulting agreement with Paul Michaels (“Michaels”). In consideration for the consulting services rendered by Michaels, the Company issued an aggregate of 99,990 shares of the Company’s common stock. These shares were valued at $74,925 and were included in the accompanying statement of operations for the nine months ended July 31, 2008.

Maneesh Joint Venture

On June 6, 2008, the Company entered into a Joint Venture Agreement with Maneesh. Under the terms of the joint venture agreement, Maneesh has agreed to provide consulting services to the Company and its subsidiaries for an initial term of one year, which term shall automatically renew for additional one year terms absent notice of non-renewal. Pursuant to the joint venture agreement, the Company has agreed to pay Maneesh a consulting fee of $25,000 per month, plus reimbursement of reasonable and accountable expenses. The joint venture agreement further provides that Maneesh and Kirk may in the future agree to the license by Maneesh to Kirk of the non-exclusive right to manufacture and distribute pharmaceutical products proprietary to Maneesh.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE J - CONSULTING AND STRATEGIC ALLIANCE AGREEMENTS (CONTINUED)

Voting Agreement

Vinay Sapte, Ronald Lane and Harcharan Singh and their respective affiliates are among principal parties to a Voting Agreement dated as of May 9, 2008 entered into upon the initial closing of the Series C Offering. Under the terms of the Voting Agreement, each of the parties agrees to vote all of its shares to ensure that the size of the Company’s board will be five directors (or seven if the board resolves to expand its size to seven). Further, each of the parties agrees to vote its shares in favor of the following designations: (i) one director designated by Ronald Lane and his affiliates (to initially be Dr. Lane), (ii) one director designated by Harcharan Singh and his affiliates (to initially be Mr. Singh), (iii) three directors designated by Maneesh and its affiliates (to initially be Vinay Sapte, Maneesh Sapte and Jyotindra Gange). The Voting Agreement further provides that if the board is expanded to seven directors, then Maneesh and its affiliates shall be entitled to one further designee and Axiom and Indigo Securities LLC (“Indigo”) shall be entitled to designate one director. If certain of the parties to the Voting Agreement cease to beneficially own at least 4% of the outstanding shares of common stock of the Company determined immediately after giving effect to the initial closing of the Series C Offering, then the right of designation applicable to such party shall terminate and the right shall vest in the entire board.

To ensure that the investment by Maneesh and the related transactions are effected as contemplated, the Company entered into an amendment to its Rights Agreement, dated as of September 8, 2006, pursuant to which Maneesh and its affiliates as well as Ronald Lane, Harcharan Singh, Axiom and Indigo and their affiliates will not be considered an “Acquiring Person” as a result of the transactions described herein.

NOTE K - EMPLOYMENT AGREEMENTS

On May 17, 2007, the Company executed an Employment Agreement dated as of January 30, 2007 with Dr. Lane, its former Chief Executive Officer, providing for Lane to serve as the Company’s Chief Executive Officer through January 30, 2010, renewable for an additional one year unless either the Company or Lane provides written notice of termination at least 60 days prior to the end of the term. According to the Lane Employment Agreement, Lane is to receive an annual base salary of $400,000 and, solely at the discretion of the Board, based on his performance and the Company’s financial condition and operating results, a bonus payable in cash or shares of the Company’s common stock. The Lane Employment Agreement further provides that the Board may grant him options under any equity compensation plan in which he is eligible to participate. The Lane Employment Agreement provides that the Company owes Lane an amount to be mutually agreed by them, representing, among other things, accrued, but unpaid salary. Upon the initial closing of the Series C Offering, $100,000 of the deferred compensation was converted for an investment of like amount in the Series C Offering (see Note H).

On July 9, 2007 the Company entered into an employment agreement with Steven Getraer as the Company’s Executive Vice President and Chief Financial Officer. Mr. Getraer’s employment with the Company is for a three year term ending July 9, 2010, renewable for subsequent terms unless earlier terminated by either party. Mr. Getraer is entitled to a base salary of $265,000 per annum, increasing to $280,000 per annum commencing on July 10, 2008 and to $295,000 commencing on July 10, 2009. In addition, Mr. Getraer is entitled to a minimum 10% bonus plus a discretionary fiscal year-end bonus payable in cash and/or shares of the Company’s common stock and was granted options to acquire an aggregate of 600,000 shares of the Company’s common stock exercisable for seven years at an initial exercise price of $2.00 per share and vesting annually in three equal installments, with the first installment vesting on July 10, 2008. The per share weighted value of the options to purchase 600,000 shares of common stock at $2.00 is $0.92. The options were valued using the Black-Scholes option pricing model with the following weighted average assumptions: no dividend yield; expected volatility of 122%; risk free interest rate of 4.97%; and expected life of seven years. The Company may also in its discretion grant Mr. Getraer options pursuant to any eligible equity compensation plan.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE K - EMPLOYMENT AGREEMENTS (CONTINUED)

The Company’s board authorized the repricing of options to acquire the 600,000 shares of common stock held by Mr. Getraer to $0.75 per share and to issue to him additional options to acquire a further 600,000 shares of common stock at an initial exercise price of $0.75 per share, which additional options will vest upon satisfaction of certain performance related criteria. The per share weighted value of the options to purchase 1,200,000 shares of common stock at $0.75 per share is $0.34. The options were valued using the Black-Scholes option pricing model with the following weighted average assumptions: no dividend yield; expected volatility of 84%; risk free interest rate of 2%; and expected life of six years.

NOTE L - LITIGATION

Bushido

On January 18, 2008, the Company received a complaint filed by Bushido Capital Master Fund, L.P. (“Bushido”) and BCMF Trustees, LLC against the Company in the United States District Court, Southern District of New York. The complaint sought recovery of an amount of no less than $579,395 arising from a default by the Company of a Convertible Promissory Note dated October 3, 2005 in the principal amount of $500,000 (the “Bushido Note”). On June 6, 2008, the Company entered into a settlement and general release agreement pursuant to which the Company repaid the unpaid principal and accrued and unpaid interest on the Bushido Note plus agreed upon legal fees in the aggregate amount of $725,893. Further, pursuant to the terms of the settlement, the Company agreed to re-price warrants to acquire 83,333 shares of Company common stock issued to Bushido to $0.75 and extend the expiration date of such warrants to October 3, 2012.

Pamlab

On December 7, 2007, an action was commenced by Pamlab LLC against ANDApharm, and another two co-defendants in the United States District Court, District of Colorado. The complaint, as amended, alleged that ANDApharm’s Folnate Plus product infringed a patent of which plaintiff is a licensee and that the advertising of the product constituted false advertising under the Lanham Act. In the amended complaint, plaintiff sought a preliminary and permanent injunction, treble damages as well as attorneys’ fees and costs. On June 27, 2008, the Company entered into a settlement agreement pursuant to which the Company agreed to immediately cease the manufacture and sale of ANDApharm’s Folnate Plus product. The settlement involved no monetary payment by the Company and no admission of wrongdoing. The Company believes that the terms of the settlement will not have a material effect on the Company’s financial condition or operations.

Nostrum

On June 27, 2008, the Company commenced a lawsuit in the United States District Court for the Southern District of New York against Mulye and Nostrum (Case No. 08-Civ-5861) seeking declaratory judgment for the immediate release to the Company of the Escrow Shares as well as damages for breach of contract and implied covenant of good faith and dealing. On August 13, 2008, Nostrum and Mulye filed an answer and counterclaim to the Company’s complaint and on August 26, 2008 they amended their answer. The counterclaim is seeking declaratory judgment for the immediate release to Nostrum of the Escrow Shares and the issuance to Nostrum of additional shares of common stock such that together with the Escrow Shares will represent 32% of the Company’s outstanding shares on a fully diluted basis. Most recently, on September 5, 2008, Nostrum and Mulye made a motion to the Court to dismiss the Company’s breach of contract and breach of implied covenant of good faith and dealing claims and the Company is in the process of responding to this motion. The Company intends to vigorously prosecute this case and believes its claims against Nostrum and Mulye are meritorious.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE L – LITIGATION (CONTINUED)

Stockbridge

On June 9, 2008, an action was commenced by Stockbridge Capital Investors, Inc. (“Stockbridge”) against the Company in the Superior Court of the State of Arizona in the County of Maricopa. The complaint alleges that the Company breached a letter agreement with Stockbridge by not paying Stockbridge a “success” fee to which it claims entitlement. The complaint seeks damages to be proven at trial together with attorneys’ fees and costs. On September 2, 2008 the Company filed its answer. Based on the allegations in the amended complaint, and the Company’s understanding of relevant facts and circumstances, it believes that the claims made by the plaintiff in this lawsuit are without merit and it intends to vigorously defend against them.

NOTE M – SUBSEQUENT EVENTS

On August 22, 2008, the Company completed an additional closing of its Series C Offering whereby in consideration for $1 million, it sold to an affiliate of Maneesh 2,000 shares of Series C Preferred Stock, together with detachable warrants to acquire an aggregate of 1,000,000 shares of its common stock exercisable at $0.75 per share, subject to adjustment for, among other things, stock splits, stock dividends, distributions, reclassifications and sales below the exercise price. The proceeds from this additional closing were used to repay $750,000 of the Copanos Note and $250,000 of the 2008 Bridge Notes. As of the date hereof, the outstanding balance of the Copanos Note is $500,000 plus accrued interest, and the outstanding balance of the 2008 Bridge Notes is $780,000 plus accrued interest.

On September 11, 2008, the Company sold to Svizera an additional 600 shares of its Series C Preferred Stock, together with detachable warrants to acquire an aggregate of 300,000 shares of its common stock exercisable at $0.75 per share, subject to adjustment for, among other things, stock splits, stock dividends, distributions, reclassifications and sales below the exercise price, in exchange for the cancellation of $300,000 of expense reimbursement due to Svizera.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Synovics Pharmaceuticals, Inc.

We have audited the accompanying consolidated balance sheets of Synovics Pharmaceuticals, Inc. and Subsidiaries as of October 31, 2007 and 2006 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended October 31, 2007, 2006, and 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Synovics Pharmaceuticals, Inc. and Subsidiaries as of October 31, 2007 and 2006 and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2007, 2006, and 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As shown in the consolidated financial statements, the Company has negative working capital of $19,580,426, and has experienced significant losses and negative cash flows. These facts raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in this regard are described in Note 2.

CERTIFIED PUBLIC ACCOUNTANTS

New York, New York
February 13, 2008

SYNOVICS PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	OCTOBER 31,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$-	$2,393,437
Trade receivables	3,206,793	2,037,860
Inventory	1,928,009	2,376,480
Prepaid expenses and other current assets	302,937	922,670
Total Current Assets	5,437,739	7,730,447

PROPERTY
Net of accumulated depreciation of $490,771 & 163,303, respectively	2,024,407	1,642,282

OTHER ASSETS:
Security Deposits	87,548	379,622
Deferred Warrant Fees	-	-
Note receivable	122,158	-
Deferred financing fees	2,899,296	1,967,937
Patents - net of accumulated amortization of $350,687 and $343,113, respectively	1,315,051	15,714,664

Goodwill	11,447,698	11,447,698
Total Other Assets	15,871,751	29,509,921

TOTAL	$23,333,897	$38,882,650

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
Accounts payable	$4,716,702	$3,226,664
Notes payable - shareholders and others	3,250,000	1,000,000
Notes payable	8,175,000	4,087,047
Accrued interest to shareholders and others	4,529,342	1,735,174
Accrued liabilities	2,597,122	1,970,277
Notes payable - bank	1,750,000	1,000,000
Total current liabilities	25,018,166	13,019,162

LONG-TERM LIABILITIES:
Deferred revenues	847,334	980,363
Long term debt, net of current portion	5,450,000	11,500,000
Capital lease obligation, net of current portion	122,523	279,638
Total Liabilities	31,438,023	25,779,163

STOCKHOLDERS' DEFICIENCY
Preferred stock - $.001 par value - authorized, 5,000,000 shares;
591,850 and 591,850 issued and outstanding, respectively
(liquidation preference of $798,998)	798,998	798,998
Common stock - $.001 par value - authorized, 45,000,000 shares;
29,838,186 and 22,681,725 issued and outstanding, respectively	29,838	26,044
Additional paid-in capital	71,537,568	61,876,506
Warrants	4,892,997	4,139,972
Accumulated deficit	(74,261,117)	(53,403,233)
Common stock in treasury	(10,952,410)	(184,800)
Subscription receivable	(150,000)	(150,000)
Total stockholders' equity	(8,104,126)	13,103,487

TOTAL	$23,333,897	$38,882,650

See notes to the consolidated financial statements.

SYNOVICS PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	YEARS ENDED OCTOBER 31,
	2007	2006	2005

REVENUES, net	$23,466,311	$10,516,398	$8,192

COST OF REVENUES	16,837,126	8,158,727	45,289

GROSS PROFIT	6,629,185	2,357,671	(37,097)

OPERATING EXPENSES
Research and development	1,289,833	1,200,000	1,521,508
Selling, general, and administrative	15,603,823	4,776,857	352,960
Total expenses	16,893,656	5,976,857	1,874,468

OPERATING LOSS	(10,264,471)	(3,619,186)	(1,911,565)

OTHER INCOME (EXPENSES):
Other income	12,503	-	13,695
Interest expense, net	(6,400,962)	(3,909,716)	(792,976)
Impairment loss	(4,006,386)	-	-
Loss on disposal of assets	(198,568)	-	-

Total other (expenses) income	(10,593,413)	(3,909,716)	(779,281)

NET LOSS BEFORE PROVISION FOR
INCOME TAX	(20,857,884)	(7,528,902)	(2,690,846)

PROVISION FOR INCOME TAXES	-	-	-

NET LOSS FROM CONTINUING OPERATIONS	(20,857,884)	(7,528,902)	(2,690,846)
NET LOSS FROM DISCONTINUED OPERATIONS	-	-	-
Equity in the loss of InCon Processing, LLC	-	(1,042,119)	(220,414)

NET LOSS	$(20,857,884)	$(8,571,021)	$(2,911,260)

BASIC AND DILUTED NET LOSS PER COMMON SHARE
FROM CONTINUING OPERATIONS	$(1.09)	$(0.29)	$(0.13)
FROM DISCONTINUED OPERATIONS	-	(0.04)	(0.01)

NET LOSS PER SHARE	$(1.09)	$(0.33)	$(0.14)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING	19,070,573	26,044,630	20,094,784

See notes to the consolidated financial statements.

SYNOVICS PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

	Preferred Stock		Common Stock		Warrants		Paid in	Accumulated	Treasury stock		Subscription	Stockholders'
	Shares	Amount	Shares	Amount	Number	Amount	Capital	Deficit	Shares	Amount	Receivable	Equity (Deficit)
Balances, October 31, 2004	591,850	$798,998	16,002,600	$16,002	685,000	$401,191	$39,800,127	$(41,920,952)	-	$-	$-	$(904,634)
Issuance of common stock	-	-	6,679,125	6,679	-	-	14,651,720	-	-	-	-	14,658,399
Warrants issued	-	-	-	-	307,496	461,245	-	-	-	-	-	461,245
Warrants expired	-	-	-	-	(555,000)	(350,786)	350,786	-	-	-	-	-
Options issued	-	-	-	-	-	-	-	-	-	-	-	-
Options canceled	-	-	-	-	(5,600)	-	-	-	-	-	-	-
Net Loss	-	-	-	-	-	-	-	(2,911,260)	-	-	-	(2,911,260)
Balances, October 31, 2005	591,850	798,998	22,681,725	22,681	431,896	511,650	54,802,633	(44,832,212)	-	-	-	11,303,750
Issuance of common stock	-	-	3,362,902	3,363	-	-	7,499,542	-	-	-	-	7,502,905
Warrants issued	-	-	-	-	444,996	300,326	(300,326)	-	-	-	-	-
Warrants expired	-	-	-	-	(10,000)	(405)	405	-	-	-	-	-
Warrants issued in connection with convertible
bridge notes	-	-	-	-	1,075,259	3,328,401	(3,328,401)	-	-	-	-	-
Beneficial conversion feature of convertible
bridge notes	-	-	-	-	-	-	3,202,653	-	-	-	-	3,202,653
Options issued	-	-	-	-	-	-	-	-	-	-	-	-
Options canceled	-	-	-	-	(6,000)	-	-	-	-	-	-	-
Net Loss	-	-	-	-	-	-	-	(8,571,021)	-	-	-	(8,571,021)
Subscription receivable on sale of warrants	-	-	-	-	-	-	-	-	-	-	(150,000)	(150,000)
Acquisition of treasury stock	-	-	-	-	-	-	-	-	59,000	(184,800)	-	(184,800)
Balances, October 31, 2006	591,850	798,998	26,044,627	26,044	1,936,151	4,139,972	61,876,506	(53,403,233)	59,000	(184,800)	(150,000)	13,103,487
Issuance of common stock	-	-	1,095,000	1,095			550,690	-	-	-	-	551,785
Stocks and warrants issued	-	-	-	-	1,712,500	324,473	1,501,114	-	-	-	-	1,825,587
Warrants issued in connection with convertible
debt	-	-	648,506	649	366,664	251,088	-	-	-	-	-	251,737
Warrants issued in connection with note
conversion	-	-	-	-	525,000	177,464	2,270,735	-	-	-	-	2,448,199
Stock and warrants issued for sevices	-	-	2,000,000	2,000	4,900,000	-	5,249,195	-	-	-	-	5,251,195
Stocks and warrants issued for interest	-	-	50,000	50	-	-	89,324	-	-	-	-	89,374
Net Loss	-	-	-	-	-	-	-	(20,857,884)	-	-	-	(20,857,884)
Acquisition of treasury stock	-	-	-	-	-	-	-	-	10,661,000	(10,767,610)	-	(10,767,610)
Balances, October 31, 2007	591,850	$798,998	29,838,133	$29,838	9,440,315	$4,892,997	$71,537,564	$(74,261,117)	10,720,000	$(10,952,410)	$(150,000)	$(8,104,130)

See notes to the consolidated financial statements.

SYNOVICS PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEAR ENDED OCTOBER 31,
	2007	2006	2005
OPERATING ACTIVITIES:
Net loss	$(20,857,884)	$(8,571,021)	$(2,911,260)
Adjustments to reconcile net loss to cash used in operating activities:
Impairment of long lived assets	3,362,837	-	-
Depreciation and amortization	596,634	122,911	32,015
Equity in the loss of joint venture	-	1,042,119	220,414
Stock issued for interest	89,473	-	43,750
Stock and warants issued from note conversion	2,450,774	-	-
Warants issued from convertible debt	251,088	-	-
Stock and warrants based compensation	6,507,842	-	141,250
Amortization of bridge loan discount	(931,359)	1,230,412	40,225
Changes in operating assets and liabilities:
Receivables	(1,168,933)	(113,335)	-
Inventory	448,471	974,229	45,311
Prepaids and other current assets	789,649	(386,222)	(305,577)
Accounts payable	1,490,038	(1,985,106)	(568,364)
Accrued liabilities	626,845	866,346	1,004,150
Accrued Interest	2,794,168	1,735,174	-
Deferred Revenues	(133,029)	(80,932)	-
Net cash used in operating activities	(3,683,386)	(5,165,425)	(2,258,086)

INVESTING ACTIVITIES:
Capital expenditures	(709,593)	(447,939)	(237,809)
Deferred fees associated with acquisition activities	-	-	(112,247)
Acquisition activities	-	(8,800,000)	-
Patent acquisitions	-	(1,144,812)	-
Net cash provided in investing activities	(709,593)	(10,392,751)	(350,056)

FINANCING ACTIVITIES:
Sale of common stock and warrants	1,826,657	5,640,000	507,900
Payment of deferred financing	-	(840,639)	-
Proceeds from debt	6,250,000	13,600,000	1,599,804
Repayment of debt	(3,620,000)	(341,783)	-
Renegotiation of bank note	(2,300,000)	-	-
Repayment of leases	(157,115)	(234,784)	-
Net cash provided by financing activities	1,999,542	17,822,794	2,107,704

NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS	(2,393,437)	2,264,618	(500,438)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,393,437	128,819	629,257

CASH AND CASH EQUIVALENTS, END OF PERIOD	$-	$2,393,437	$128,819

SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING
ACTIVITIES:
Settlement of debt through issuance of common stock	$-	$2,088,244	$2,088,244

See notes to the consolidated financial statements.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2007 AND 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, ORGANIZATION, AND NATURE OF BUSINESS

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Synovics Pharmaceuticals, Inc. and its wholly owned subsidiaries, (collectively the "Company"). All significant inter-company accounts and transactions have been eliminated in consolidation.

ORGANIZATION AND NATURE OF BUSINESS

Synovics Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the development, manufacturing and commercialization of generic over the counter pharmaceutical products and generic prescription drug products. Synovics Pharmaceuticals, Inc. previously called Bionutrics, Inc. was incorporated in Nevada in 1990. The Company has two primary subsidiaries, Kirk Pharmaceuticals, Inc. ("Kirk"), and Andapharm, Inc. ("Andapharm"). Kirk, Inc. manufactures and distributes OTC products developed by or licensed to the company. Andapharm serves as the product research and RX manufacturing arm of the Company with a focus on the development of active compounds for drugs.

CASH AND CASH EQUIVALENTS

The Company considers all liquid investments with an original maturity of three months or less to be cash equivalents. At October 31, 2007, and 2006 cash consisted of cash on deposit with banks and the Company had no cash equivalents.

INVENTORY

The Company's inventory is stated at the lower of cost or market. Cost is determined using the first in first out method.

PROPERTY AND DEPRECIATION

Property and equipment are stated at cost. Major renewals and improvements are capitalized and replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are charged to expense when incurred. When items of property and equipment are retired or otherwise disposed of, the original cost and related accumulated depreciation to date are removed from the accounts and any gain or losses upon retirement or sale is recognized in income. The Company's property consists of, manufacturing equipment, computer equipment leasehold improvements, and furniture and fixtures, which are depreciated for financial reporting purposes using the straight-line method over the estimated useful life of the assets.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2007 AND 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, ORGANIZATION, AND NATURE OF BUSINESS (CONTINUED)

PATENTS

Costs incurred for the application of patents are capitalized and amortized on the straight-line method for 17 years, which is their estimated useful life. These costs are charged to expense if the patent is unsuccessful. The Company continually reviews patents for impairment. If conditions indicate that the carrying value is not recoverable an impairment charge is recognized to reduce the carrying amount to the estimated fair value of the asset. Patents currently capitalized relate to both the processes and products associated with the Company's business.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company continually evaluates the fair value of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No material impairments were determined to have occurred during the years ended October 31, 2007, and 2006.

REVENUE RECOGNITION

The Company generally recognizes product revenue at the time of shipment to the customer. Revenues from services are recorded at the time the service is rendered and/or reimbursable expenses are incurred.

Revenues for the years ended October 31, 2007 and 2006 were derived primarily from services and product sales, the latter of which were from the sales at Kirk and Andapharm from May 22, 2006, the date of acquisition.

RESEARCH AND DEVELOPMENT

The cost of research and development is charged to expense as incurred.

LOAN CLOSING COSTS

In the year ended October 31, 2006, the Company incurred various expenses in connection with obtaining a line of credit bank facility to finance the Kirk and Andapharm acquisitions. These costs are being amortized over 36 months. Amortization expense charged to operations for the years ended October 31, 2007 and October 31, 2006, were $1,049,953 and $885,016, respectively.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2007 AND 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, ORGANIZATION, AND NATURE OF BUSINESS (CONTINUED)

INTANGIBLE ASSETS

Goodwill and intangible assets with indefinite lives are reviewed at least annually for impairment. Management performed its review of the carrying value of the Company's goodwill and other intangible assets and determined that there was no impairment as of October 31, 2007, 2006 and 2005. Accordingly, the carrying value of the Company's goodwill and other intangible assets represents goodwill and licensed technology.

STOCK-BASED COMPENSATION

Beginning with stock options and warrants granted in 2003, the Company has accounted for stock-based compensation in accordance with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," which provided guidance for the recognition of compensation expense as it related to the issuance of stock options and warrants. In addition, the Company adopted the provisions of SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of SFAS No. 123." SFAS No. 148 amended SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation provided by SFAS No. 123. As permitted by SFAS No. 148, the Company has adopted the fair value method recommended by SFAS No. 123 to effect a change in accounting for stock-based employee compensation. In addition, the Company adopted the provisions of SFAS No. 123R, "Share-Based Payment," which revised SFAS No. 123 to require all share-based payments to employees, including grants of employee stock options, to be recognized based on their fair values.

INCOME TAXES

The Company accounts for income taxes using the liability method. The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Any resulting deferred tax assets or liabilities are adjusted to reflect changes in tax laws as they occur.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the allowance for doubtful accounts.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2007 AND 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, ORGANIZATION, AND NATURE OF BUSINESS (CONTINUED)

REGISTRATION RIGHTS AGREEMENT

The Company entered into a registration rights agreement in connection with the sale of the 2005 convertible bridge notes. The agreement provided that the Company files a Registration Statement with the SEC that covers the resale of 125% of the Registerable Securities, as defined, (the shares issuable upon conversion at the initial current conversion price and upon exercise of related warrants at the initial exercise price) (the "MANDATORY REGISTRATION STATEMENT").

If the Mandatory Registration Statement was not declared or ordered effective within one hundred twenty (120) days after the Closing, the Company was to pay each investor a fee equal to 1% of the purchase price paid by such Investor for the Securities plus the aggregate exercise price of the Warrants and the Placement Agent Warrants for the first two thirty (30) day periods after such failure and 2.5% of such amount for each subsequent thirty 30 day period (pro rata, in each case, for partial months). Any such payments were to be made at the end of each calendar month until the date that the Mandatory Registration Statement was declared effective. Those payments may be made, at the election of the Company, in cash or in additional shares of Series A Preferred Stock valued at the Original Purchase Price. There is no cap on the maximum amount of the penalties that could be payable under the agreement. The Company recognized the penalties, if any, incurred under the registration rights agreement as interest expense in the period in which they are incurred. The Company has failed to have an effective registration statement as defined under the agreement and recognized $2,195,064 and $914,549 of penalties during the year ended October 31, 2007 and October 31, 2006 respectively, which are reflected as interest expense.

CONCENTRATIONS AND CREDIT RISK

CASH

The Company maintains cash balances in banks, which, at times, may exceed the limits of amounts insured by the Federal Deposit Insurance Corporation (FDIC); however, because deposits are maintained at high quality financial institutions, management does not believe that there is a significant risk of loss of uninsured amounts.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2007 AND 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, ORGANIZATION, AND NATURE OF BUSINESS (CONTINUED)

CONCENTRATIONS AND CREDIT RISK (CONTINUED)

CASH (Continued)

The Company has customers that accounted for over 10 percent of revenues in the years ended October 31, 2007, and 2006. The percentages by customer are as follows:

	2007	2006

Customer A	21.9%	33.4%
Customer B	21.3%	27.5%
Customer C	11.0%	6.8%
	54.2%	67.7%

The concentration of accounts receivables with customer owing more than 10% is:

	2007	2006

Customer A	24.1%	30.8%
Customer B	21.0%	26.2%
Customer C	10.4%	0.0%
	55.5%	57.0%

NEW ACCOUNTING PRONOUNCEMENTS NOT YET EFFECTIVE

In June 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes," an interpretation of FASB Statement No. 109 ("FIN 48"), which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position may be recognized only if it is "more likely than not" that the position is sustainable on its technical merits. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The Company does not expect FIN 48 will have a material effect on its consolidated financial condition, results of operations or cash flows.

In September 2006, the FASB issued FASB Statement No. 157 "Fair Value Measurements" ("FASB No. 157") which relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. The provisions of FASB No. 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not expect this statement to have a material effect on its consolidated financial condition, results of operations or cash flows upon adoption.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2007 AND 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, ORGANIZATION, AND NATURE OF BUSINESS (CONTINUED)

NEW ACCOUNTING PRONOUNCEMENTS NOT YET EFFECTIVE (CONTINUED)

In September 2006, the SEC issued Staff Accounting Bulletin 108, "Considering The Effects Of Prior Year Misstatements When Quantifying Misstatements In Current Year Financial Statements", which provides guidance regarding the process of quantifying financial statements misstatements for the purpose of materiality assessment. The provisions are effective for fiscal years ending on or after November 15, 2006. This bulletin did not have a material effect on its consolidated financial condition, results of operations or cash flows upon adoption.

In February 2007, the FASB issued FASB Statement No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115," ("FASB No.159") which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. FASB No. 159 is expected to expand the use of fair value measurement, which is consistent with the Board's long-term measurement objectives for accounting for financial instruments. FASB No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. FASB No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. FASB No. 159 does not establish requirements for recognizing and measuring dividend income, interest income, or interest expense. FASB No. 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements, included in FASB Statements No. 157, "Fair Value Measurements, and No. 107, Disclosures about Fair Value of Financial Instruments." FASB No. 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. The Company has not yet completed its assessment of the impact upon adoption of FASB No. 159 on its consolidated financial condition, results of operations or cash flows.

RECLASSIFICATIONS

Certain accounts and amounts in the 2005 and 2006 financial statements have been reclassified in order to conform to the 2007 presentation. These reclassifications have no effect on net income.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2007 AND 2006

NOTE 2 - BASIS OF PRESENTATION

GOING CONCERN AND OPERATING PLANS

The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern. Under that assumption, it is expected that assets will be realized and liabilities will be satisfied in the normal course of business. However, the Company has experienced significant operating losses and negative cash flows from operations in each of the last two years ended October 31, 2007, and 2006. The Company has sustained cumulative losses of approximately $74 million through October 31, 2007 and has a working capital deficit of approximately $18.9 million at that date. Management has adopted a plan of action that it believes will address its current financial requirements and enables it to achieve a more sound financial condition. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets and liabilities as might be necessary if the Company is unable to continue as a going concern.

Substantial doubts have been raised about the Company's ability to continue as a going concern. As shown in the accompanying financial statements, the Company has recurring losses and negative cash flows from operations. Management is currently attempting to secure additional financing through private placements and negotiating long-term contracts. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to maintain adequate financing, and ultimately to attain successful operations.

NOTE 3 - ACQUISITION

In July 2005, the Company entered into a Purchase Agreement (the "Kirk Purchase Agreement") to acquire Kirk Pharmaceuticals, LLC, and its affiliate, ANDAPharm, LLC (collectively, "Kirk") for $12,000,000. Kirk is a Florida based pharmaceutical company that manufactures over-the-counter ("OTC") and generic prescription drugs in its FDA and DEA approved facility.

On May 22, 2006, the Company consummated the acquisition of Kirk, and is currently working with Kirk’s existing management to integrate the two companies. The Company anticipates that Kirk will provide potential cash flow from its operations to fund some of the Company’s planned clinical trials and will be the designated manufacturing facility for the Company.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2007 AND 2006

NOTE 3 – ACQUISITION (CONTINUED)

The Company has accounted for this acquisition using the purchase method. The purchase price of the acquisition is set forth below:

Cash on closing	$9,000,000
Note payable to sellers	3,000,000
Estimated transaction costs incurred	552,000
Total purchase price	$12,552,000

Assets Acquired:
Current assets	$5,437,675
Non-current assets	1,378,655
Liabilities assumed	(5,712,028)
Net assets acquired	1,104,302

Cost in excess of net assets acquired
(recorded goodwill)	11,447,698

Total estimated fair value of net assets
acquired and recorded goodwill	$12,552,000

NOTE 4- PLACEMENT AGENCY AGREEMENT 2005

On September 27, 2005, the Company entered into a Placement Agency Agreement with Indigo Securities LLC, ("Indigo") whereby, Indigo agreed to act as the Company's agent in connection with sales by the Company of: (i) from $5,000,000 to $10,000,000, face amount of the Company's 10% Senior Notes, to be offered together with warrants, (ii) Financing by the Company of up to $2,500,000, face amount of the Company's 9% Convertible Bridge Notes (the "Bridge Notes"), to be offered together with warrants (the "Bridge Warrants", the "Bridge Financing") and (iii) up to $5 million of Series A Convertible Preferred Stock ("Series A Preferred Stock") together with warrants, all of which offered on terms and conditions agreed upon by the parties. As of the date hereof, the Company issued $4,845,000 under the 9% Convertible Bridge Notes as part of the Bridge Financing. No Series A Convertible Preferred Stock has been issued.

On May 23, 2006, the Company provided written notice that it was terminating its Placement Agency Agreement. All fees paid thereto by the Company under the Placement Agency Agreement in connection with the Bridge Note Placement were retained by the Placement Agent.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2007 AND 2006

NOTE 5- SALES AGREEMENT OF INCON PROCESSING, LLC

On April 2006, the Company together with Asia Pacific Investment Holdings Limited ("Asia Pacific") completed the sale of their respective interests in InCon Processing, LLC ("InCon"), to John Palmer and N.P. Shaikh. The InCon operation was deemed by the Company to no longer be an important element in its current business strategy. The sale provides for the distribution to the sellers of future Earnings Before Interest, Depreciation and Amortization (EBITDA) in the total amount of $600,000, the assignment of certain tocotrienol processing technology and the conveyance of the respective interest of Messrs. Palmer and Shaikh in Bali Holding, LLC, a holding company that has Synovics restricted common stock, of which 118,000 shares would accrue to the sellers. The sale proceeds noted above would be split between Synovics and Asia Pacific when distribution was made. The sale proceeds were shared by the Company.

NOTE 6 - INVENTORY

As of October 31, 2007, and 2006 inventory consists of:

	2007	2006

Finished goods	$ 203,409	$ 445,377
Work in Process	515,120	101,127
Raw materials	1,209,480	1,829,976
	----------	----------
	$1,928,009	$2,376,480
	==========	==========

NOTE 7 - INTANGIBLE ASSETS

Intangible Assets consists of long term rights to profits on revenues from sales of one of the company’s products. These rights were purchased in May, 2006 from a company that was in partnership for the specific product. This asset is being amortized over the estimated life of the product (five years). As of October 31, 2007 the unamortized balance is $654,132.

In addition, the Company has patents in the amount of $1,005,712. These patents are being amortized over their useful life.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2007 AND 2006

NOTE 8 - PROPERTY AND EQUIPMENT

Property and equipment at October 31, 2007 and 2006 consists of the following:

	2007	2006

Leasehold Improvements	$415,443	$260,419
Machinery & Equipment	1,879,699	1,406,170
Computers and Software	220,036	138,996
	$2,515,178	$1,805,585
Less Accumulated Depreciation	(490,771)	(163,303)
	$2,024,407	$1,642,282

Depreciation expense was $327,468, $92,614 and $14,138 for the years ended October 31, 2007, 2006 and 2005, respectively.

NOTE 9 - NOTE PAYABLE - BANK

In May 2006, the Company entered into a bank financing as senior secured debt in the principal amount $10,500,000. Of the principal, $5,250,000 could only be utilized for working capital purposes, the amount borrowed to equal 70% of the value of fully paid inventory and the accounts receivable and 100% of the cash in the accounts maintained by the borrower at the bank. The interest rate is 1% above the bank's prime rate (9.25% at October 31, 2007). Interest is payable monthly. In September, 2007 the amount of the loan was reduced by the amount held back for working capital purposes.

Future maturities of notes payable - bank are as follows:

2008	$1,750,000
2009	2,750,000
2010	2,700,000
$7,200,000

Interest expense under the note payable was $931,829, $143,347 and 0, for the years ended October 31, 2007, 2006 and 2005, respectively.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2007 AND 2006

NOTE 10 - NOTES PAYABLE - SHAREHOLDERS AND OTHER RELATED PARTIES

The Company entered into a promissory note in the principal amount of $3,000,000 with the seller as partial consideration for the acquisition of Kirk and AndaPharm. During the year ended October 31, 2007, $1,000,000 was repaid to the seller. The note was subsequently amended in 2007. The remaining $2,000,000 of the note is due on January 15, 2008 ($1,500,000) and August 15, 2008 ($500,000). The payment due on January 15, 2008 was not made and is overdue. The current interest rate on the unpaid principal is 12% per annum As of October 31, 2007 there was unpaid interest of $300,840, which has been included in these financial statements. Interest expense under the note payable was $201,042, $99,798 and $0 for the years ended October 31, 2007, 2006 and 2005, respectively.

On April 20, 2007, the Company entered into a Consulting Agreement with Harcharan Singh and Kirk issued a promissory note to an affiliate of Mr. Singh, in the principal amount of $1,250,000 in exchange for cash equal to such principal amount. The Note was due on September 12, 2007 and is currently outstanding The note accrues interest at the rate of 15% per annum. As of October 31, 2007, there was unpaid interest of $95,833 included in these financial statements.

The Note is exchangeable for 1,250,000 units of the registrant's 2007 Bridge Financing, or two million shares of common stock at the holder’s option.

Interest expense under the note payable was $201,042, $99,798 and 0, for the years ended October 31, 2007, 2006 and 2005, respectively.

NOTE 11 – OTHER NOTES PAYABLE

Other notes payable consists of the following:

	2007	2006

2005 Convertible Bridge Notes	$2,945,000	$4,545,000
2007 Bridge Notes	$3,450,000	$0
2007 Customer Note	$1,500,000	$0
Other	$280,000	$0

Total	$8,175,000	$4,545,000

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2007 AND 2006

NOTE 11 – OTHER NOTES PAYABLE (CONTINUED)

2005 Convertible Bridge Notes

In October 2005, the Company began issuing convertible bridge notes ("2005 Notes") of which $ 4,545,000 had been issued through October 31, 2006. In 2007, $1,600,000 was repaid. The 2005 Notes bear interest at 9% per annum and are convertible at $3.00 per share at the option of the holder. The Bridge Notes matured 18 months from the date of issuance. In the event the Company consummates a "Qualified Equity Financing" prior to the eighteen (18) month anniversary of the Issuance Date, the Maturity Date of the Note shall be extended to the third anniversary of the Issuance Date. The Company has not timely met its obligations for the payment of principal and interest under such notes. Further, the Company has not timely complied with its registration requirement relating to shares of common stock issuable in connection with the offering of the notes and the related warrants. The Company is currently in discussions with a number of holders of such notes with respect to the resolution of these issues.

In connection with the issuance of the Bridge Notes, the Company also issued detachable stock purchase warrants to purchase 807,493 shares of common stock at$4.00 per share. The warrants expire three years from the date of issuance. Based on the relative fair values, the Company has attributed $ $ 1,429,540 of the total proceeds to the warrants and has recorded the warrants as additional paid-in capital and discount to the Bridge Notes. The resulting discount on the Bridge Notes is being amortized over the term of the Bridge Notes as interest expense.

The Company did not pay the accrued interest due to the holders of the Bridge Notes on September 1, 2006. The default on the interest resulted in an increase of the interest rate to increase to per annum retroactive to the date of the convertible note on the unpaid principal outstanding.

In November 2005, the Company issued $450,000 of 9% convertible bridge notes along with detachable warrants to certain investors under the Indigo Placement Agency Agreement. The convertible notes are convertible into common stock at a price per share, which was below the estimated fair value of the Company's common stock at the date of issuance of the notes. Accordingly, the Company recorded a "non-cash beneficial conversion charge" of $57,351 as additional interest expense, to be amortized over the term of the notes.

In December 2005, the Company issued $200,000 of 9% convertible bridge notes along with detachable warrants to certain investors under the Indigo Placement Agency Agreement. The notes are convertible into common stock at $2 per share, which was below the estimated fair value of the Company's common stock at the date of issuance of the notes. Accordingly, the Company recorded a "non-cash beneficial conversion charge" of $78,852 as additional interest expense, to be amortized over the term of the notes.

In January 2006, the Company issued $100,000 of 9% convertible bridge notes along with detachable warrants to certain investors under the Indigo Placement Agency Agreement. The notes are convertible into common stock at $3 per share, which was below the estimated fair value of the Company's common stock at the date of issuance of the notes. Accordingly, the Company recorded a "non-cash beneficial conversion charge" of $16,898 as additional interest expense, to be amortized over the term of the notes.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2007 AND 2006

NOTE 11 – OTHER NOTES PAYABLE (CONTINUED)

Customer Note

On August 31, 2007, Kirk Pharmaceuticals a wholly-owned subsidiary of the Company, issued an unsecured Promissory Note in favor of CB Distributors, Inc. in the amount of $1,500,000 together with interest per annum rate equal to 8%. With extensions, this note is due January, 31, 2008. This note is still outstanding. The Company is in discussion with the holder as to settlement of the note.

2007 Bridge Notes

Beginning on July 5, 2007, the Company and Kirk Pharmaceuticals, LLC ("KIRK") debt financing, whereby Kirk issued convertible bridge notes in the principal amount of $3,450,000 to accredited investors as defined by Rule 501 under the Securities Act of 1933, as amended.

The bridge notes bear interest at 6% per annum increasing to 18% in the case of an event of default and have a maturity date of six months from the issuance date, unless earlier converted. Upon the closing of a qualified equity financing, the bridge notes automatically convert into the Company's future Series C Preferred Stock to be issued in a qualified equity financing at a premium of 110% of the unpaid principal and interest of the bridge notes. In addition, upon closing of the qualified equity financing, holders of the bridge notes are entitled to receive common stock purchase warrants of the Company at an exercise price and other terms identical to the warrants to be issued in the qualified equity financing. The amount of common stock into which the common stock purchase warrants are exercisable ranges from 40% to 50% of the number of shares of common stock issuable to bridge note holders upon conversion of the Series C Preferred Stock receivable upon conversion of the bridge notes, with the range depending on the timing of the initial closing of the qualified equity financing.

The bridge notes have been secured by a pledge by Ronald H. Lane, the Company's Chief Executive Officer and Chairman of the Board, of 2,000,000 shares of common stock of the Company owned by Mr. Lane. In addition, the Company agreed to issue 1,000,000 shares of its future Series B Convertible Preferred Stock to be held by Axiom Capital Management, Inc. as nominee of the bridge note holders. The Series B Convertible Preferred Stock will be convertible into the Company's common stock on a 1:15 basis in the event of default under the bridge notes, will have full ratchet anti-dilution protection, will be surrendered upon the completion of the qualified equity financing, will have voting rights on an as converted basis and will be non-transferable other than in an event of default under the bridge notes. The interest on the late registration of the S-3 for the periods was $2,195,064, in the year ended October 31, 2007. The interest expense for the deferred fees associated with the convertible notes for the periods ended October 31 2007 and 2006 were $1,049,953 and $885,016, respectively.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2007 AND 2006

NOTE 12 - 2007 PRIVATE PLACEMENT

During January and February 2007, the Company completed closings of a private placement ("2007 Private Placement"), whereby the Company sold an aggregate of 1,575,000 units ("Units") to accredited investors. Of the 1,575,000 Units sold, 450,000 Units were exchanged in lieu of repayment of notes issued in the 2006 Bridge Note Financing in the principal amount of $450,000.

The price per Unit was $1.00 and each Unit consisted of (i) one share of common stock of the Company, par value $0.001 per share (the "Common Stock"); and (ii) a warrant to purchase, at any time prior to the third anniversary following the final closing of the Private Placement, one share of Common Stock at an exercise price of $3.00 per share, subject to adjustment in certain instances; except that with respect to 75,000 Units, the warrant is exercisable for half a share of Common Stock at an exercise price of $1.50. The warrants are also redeemable by the Company where the exercise price exceeds a certain amount.

The per share weighted value of the warrants to purchase 1,575,000 shares of common stock at $3.00 per share was between $0.98 and $1.32. The warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: no dividend yield; expected volatility between 153% and 155%; risk free interest rate of between 4.63% and 4.9%; and expected life of three years.

The subscription agreement requires the Company to file a registration statement, covering the securities sold in the 2007 Private Placement within 30 days of final closing of the 2007 Private Placement and use its best efforts to cause the registration statement to become effective within 90 days of final closing. If the registration statement has not been declared effective within 150 days following final closing, the Company has agreed to pay to the investors liquidated damages, payable in cash or common stock, of 1.5% of the purchase price paid by the investor in the 2007 Private Placement and 1% of the purchase price paid by the investor in the 2007 Private Placement for each subsequent 30 day period, with the total of the foregoing capped at 9%. These penalties are currently accruing.

NOTE 13 - CONSULTING AND STRATEGIC ALLIANCE AGREEMENTS

On February 1, 2007, the Company entered into consulting agreements with each of Saggi Capital Corp. and Bridge Ventures, Inc. (each, a "Consultant") for the provision of consulting services (including investor relations and strategic consulting) by the Consultants. Under the consulting agreements, each Consultant is entitled to receive $5,000 per month during the term of the agreement and five-year warrants to acquire 200,000 shares of the Company's common stock, par value $0.001 per share, at an exercise price of $2.00 per share, subject to adjustment in certain circumstances, or on a cashless or net issuance basis. The per share weighted value of the warrants to purchase 400,000 shares of common stock at $2.00 per share is $1.37. The warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: no dividend yield; expected volatility of 153%; risk free interest rate of 4.84%; and expected life of five years. The Company recorded a charge of $273,212 for each consultant, to recognize the agreement.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2007 AND 2006

NOTE 13 - CONSULTING AND STRATEGIC ALLIANCE AGREEMENTS (CONTINUED)

On February 1, 2007, the Company entered into a consulting agreement (the "VCG Agreement") with VCG & A, Inc. ("VCG") for the provision of consulting services by VCG that include assisting the Company in its capital raising efforts, the development of an overall business strategy and the purchase of an over the counter generic version of Omeprazole (the "Target Product") as well as to assist the Company in ongoing management, sales and marketing support. Under the VCG Agreement, the Company agreed to pay VCG cash fees and royalties based upon the net sales of the Target Product. In addition, VCG is entitled to receive stock options to purchase 300,000 shares of the Company's common stock, par value $0.001 per share, at an exercise price of $1.40. The stock options vested immediately upon execution of the VCG Agreement. The per share weighted value of the options to purchase 300,000 shares of common stock at $1.40 per share is $1.39. The options were valued using the Black-Scholes option pricing model with the following weighted average assumptions: no dividend yield; expected volatility of 153%; risk free interest rate of 4.84%; and expected life of five years. The Company recorded a charge of $416,475 to recognize the agreement. On May 1, 2007, the Company issued 1,300,000 share options exercisable for Five (5) years at a price equal to the closing share price as at the day prior to the execution of a licensing agreement by the Company to acquire the rights to an Omeprazole type product with the assistance of VCG. These share options shall survive termination or non-renewal of this agreement. The stock options vested immediately upon execution of the VCG Agreement. The per share weighted value of the options to purchase 1,300,000 shares of common stock at per share is $1.17. The options were valued using the Black-Scholes option pricing model with the following weighted average assumptions: no dividend yield; expected volatility of 130%; risk free interest rate of 4.67%; and expected life of five years. The Company recorded a charge of $1,527,000 to recognize the agreement.

On April 20, 2007, the Company entered into a strategic alliance with Harcharan Singh ("Singh"). In connection with this strategic alliance, the Company and its subsidiary, Kirk, entered into a Consulting Agreement with Singh (the "Consulting Agreement") and Kirk issued to 2133820 Ontario, Inc., an affiliate of Singh, a note in the principal amount of $1,250,000 (the "Singh Note"). During the term of the Consulting Agreement, Singh is being retained to provide strategic consulting services to the Company and will participate as an observer of the Company's board meetings. In consideration for these services, Singh is to receive a $10,000 monthly retainer commencing May 31, 2007, was issued 2,000,000 shares of the Company's common stock and warrants to purchase a further 1,000,000 shares of the Company's common stock. In addition, if the Company achieves annual earnings before interest, taxes, depreciation and amortization (EBITA) of at least $20,000,000, then Singh will be entitled to a further grant of 1,000,000 shares of Company's common stock and warrants to purchase 500,000 shares of the Company's common stock. The warrants are exercisable for a period of seven years from the date of grant at an initial exercise price of $2.00, subject to adjustment in certain circumstances, and contain a cashless or net issuance component. The per share weighted value of the warrants to purchase 1,000,000 shares of common stock at $2.00 is $1.19 The warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: no dividend yield; expected volatility of 133%; risk free interest rate of 4.62% and expected life of seven years. The Company recorded a charge of $1,192,153 to recognize the agreement.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2007 AND 2006

NOTE 13 - CONSULTING AND STRATEGIC ALLIANCE AGREEMENTS (CONTINUED)

In addition, the Company issued a note to Singh note (the "Singh Note") in conjunction with the Consulting Agreement, which bears interest of 15% per annum with interest payments payable monthly commencing May 1, 2007 and matures on September 12, 2007. The Singh Note is exchangeable into equity of the Company under certain circumstances.

NOTE 14 - EMPLOYMENT AGREEMENTS

On April 18, 2007, the Company entered into an employment agreement with David Coffin-Beach, Ph.D. as the Company's President and Chief Operating Officer. According to Coffin-Beach's employment agreement, Mr. Coffin-Beach's employment with the Company is for a three year term ending April 18, 2010 and may be automatically renewed for additional one year periods. Mr. Coffin-Beach is entitled to a base salary of $300,000 per annum and a discretionary year end bonus payable in cash and/or shares of the Company's common stock. In addition, Mr. Coffin-Beach was granted options to acquire an aggregate of 1,500,000 shares of the Company's common stock exercisable for seven years at an initial exercise price of $2.00 per share and vesting annually in three equal installments, with the first installment vesting on April 18, 2008. The per share weighted value of the options to purchase 1,500,000 shares of common stock at $2.00 is $1.19 The options were valued using the Black-Scholes option pricing model with the following weighted average assumptions: no dividend yield; expected volatility of 133%; risk free interest rate of 4.62%; and expected life of seven years. The Company may also in its discretion grant Mr. Coffin-Beach options pursuant to any eligible equity compensation plan.

On May 17, 2007, the Company executed an Employment Agreement dated as of January 30, 2007 with Ronald H. Lane ("Lane"), its Chief Executive Officer, providing for Lane to serve as the Company's Chief Executive Officer through January 30, 2010, renewable for an additional one year unless either the Company or Lane provides written notice of termination at least 60 days prior to the end of the term. According to the Lane Employment Agreement, Lane is to receive an annual base salary of $400,000 and, solely at the discretion of the Board, based on his performance and the Company's financial condition and operating results, a bonus payable in cash or shares of the Company's common stock. The Lane Employment Agreement further provides that the Board may grant him options under any equity compensation plan in which he is eligible to participate. The Lane Employment Agreement provides that the Company owes Lane an amount to be mutually agreed by them (, representing, among other things, accrued, but unpaid salary.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2007 AND 2006

NOTE 14 - EMPLOYMENT AGREEMENTS (CONTINUED)

On July 9, the Company entered into an employment agreement with Steven Getraer as the Company's Executive Vice President and Chief Financial Officer. Mr. Getraer agreed to employment with the Company is for a three year term ending July 9, 2010, renewable for subsequent terms unless earlier terminated by either party. Mr. Getraer is entitled to a base salary of $265,000 per annum, increasing to $280,000 per annum commencing on July 10, 2008 and to $295,000 commencing on July 10, 2009. In addition, Mr. Getraer is entitled to a discretionary fiscal year-end bonus payable in cash and/or shares of the Company's common stock and was granted options to acquire an aggregate of 600,000 shares of the Company's common stock exercisable for seven years at an initial exercise price of $2.00 per share and vesting annually in three equal installments, with the first installment vesting on July 10, 2008. The per share weighted value of the options to purchase 600,000 shares of common stock at $2.00 is $0.92. The options were valued using the Black-Scholes option pricing model with the following weighted average assumptions: no dividend yield; expected volatility of 122%; risk free interest rate of 4.97%; and expected life of seven years. The Company may also in its discretion grant Mr. Getraer options pursuant to any eligible equity compensation plan.

NOTE 15 - STOCKHOLDERS' DEFICIT

COMMON STOCK

The Company has authorized 45,000,000 shares of common stock, with a par value of $0.001 per share. During the year ending October 31, 2007, the Company issued 3,793,556 shares as follows:

SHARES ISSUED	CONSIDERATION

2,000,000	Consulting arrangement with Harcharan Singh.
1,793,556	Settlement of interest, debt and other considerations.

PREFERRED STOCK

The Company has authorized 5,000,000 shares of Series A Convertible Preferred Stock, with a par value of $0.001 per share. The 591,850 outstanding shares were issued prior to November 1, 2001 as consideration for the cancellation of $798,998 of debt and accrued interest thereon that was owed to a director. The shares have a cumulative annual dividend of $0.108 per share and a liquidation value of $6.75 per share, and each share is convertible into one-fifth of a share of common stock. The preferred shares have a dividend and a liquidation preference over common shares. No dividend on the preferred shares outstanding has ever been declared or paid and dividends in arrears amounted to $451,992 at October 31, 2007.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2007 AND 2006

NOTE 15 - STOCKHOLDERS' DEFICIT (CONTINUED)

STOCK-BASED COMPENSATION

As of October 31, 2007, the Company had authorized 570,000 common shares for issuance under (the "1996 Plan"), pursuant to options granted or which may be granted to key personnel, consultants, and independent contractors. Under the 1996 Plan, incentive stock options may be granted to purchase its Nonqualified 1996 Stock Option Plan common stock at 100% (110% for an optionee who is a 10% stockholder) of the fair market value of the stock on the date of grant. Stock options are exercisable for a period of up to ten years from the date of grant (five years for an option granted to a 10% stockholder). All participants are eligible to receive stock awards and stock appreciation rights, as to be determined by the Company's Board of Directors. No stock awards or stock appreciation rights have been granted under the Plan.

A summary of transactions for non-employee stock options and warrants for the years ended October 31, 2007, 2006 and 2005 is as follows:

			Weighted	Average
	Number of	Option Price	Remaining	Exercise
	Shares	Range	Life	Price
OPTIONS AND WARRANTS	576,600	$1.00 - $20.13	2.8	$1.43
OUTSTANDING, AS OF
October 31, 2004
Warrants issued	307,496	$4.00	3	$4.00
Warrants canceled	(555,000)	$1.00	-	$1.00
Options issued	-		0	0
Options canceled	(5,600)	$18.13	-	$18.13
OPTIONS AND WARRANTS	323,496	$3.00-$5.00	2.9	$3.99
OUTSTANDING, AS OF
October 31, 2005
Warrants issued	1,520,255	$4.00 - $6.00	2.5	$5.00
Warrants canceled	(10,000)	$3.00 - $3.13	-	$3.07
Options issued	-	-	-	-
Options canceled	(6,000)	$5.00	0	$5.00
OPTIONS AND WARRANTS	1,827,751	$3.00 - $6.00	2.4	$4.60
OUTSTANDING, AS OF
October 31, 2006
Warrants issued	4,654,164	$1.35 - $3.00	4.40	$1.71
Warrants canceled
Options issued
Options canceled
OPTIONS AND WARRANTS	6,481,915	$1.35 - $6.00	3.48	$2.59
OUTSTANDING, AS OF
October 31, 2007

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2007 AND 2006

NOTE 15 - STOCKHOLDERS' DEFICIT (CONTINUED)

STOCK-BASED COMPENSATION (CONTINUED)

	2007	2006	2005
Options exercisable, end of fiscal year	0	0	6,000
Warrants exercisable, end of fiscal year	6,481,915	1,827,751	317,496
Weighted average fair value of options granted during the year	$0.00	$0.00	$0.00
Weighted average fair value of warrants granted during the year	$5.00	$5.00	$3.99

Additional information regarding options and warrants outstanding as of October 31, 2007 is as follows:

WEIGHTED

RANGE OF	NUMBER	WEIGHTED	WEIGHTED AVERAGE	EXERCISABLE
EXERCISE	OUTSTANDING	AVERAGE	REMIANING
PRICES		EXERCISE	CONTRACTUAL LIFE
		PRICE	(YEARS)
$1.35 - $6.00	8,701,915	$2.59	3.48	6,481,915

In accordance with the methodology prescribed under SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company did not recognize any compensation expense related to non-employee stock options in 2006, 2005, or 2004. Compensation expense of $0, $0, and $0 related to employee stock options was recognized in 2007, 2006, or 2005, respectively.

The fair value of each employee-nonemployee option and warrant was calculated on the date of grant using the Black-Scholes model with the following weighted average assumptions:

YEAR ENDED OCTOBER 31	RISK FREE INTEREST	VOLATILITY	DIVIDEND
		RATE	YIELD
2007	4.97%	135%	0
2006	4.48%	225%	0
2005	3.13%	550%	0

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2007 AND 2006

NOTE 15 - STOCKHOLDERS' DEFICIT (CONTINUED)

EMPLOYEE STOCK BASED COMPENSATION

A summary of transactions for employee stock options and warrants for the years ended October 31, 2007, 2006, and 2005 is as follows:

			WEIGHTED	AVERAGE
EMPLOYEE	NUMBER OF	OPTION PRICE	REMAINING	EXERCISE PRICE
OPTIONS AND	SHARES	RANGE	LIFE
WARRANTS
OPTIONS AND
WARRANTS
OUTSTANDING,
AS OF
October 31, 2004	255,400	$5.00 - $18.13	2.44	$10.70
	---------
Options granted	-
Options canceled	(22,400)	$5.00 - $18.13		$8.75
	----------
OPTIONS AND
WARRANTS
OUTSTANDING,
AS OF
October 31, 2005	233,000	$5.00 - $18.13	2.44	$10.70
Options granted	-
Options canceled	(113,000)
	---------
OPTIONS AND
WARRANTS
OUTSTANDING,
AS OF
October 31, 2006	120,000	16.25	1.75	16.25
Options granted	2,100,000	$2.00	6.75	$2.00
Options canceled
OPTIONS AND
WARRANTS
OUTSTANDING,
AS OF
October 31, 2007	2,200,000	$2.00 - $16.25	6.5	$2.79

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2007 AND 2006

NOTE 15 - STOCKHOLDERS' DEFICIT (CONTINUED)

	2007	2006	2005
Options exercisable, end of year	113,000	113,000	113,000
Warrants exercisable, end of year	120,000	120,000	120,000
Weighted average fair value of options granted during the year	-	-	-
Options available for future grant under the 1996 Plan	441,153
	========

Additional information regarding options and warrants outstanding as of October 31, 2007 is as follows:

	OUTSTANDING			EXERCISABLE
RANGE OF	NUMBER	WEIGHTED	WEIGHTED	EXERCISABLE	WEIGHTED
EXERCISE	OUTSTANDING	AVERAGE	AVERAGE		AVERAGE
PRICES		EXERCISE	REAMINING		EXERCISABLE
		PRICE	CONTRACTUAL		PRICE
LIFE (YEARS)
$2.00 -	2,120,000	$2.79	6.5	120,000	$16.25
$16.25

LOSS PER COMMON SHARE

Net loss per common share is calculated by dividing net loss by the weighted average number of shares outstanding during each period presented. Common stock equivalents, consisting of options and warrants have not been included in the calculation for any of the three years ended October 31, 2006, 2005, and 2004, because their effect would be anti-dilutive. The following potentially dilutive securities were not included in the computation of diluted loss per share:

	2007	2006	2005
Options	119,000	119,000	119,000
Warrants	6,481,915	1,827,751	437,496

NOTE 15 - STOCKHOLDERS' DEFICIT (CONTINUED)

The following table sets forth the numerator and denominator in the computation of basic and diluted per share information:

	2007	2006	2005
Numerator for basic and
diluted loss per share
Net Loss	$(20,857,884)	$(8,025,402)	$(2,911,260)
Denominator for basic
and diluted loss per
share
Weighted-average shares	29,782,703	26,044,630	20,097,784
outstanding

NOTE 16 - INCOME TAXES

Federal and state income tax expense (benefit) for the years ended October 31, 2006, 2005 and 2004 and a reconciliation of income taxes computed at the United States federal statutory income tax rate to the provision for income taxes reflected in the Statements of Operations is presented below:

	2007	2006	2005
Current:
Federal	$(6,867,395)	$(2,367,015)	$ (989,828)
State	(1,511,894)	(417,708)	(174,676)
Deferred:
Federal	107,826	300,905	(1,146,225)
State	19,028	53,101	(202,275)
	-----------	-----------	-----------
Valuation allowance	$7,952,438	$2,430,717	$2,513,004
	===========	==========	===========

Provision for Income Taxes	-	-	-

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2007 AND 2006

NOTE 16 - INCOME TAXES (CONTINUED)

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets result primarily from net operating loss carry-forwards. The components of the Company's deferred tax assets and liabilities at October 31, 2007, 2006, and 2005 are as follows:

DEFERRED TAX ASSETS	2007	2006	2005
Operating loss carryforwards	$26,140,547	$18,479,296	$15,821,702
Stock option compensation	176,013	262,706	262,706
Deferred loss on inventory	79,965	17,600	17,600
Reserve accounts	75,515	-	-
Other
	------------	------------	------------
Total Deferred Tax Asset	26,472,040	18,759,602	16,102,008
	-------------	-------------	-------------
Valuation Allowance	$(26,472,040)	$(18,759,602)	$(16,102,008)
	=============	=============	=============

A full valuation allowance is provided against all deferred tax assets due to the uncertainty as to their future realization. In addition, the realization of such NOL carryforwards may be significantly limited if it is deemed that a change in ownership has occurred. For tax purposes, a change in ownership has occurred if an entity or group of entities that previously did not own 50% or more of a Company acquires enough new equity to raise its interest to more than 50% over a three-year period.

As of October 31, 2007, the Company has federal net operating loss carry forwards totaling approximately $65,000,000 available to offset future federal taxable income. The federal net operating loss carry-forwards expire in varying amounts through 2007. In addition, the Company has state net operating loss carry forwards of approximately $35,700,000 available to offset future state taxable income.

NOTE 17 - TERMINATION OF TECHNOLOGY LICENSE AGREEMENTS

The Company and its subsidiary Synovics Laboratories, Inc. ("Synovics Labs"), have been involved in a legal dispute with Nostrum Pharmaceuticals, Inc. ("Nostrum") and Nirmal Mulye, Ph.D. ("Mulye"). As disclosed in the Company's previous periodic reports, these parties were among the parties to pending actions and proceedings before the federal District Court of the Southern District of New York and the District of New Jersey as well as arbitration before the American Arbitration Association.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2007 AND 2006

NOTE 17 - TERMINATION OF TECHNOLOGY LICENSE AGREEMENTS (CONTINUED)

On July 31, 2007, the Company together with its subsidiary Synovics Labs entered into a settlement agreement with all parties to the various actions. Under the terms of the settlement agreement, all pending actions and proceedings between the parties were dismissed with prejudice, the parties mutually released one another and all pre-settlement agreements were terminated, including the Technology License Agreement between the Company and Nostrum and the ANDA Ownership Transfer and Product License Agreement ("ANDA Agreement") between Synovics Labs and Nostrum. In connection with the termination of the ANDA Agreement, the Company and Synovics Labs assigned to Nostrum the Abbreviated New Drug Application for the Metformin Extended Release 500mg.

As part of the settlement, 10,661,000 shares of common stock of the Company that are owned by Nostrum have been placed in escrow pursuant to a separate escrow agreement (the "Escrow Shares"). If the guarantees of Mulye and Nostrum to the Bank of India ("BOI") in connection with the Company's credit facility with BOI are extinguished in full or in part by May 1, 2008, the Escrow Shares will be released to Synovics in an amount proportionate to the amount by which the guarantees have been extinguished. If by May 1, 2008 any Escrow Shares have not been released to the Company or if the Company defaults on its credit facility with BOI and such default remains uncured for more than sixty days, any remaining Escrow Shares will be released to Nostrum. If the Escrow Shares are released to Nostrum and during the escrow period the Company issues additional shares of common stock or common stock equivalents to cause the Escrow Shares to represent less than 32% of the outstanding shares of the Company on a fully diluted basis, then the Company is required to issue to Nostrum additional shares of common stock so that the Escrow Shares together with the additional shares constitute 32% of the outstanding shares of the Company on a fully diluted basis. Such additional shares will be reduced proportionately if any of the Escrow Shares are released to Synovics during the escrow period. The current amount of the outstanding principal loan balance with BOI is $9,750,000. Subsequently, this loan has been paid down to a balance of $7,450,000.

As a result of the settlement, the Company has written off $14,460,000, which had been included in intangible assets on the balance sheet. In this connection, a charge of $3,692,390 has been recognized in the current income statement. The shares that have been placed in escrow are being treated as treasury stock. The fair value of the shares included in treasury stock at July 31, 2007 was $10,767,610. The Company believes that it is probable that the guarantee to the BOI by Nostrum and Mulye will be extinguished in full. In the event that any shares are returned to Nostrum and Mulye from escrow, the Company may recognize an additional charge at that time.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2007 AND 2006

NOTE 18 - OTHER MATTERS

LICENSE AGREEMENT

On May 1, 2007, the Company's subsidiary, Synovics Labs, entered into a License and Supply Agreement dated as of April 11, 2007 with Fluid Air Inc. doing business as PharmPro ("FAI") for the development and commercialization of the over the counter generic version of Omeprazole (the "License Agreement"). According to the License Agreement, FAI granted Synovics Labs, under FAI's patent rights, an exclusive worldwide license to develop, commercialize and sublicense capsules containing the generic version of over the counter Omeprazole (the "Drug Product"). FAI will be responsible for developing the Drug Product in accordance with the Drug Product development plan while Synovics Labs will be responsible for research and development activities and will file in Company's name, the appropriate regulatory filings with FAI being responsible for the chemistry, manufacturing and controls review portion of such filings. Once developed and necessary regulatory approvals have been obtained, Synovics Labs will be responsible for promoting, marketing and distributing the Drug Product supplied exclusively by FAI.

As partial consideration for the rights granted, Synovics Labs paid FAI a license fee of $500,000 with further payments due upon the completion of certain milestones. Commencing upon the first commercial sale of the Drug Product, the Company is also required to pay to FAI royalties on the net product sales of the Drug Product until the later of (i) the expiration of the last to expire FAI patent rights covering the Drug Product; and (ii) ten years from the first commercial sale of the Drug Product. Unless terminated sooner for cause, the License Agreement will expire on a country by country basis on the expiration of Synovics Labs' obligation to make royalty payments with respect to such country.

NOTE 19 - COMMITMENTS AND CONTINGENCIES

REGULATION

The Company is required to obtain certain licenses in connection with the manufacture of its products. These licenses require compliance with certain licensing stipulations, as well as the FDA, DEA and other regulation bodies' rules and regulations. If the Company were to be out of compliance with any of these rules or regulations, there could be a material adverse effect on the Company’s operations, which could have an adverse effect on the Company’s financial statements.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2007 AND 2006

NOTE 19 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

OPERATING LEASES

Rent expense for the years ended October 31, 2007, 2006, and 2005 was $753,760 $91,246 and $25,967, respectively. Kirk and Andapharm have commitments for office and manufacturing space. The leases for rent expense annually are $898,282. Minimum future rent payments under the operating leases at October 31, 2007 are as follows:

Twelve Months
Ended October 31,	Amount

2008	$588,419
2009	650,282
2010	662,905
2011	256,091
2012	175,816

The Company estimates additional rent expense aggregating $223,000 a year for a period of five years.

CAPITAL LEASES

Minimum future lease payments under capitalized leases at the October 31, 2007 are as follows:

Twelve Months
Ended October 31,	Amount

2008	$57,584
2009	48,838
2010	46,336
2011	38,830
2012	9,708
Net minimum lease payments	201,296
Less: Amount representing interest	28,958

Current portion	$42,431
Long-term portion	$122,523

The capitalized leases have effective interest rates ranging from 7.95% through 15.42% per annum.

SYNOVICS PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2007 AND 2006

NOTE 20 - LITIGATION

As previously reported, on May 11, 2007, we received from our agent for service of process in Nevada a copy of a Summons (the "Summons"), together with a Notice of Motion, for Summary Judgment in Lieu of Complaint filed by Asia Pacific Investment Holdings Limited ("Asia Pacific"). In the Summons, Asia Pacific sought an order from the Supreme Court of the State of New York, County of New York (the "Court"), granting summary judgment with respect to claims arising from an alleged default by us of the terms of a certain Convertible Promissory Note issued to Asia Pacific on April 17, 2006, in the principal amount of $1,500,000 (the "Asia Pacific Note"). On July 16, 2007, the Court issued a decision granting Asia Pacific's Motion for Summary Judgment in Lieu of Complaint. On September 7, 2007, we paid Asia Pacific $1,844,625 and on or around September 17, 2007, we paid a further amount of $10,500, the amount due to Asia Pacific under the Asia Pacific Note. Asia Pacific is still claiming from us its payment of attorneys fees and the parties have reached an agreement in principle with respect to the payment of such fees.

On January 18, 2008, the Registrant received a complaint filed by Bushido Capital Master Fund, L.P. and BCMF Trustees, LLC against the Registrant in the United States District Court, Southern District of New York. The complaint seeks recovery of an amount of no less than $579,395 arising from a default by the Registrant of a Convertible Promissory Note dated October 3, 2005 in the principal amount of $500,000. The Registrant is presently evaluating its options with respect to responding to this complaint.

NOTE 21 - RELATED PARTY TRANSACTIONS

On March 16, 2005, the Company entered into a Technology License Agreement and replaced in its entirety the Product Development and License Agreement with Nostrum dated June 16, 2004. The license grant relates to ten 505 (b)(2) Products and ten Generic products, and in consideration therefore the Company issued 6 Million shares of its common stock to Nostrum. In July 2004, Nirmal Mulye, the majority shareholder of Nostrum, was appointed to the Company's Board of Directors.

Synovics Laboratories, Inc., a wholly owned Company subsidiary, entered into the ANDA Ownership Transfer and Product License Agreement, dated May 17, 2006 with Nostrum. The ANDA Agreement transferred ownership of an abbreviated new drug application to an AB rated, generic 500mg equivalent (Metformin ER) of the branded product Glucophage-XR (the "Metformin Drug") and additionally grants the Company an exclusive license in the United States to develop, make and sell the Metformin Drug and an additional strength version of the Metformin Drug.

22,712,700 Shares

Common Stock

Prospectus

[____________], 2008

Until [__________], 2008, all dealers that buy, sell, or trade the common stock, may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

          The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered hereby, excluding the underwriters’ discounts and commissions (items marked with an asterisk (*) represent estimated expenses):

SEC Registration Fee	$312.41

Legal Fees and Expenses*	$25,000

Printing and Engraving Expenses*	$5,000

Accounting Fees and Expenses*	$20,000

Miscellaneous*	$5,000

Total	$55,312.41

Item 14. Indemnification of Directors and Officers

          Our officers and directors are indemnified as provided by the Nevada Revised Statutes and by our Bylaws.

          Under the Nevada Revised Statutes, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company’s Articles of Incorporation. Our Articles of Incorporation do not specifically limit our directors’ immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

          Our Bylaws provide that we will indemnify our directors, officers, employees and agents to the maximum extent authorized by the Nevada Revised Statutes as the same (or any substitute provision therefore) from time to time may be in effect.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

          Set forth below in chronological order is information regarding the numbers of shares of capital stock sold by us, the number of options and warrants issued by us, and the principal amount of debt instruments issued by us since October 31, 2005, the consideration received by us for such shares, options and debt instruments and information relating to the section of the Securities Act or rule of the Securities and Exchange Commission under which exemption from registration was claimed. None of these securities was registered under the Securities Act. Except as otherwise indicated, no sales of securities involved the use of an underwriters and no commissions were paid in connection with the sale of any securities.

          Each of such transactions was exempt from registration under the Securities Act by virtue of the provisions of Section 4(2) and/or Section 3(b) of the Securities Act. All recipients had adequate access through their relationships with the Company to information about the Company.

          The information below gives affect to all stock splits, reverse stock splits and stock dividends to date.

          • Between October and December 2006, Kirk issued short-term bridge notes in the principal amount of $700,000, bearing interest ranging from 10% to 20% per annum. In connection therewith, we issued warrants to acquire an aggregate of 466,664 shares of our common stock at initial exercise prices of between $2.00 and $3.00 per share (subject to adjustment in certain circumstances) with exercise periods ranging from three to five years. Of the warrants issued, warrants to acquire 75,000 shares of our common stock are exercisable on a cashless or net issuance basis. Of the notes issued, accrued and unpaid interest at maturity date of a note in the principal amount of $250,000 is convertible into 50,000 shares of our common stock. Notes in the principal amount of $450,000 were subsequently exchanged for units of the 2007 Private Placement (as discussed below).

          • On January 26, 2007, we completed an initial closing of a private placement, whereby we sold an aggregate of 1,000,000 units (“Units”) to accredited investors (the transaction is referred to herein as the “2007 Private Placement”). During the fiscal year ended October 31, 2007, we completed subsequent closings of an additional 575,000 Units. Of the 1,575,000 Units sold, 450,000 Units were exchanged in lieu of repayment of certain bridge notes in the principal amount of $450,000. The price per Unit was $1.00 and each Unit consisted of (i) one share of our common stock; and (ii) a warrant to purchase, at any time prior to the third anniversary following the final closing of the Private Placement, one share of common stock at an exercise price of $3.00 per share, subject to adjustment in certain instances; except that with respect to 75,000 of the Units, the warrants were exercisable for half a share of our common stock at an exercise price of $1.50, subject to adjustment in certain instances.

          • On February 1, 2007, we entered into two consulting agreements, each providing for, among other things, the grant of five-year warrants to acquire 200,00 shares of our common stock at an exercise price of $2.00 per share, subject to adjustment in certain circumstances, or on a cashless or net issuance basis.

          • On March 23, 2007, we issued a five year warrant to acquire 500,000 shares of our common stock at an exercise price of $2.00 per share, subject to adjustment in certain circumstances.

          • On April 18, 2007, we entered into an employment agreement with our then Chief Operating Officer and President which provided for, among other things, the grant of seven year options to purchase 1,500,000 shares of our common stock at an exercise price of $2.00 per share, vesting annually in three equal installments. On February 11, 2008, this employment agreement was terminated with none of the options vesting. By separate agreement, our then Chief Executive Officer and President was retained as a consultant and granted (i) a five year option to acquire 125,000 shares of our common stock at an exercise price of $1.00 per share, and (ii) 125,000 shares of common stock.

          • On April 20, 2007, we entered into a Consulting Agreement with Harcharan Singh and Kirk issued a promissory note to Ontario, an affiliate of Mr. Singh, in the principal amount of $1,250,000 in exchange for cash equal to such principal amount. In connection with the Consulting Agreement, we issued 2,000,000 shares of our common stock to Mr. Singh and warrants to purchase a further 1,000,000 shares of common stock.

          • On May 1, 2007, we granted five-year warrants to acquire an aggregate of 1,600,000 shares of our common stock at an exercise price of $1.36 per share in connection with a consulting agreement we entered into on February 1, 2007.

          • On July 5, 2007, we completed an initial closing of a bridge round of debt financing, whereby Kirk issued convertible bridge notes in the principal amount of $2,100,000 to accredited investors (the transaction is referred to herein as the “2007 Convertible Bridge Note Financing”). During the fiscal year ended October 31, 2007, we completed subsequent closings of convertible bridge notes in the principal amount of $1,350,000. The bridge notes were secured by a pledge by Ronald H. Lane, our Chairman of the Board and then Chief Executive Officer, of 2,000,000 shares of our common stock owned by Mr. Lane. In addition, we agreed to issue 1,000,000 shares of Series B Convertible Preferred Stock to the bridge note holders. Axiom Capital Management, Inc. (“Axiom”) acted as placement agent in the 2007 Convertible Bridge Note Offering. Pursuant to a letter agreement dated June 5, 2007, Axiom was entitled to a cash commission of 10% of the purchase price of the convertible bridge notes plus warrants to purchase 10% of the number of shares into which the bridge notes are convertible.

          • On July 9, 2007, we entered into an employment agreement with Steven Getraer as our Executive Vice President and Chief Financial Officer. The employment agreement provided for a grant of 600,000 shares of our common stock exercisable for seven years at an initial exercise price of $2.00 per share and vesting annually in three equal installments, with the first installment vesting on July 10, 2008.

          • On March 19, 2008, we issued to Mr. Copanos a seven year warrant to acquire 2,100,000 shares of our common stock exercisable at $1.00 per share.

          • On April 3, 2008, the Company and Kirk completed an initial closing of a bridge round of debt financing (the “2008 Bridge Note Offering”), whereby Kirk issued convertible bridge notes (the “2008 Bridge Notes”) in the principal amount of $6,592,292 to accredited investors as defined by Rule 501 under the Securities Act. Subsequently, we completed an additional closing and issued a further 2008 Bridge Note in the principal amount of $200,000 to an accredited investor. Of the 2008 Bridge Notes issued, notes in the principal amount of $5,227,292 were issued in exchange for (i) 2008 Bridge Notes in the principal amount equal to the unpaid principal of convertible bridge notes issued by Kirk in the 2007 Convertible Bridge Note Financing, and (ii) 2008 Bridge Notes in the principal amount equal to (1) the unpaid principal and accrued and unpaid interest of a bridge note held by Ontario, an affiliate of Mr. Singh, that was issued by Kirk in April 2007 (the “Singh Note”), and (2) accrued and outstanding consulting fees due to Mr. Singh. In connection with the 2008 Bridge Note Offering, we issued an aggregate of 1,358,458 shares of our common stock to holders of the 2008 Bridge Notes. To secure Kirk’s obligations under the 2008 Bridge Notes, we issued 1,000,000 shares of Series B Convertible Preferred Stock to Axiom, the placement agent of the 2008 Bridge Note Offering, acting as collateral agent of holders of the 2008 Bridge Notes. The 2008 Bridge Notes were also secured by a pledge by Dr. Lane of 2,000,000 shares of our common stock. Pursuant to a letter agreement between the Company and its placement agent, Axiom is entitled to a cash commission of 10% of the purchase price of the 2008 Bridge Notes plus warrants to purchase 10% of the number of shares of common stock into which the 2008 Bridge Notes are convertible, in both cases excluding the 2008 Bridge Notes issued in exchange of convertible bridge notes issued in the 2007 Bridge Note Offering and the Singh Note.

          • On April 29, 2008, we issued 4,000,000 shares of our common stock to Maneesh in consideration for the release of the Nostrum Guarantee and its replacement with a letter of credit of a Maneesh affiliate in favor of the Bank of India guaranteeing our credit facility with the Bank of India.

          • On May 9, 2008, we completed an initial closing of our Series C Offering whereby we sold an aggregate of 23,978 shares of our newly created Series C Convertible Redeemable Preferred Stock (the “Series C Preferred Stock”) together with detachable warrants (“Warrants”) to acquire an aggregate of 16,700,200 shares of its common stock to accredited investors as defined by Rule 501 under the Securities Act. Of the Series C Preferred Stock and Warrants sold, 2008 Bridge Notes in the principal amount of $5,202,292 plus accrued interest thereon were exchanged at a premium of 10% into (i) an aggregate of 11,778 shares of Series C Preferred Stock and Warrants to acquire an aggregate of 5,889,000 shares of common stock, and (ii) bridge Warrants to acquire an aggregate of 4,711,200 shares of common stock.. In connection with the Series C Preferred Stock offering we issued an aggregate of 816 shares of Series C Preferred Stock and 1,091,812 shares of common stock in lieu of payment of accrued and unpaid interest under certain bridge notes that were issued in an offering that initially closed in October 2005.

          In addition, Dr. Lane converted $100,000 of deferred compensation due under his employment agreement for an investment of like amount in the Series C Offering entitling him to 200 shares of Series C Preferred Stock and Warrants to acquire 100,000 shares of common stock.

          Our board authorized the following issuances: (i) 2,000,000 shares of restricted common stock to Harcharan Singh, vesting over twenty four months, with one-third vesting on each of May 9, 2008, May 9, 2009 and May 9, 2010; (ii) 1,000,000 shares of restricted common stock to Ronald Lane, vesting over twenty-four months, with one-third vesting on each of May 9, 2008, May 9, 2009 and May 9, 2010; (iii) 125,000 shares of common stock and five-year warrants to acquire 250,000 shares of common stock at an initial exercise price of $0.75 per share to the Registrant’s former directors, William McCormick and Richard Feldheim, and (iv) a warrant to acquire 1,400,000 shares of common stock to John Copanos.

          • On June 13, 2008, we issued 100,000 shares of our common stock to an employee as a performance bonus for 2007 and on the same date we issued 99,990 shares of our common stock to a consultant in consideration for the performance of consulting services.

          • On August 22, 2008, we completed an additional closing of our Series C Offering whereby in consideration for $1 million, we sold to Svizera 2,000 shares of Series C Preferred Stock, together with detachable warrants to acquire an aggregate of 1,000,000 shares of our common stock.

          • On September 11, 2008, we sold to Svizera 600 shares of our Series C Preferred Stock together with detachable warrants to acquire an aggregate of 300,000 shares of our common stock in exchange for the cancellation of $300,000 of expense reimbursement due to Svizera.

          • On September 25, 2008, we completed a final closing of our Series C Offering whereby in consideration for $780,000, we sold to Svizera 1,560 shares of Series C Preferred Stock, together with detachable warrants to acquire an aggregate of 780,000 shares of our common stock.

Item 16. Exhibits and Financial Statement Schedules

(a)	The following exhibits are filed herewith:

Number	Exhibit

3.1	Restated Articles of Incorporation (1)

3.2	Articles of Amendment to the Articles of Incorporation (1)

3.2a	Amendment to the Restated Articles of Incorporation (2)

3.3	Bylaws (1)

3.3a	Bylaws, as amended through September 20, 2006 (3)

3.4	Form of Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of the Registrant (27)

3.5	Form of Certificate of Designations, Preferences and Rights of Series C Convertible Redeemable Preferred Stock of the Registrant (30)

3.5a	Amended and Restated Certificate of Designations, Preferences and Rights of Series C Convertible Redeemable Preferred Stock (33)

4.1	Form of Certificate evidencing shares of common stock (1)

5.1	Opinion of Reitler Brown and Rosenblatt LLC†

10.1	Form of Rights Agreement, effective as of September 8, 2006, between the Registrant and Continental Stock Transfer & Trust Company, as rights agent (4)

10.2	Amendment No. 1 to Technology License Agreement, by and between the Company and Nostrum Pharmaceuticals, Inc., dated June 30, 2005 (5)

10.2a	Amendment No. 2 to Technology License Agreement, by and between the Company and Nostrum Pharmaceuticals, Inc., dated August 31, 2005 (5)

10.2b	Amendment No. 3 to Technology License Agreement, by and between the Company and Nostrum Pharmaceuticals, Inc., dated October 3, 2005 (6)

10.3	ANDA Ownership Transfer and Product License Agreement, dated as of May 17, 2006, by and between Nostrum Pharmaceuticals, Inc. and Synovics Laboratories, Inc. (7)

10.4	Letter Agreement, by and between the Company, Nostrum Pharmaceuticals, Inc. and Enem Nostrum Remedies Pvt. Ltd, dated September 27, 2005 (8)

10.5	Placement Agency Agreement, by and between the Company and Indigo Securities LLC, dated October 3, 2005 with respect to the Bridge Financing (6)

10.5a	Form of Subscription Agreement associated with the Bridge Financing (6)

10.5b	Form of 9% Convertible Bridge Notes (6)

10.5c	Form of Note offered in exchange for Convertible Bridge Note (4)

10.5d	Form of Bridge Warrants associated with the Bridge Financing (6)

10.5e	Form of Registration Rights Agreement associated with the Bridge Financing (6)

10.6	Credit Agreement, dated as of May 22, 2006, between the Registrant and Bank of India, New York Branch (9)

10.6a	Promissory Note, dated May 22, 2006, by the Registrant in favor of Bank of India, in the principal amount of $10,500,000 (9)

10.6b	Security Agreement, dated May 22, 2006, by the Registrant in favor of Bank of India (9)

10.6c

Corporate Guaranty, dated May 22, 2006, by Andapharm, Inc., Andapharm, LLC, Bionutrics Health Products, Inc., Incon Technologies, Inc., Kirk Pharmaceuticals, LLC, Kirk Pharmaceuticals, Inc., Lipogenics, Inc., Synovics Laboratories, Inc., and Nutrition Technology Corp. in favor of Bank of India (98)

10.6d	Corporate Guaranty, dated May 22, 2006 by Nostrum Pharmaceuticals, Inc. in favor of Bank of India (9)

10.6e	Individual Guaranty, dated May 22, 2006, by Dr. Nirmal Mulye in favor of Bank of India (9)

10.7	Promissory Note, dated May 23, 2006, by the Registrant in favor of John S. Copanos (10)

10.8

Form of Purchase and Sale Agreement by and among the Company, Asia Pacific Investment Holdings Limited, InCon Technologies, Inc., Bali Holdings, LLC, InCon Processing, LLC, InCon International, Inc., N.P. Shaikh and John R. Palmer, dated as of October 31, 2005 (11)

10.8a	Form of Consent of Noteholders to purchase (11)

10.9	Andapharm Purchase Agreement, dated as of July 28, 2005, between the Registrant and John S. Copanos (9)

10.10	Form of Warrant for investors in private placement that initially closed on January 26, 2007 (12)

10.11	Form of Warrant for investors in private placement that initially closed on January 26, 2007 (12)

10.12	Consulting Agreement between the Registrant and Saggi Capital Corp. dated February 1, 2007 (13)

10.13	Consulting Agreement between the Registrant and Bridge Ventures, Inc. dated February 1, 2007 (13)

10.14	Consulting Agreement between the Registrant and VCG&A, Inc. effective as of February 1, 2007 (14)

10.15	Employment Agreement dated as of April 18, 2007 between the Registrant and David Coffin-Beach (15)

10.16	Consulting Agreement dated April 20, 2007 between the Registrant and Harcharan Singh (16)

10.17	Promissory Note dated April 20, 2007 of Kirk Pharmaceuticals, LLC issued to 2138820 Ontario, Inc.(16)

10.18	License and Supply Agreement between the Registrant and Fluid Air, Inc. (17)

10.19	Employment Agreement dated as of January 30, 2007 between the Registrant and Ronald H. Lane, Ph.D. (18)

10.20	Employment Agreement dated July 10, 2007 between the Registrant and Steven Getraer (19)

10.21	Form of Convertible Bridge Note for 2007 convertible bridge note financing (20)

10.22	Settlement Agreement dated July 31, 2007 (21)

10.23	Promissory Note Dated August 31, 2007 in the principal amount of $1,500,000 issued by Kirk Pharmaceuticals, LLC in favor of CB Distributors, Inc. (22)

10.24	Purchase Agreement, dated as of August 31, 2007 between Kirk Pharmaceuticals, Inc. and CB Distributors, Inc. (22)

10.25	Agreement between Registrant and John Copanos dated as of November 30, 2007 (23)

10.26	Letter agreement between the Registrant and Axiom Capital Management, Inc. dated June 5, 2007 (24)

10.27	Form of Agreement between John Copanos and the Registrant (25)

10.28	Form of Warrant issued to John Copanos (25)

10.29	Second Supply Agreement dated as of February 1, 2008 between Breckenridge Pharmaceutical, Inc. and ANDApharm LLC. (25)(26)

10.30	Side Letter dated April 3, 2008 among the Registrant and Svizera Holdings BV, as amended on April 24, 2008 (28)

10.31	Amendment dated April 24, 2008 to Side Letter (28)

10.32	Form of Convertible Bridge Note (29)

10.33	Side Letter dated April 3, 2008 among the Registrant, Kirk and Holders of the Convertible Promissory Note (29)

10.34	Joint Venture Agreement dated as of June 6, 2008 by and between the Registrant and Maneesh Pharmaceuticals, Ltd. (31)

10.35	Complaint filed June 27, 2008 in the United States District Court for the Southern District of New York (32)

10.36	Voting Agreement dated as of May 8, 2008 (33)

10.37	Amendment No. 1 to Rights Agreement dated as of May 9, 2008 between the Registrant and Continental Transfer Company (33)

21	Subsidiaries of the Company*

23.1	Consent of Miller Ellin & Co. LLP

23.2	Consent of Reitler Brown and Rosenblatt LLC (included in Exhibit 5.1)†

24.1	Power of attorney (included on signature page hereto)

*	Filed herewith

†	To be filed by amendment

—	See Item 13 of the Company’s Report on Form 10-K for the year ended October 31, 2005 for a list of other material agreements executed prior to October 1, 2005.

(1)	Incorporated by reference to Registrant’s Form 10 filed with the Commission on or about January 21, 1997.

(2)	Incorporated by reference to Registrant’s Form 10-K filed with the Commission on February 13, 2007.

(3)	Incorporated by reference to Registrant’s Form 8-K filed with the Commission on September 21, 2006.

(4)	Incorporated by reference to Registrant’s Form 8-K filed with the Commission on September 14, 2006.

(5)	Incorporated by reference to Registrant’s Form 10-K filed with the Commission on January 30, 2006.

(6)	Incorporated by reference to Registrant’s Form 8-K filed with the Commission on October 7, 2005, as amended on October 11, 2005.

(7)	Incorporated by reference to Registrant’s Form 8-K filed with the Commission on May 19, 2006.

(8)	Incorporated by reference to Registrant’s Form 8-K filed with the Commission on October 3, 2005.

(9)	Incorporated by reference to Registrant’s Form 8-K filed with the Commission on May 26, 2006.

(10)	Incorporated by reference to Registrant’s Form 8-K/A (amendment to 8-K filed on May 26, 2006) filed May 31, 2006

(11)	Incorporated by reference to Registrant’s Form 10-Q filed with the Commission on March 16, 2006

(12)	Incorporated by reference to Registrant’s Form 8-K/A filed February 2, 2007

(13)	Incorporated by reference to Registrant’s Form 8-K filed February 6, 2007

(14)	Incorporated by reference to Registrant’s Form 8-K filed February 8, 2007

(15)	Incorporated by reference to Registrant’s Form 8-K filed April 24, 2007

(16)	Incorporated by reference to Registrant’s Form 8-K filed April 26, 2007

(17)	Incorporated by reference to Registrant’s Form 8-K filed May 7, 2007

(18)	Incorporated by reference to Registrant’s Form 8-K filed May 17, 2007

(19)	Incorporated by reference to Registrant’s Form 8-K filed July 11, 2007

(20)	Incorporated by reference to Registrant’s Form 8-K filed July 11, 2007

(21)	Incorporated by reference to Registrant’s Form 8-K filed August 6, 2007

(22)	Incorporated by reference to Registrant’s Form 8-K filed September 7, 2007

(23)	Incorporated by reference to Registrant’s Form 8-K filed December 6, 2007

(24)	Incorporated by reference to Registrant’s Form 10-K filed February 13, 2008

(25)	Incorporated by reference to Registrant’s Form 10-Q filed with the Commission on March 21, 2008

(26)

We have requested confidential treatment with respect to this exhibit. In the event that the Commission should deny such request in whole or in part, such exhibit or the relevant portions thereof shall be filed by amendment to the Quarterly Report on Form 10-Q filed with the Commission on March 21, 2008

(27)	Incorporated by reference to Registrant’s Form 8-K filed April 16, 2008

(28)	Incorporated by reference to Registrant’s Form 8-K filed May 5, 2008

(29)	Incorporated by reference to Registrant’s Form 8-K/A filed May 15, 2008

(30)	Incorporated by reference to Registrant’s Form 8-K filed May 15, 2008

(31)	Incorporated by reference to Registrant’s Form 8-K filed June 12, 2008

(32)	Incorporated by reference to Registrant’s Form 8-K filed July 3, 2008

(33)	Incorporated by reference to Registrant’s Form 10-Q filed September 15, 2008

Item 17. Undertakings

The undersigned registrant hereby undertakes to:

(a) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	Include any additional or changed material information on the plan of distribution.

(b) For determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

(c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned small business issuer;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(e) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by the undersigned registrant’s director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mumbai, India on November 7, 2008.

SYNOVICS PHARMACEUTICALS, INC.

By:	/s/ Jyotindra Gange

Jyotindra Gange
Interim Principal Executive Officer

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jytoindra Gange and Ronald H. Lane, and each of them acting individually, his/her true and lawfu attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his/her substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Jyotindra Gange	Interim Principal Executive Officer	November 7, 2008
(Principal Executive Officer) and Director
Jyotindra Gange

/s/ Mahendra Desai	Chief Financial Officer (Principal	November 7, 2008
Financial and Accounting Officer)
Mahendra Desai

/s/ Ronald H. Lane Ph.D.
	Chairman of the Board of Directors	November 7, 2008
Ronald H. Lane Ph.D.

/s/ Vinay Sapte
	Director	November 7, 2008
Vinay Sapte

/s/ Maneesh Sapte
	Director	November 7, 2008
Maneesh Sapte

/s/ Harcharan Singh
	Director	November 7, 2008
Harcharan Singh

EXHIBIT INDEX

Number	Exhibit

3.1	Restated Articles of Incorporation (1)

3.2	Articles of Amendment to the Articles of Incorporation (1)

3.2a	Amendment to the Restated Articles of Incorporation (2)

3.3	Bylaws (1)

3.3a	Bylaws, as amended through September 20, 2006 (3)

3.4	Form of Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of the Registrant (27)

3.5	Form of Certificate of Designations, Preferences and Rights of Series C Convertible Redeemable Preferred Stock of the Registrant (30)

3.5a	Amended and Restated Certificate of Designations, Preferences and Rights of Series C Convertible Redeemable Preferred Stock (33)

4.1	Form of Certificate evidencing shares of common stock (1)

5.1	Opinion of Reitler Brown and Rosenblatt LLC†

10.1	Form of Rights Agreement, effective as of September 8, 2006, between the Registrant and Continental Stock Transfer & Trust Company, as rights agent (4)

10.2	Amendment No. 1 to Technology License Agreement, by and between the Company and Nostrum Pharmaceuticals, Inc., dated June 30, 2005 (5)

10.2a	Amendment No. 2 to Technology License Agreement, by and between the Company and Nostrum Pharmaceuticals, Inc., dated August 31, 2005 (5)

10.2b	Amendment No. 3 to Technology License Agreement, by and between the Company and Nostrum Pharmaceuticals, Inc., dated October 3, 2005 (6)

10.3	ANDA Ownership Transfer and Product License Agreement, dated as of May 17, 2006, by and between Nostrum Pharmaceuticals, Inc. and Synovics Laboratories, Inc. (7)

10.4	Letter Agreement, by and between the Company, Nostrum Pharmaceuticals, Inc. and Enem Nostrum Remedies Pvt. Ltd, dated September 27, 2005 (8)

10.5	Placement Agency Agreement, by and between the Company and Indigo Securities LLC, dated October 3, 2005 with respect to the Bridge Financing (6)

10.5a	Form of Subscription Agreement associated with the Bridge Financing (6)

10.5b	Form of 9% Convertible Bridge Notes (6)

10.5c	Form of Note offered in exchange for Convertible Bridge Note (4)

10.5d	Form of Bridge Warrants associated with the Bridge Financing (6)

10.5e	Form of Registration Rights Agreement associated with the Bridge Financing (6)

10.6	Credit Agreement, dated as of May 22, 2006, between the Registrant and Bank of India, New York Branch (9)

10.6a	Promissory Note, dated May 22, 2006, by the Registrant in favor of Bank of India, in the principal amount of $10,500,000 (9)

10.6b	Security Agreement, dated May 22, 2006, by the Registrant in favor of Bank of India (9)

10.6c

Corporate Guaranty, dated May 22, 2006, by Andapharm, Inc., Andapharm, LLC, Bionutrics Health Products, Inc., Incon Technologies, Inc., Kirk Pharmaceuticals, LLC, Kirk Pharmaceuticals, Inc., Lipogenics, Inc., Synovics Laboratories, Inc., and Nutrition Technology Corp. in favor of Bank of India (98)

10.6d	Corporate Guaranty, dated May 22, 2006 by Nostrum Pharmaceuticals, Inc. in favor of Bank of India (9)

10.6e	Individual Guaranty, dated May 22, 2006, by Dr. Nirmal Mulye in favor of Bank of India (9)

10.7	Promissory Note, dated May 23, 2006, by the Registrant in favor of John S. Copanos (10)

10.8

Form of Purchase and Sale Agreement by and among the Company, Asia Pacific Investment Holdings Limited, InCon Technologies, Inc., Bali Holdings, LLC, InCon Processing, LLC, InCon International, Inc., N.P. Shaikh and John R. Palmer, dated as of October 31, 2005 (11)

10.8a	Form of Consent of Noteholders to purchase (11)

10.9	Andapharm Purchase Agreement, dated as of July 28, 2005, between the Registrant and John S. Copanos (9)

10.10	Form of Warrant for investors in private placement that initially closed on January 26, 2007 (12)

10.11	Form of Warrant for investors in private placement that initially closed on January 26, 2007 (12)

10.12	Consulting Agreement between the Registrant and Saggi Capital Corp. dated February 1, 2007 (13)

10.13	Consulting Agreement between the Registrant and Bridge Ventures, Inc. dated February 1, 2007 (13)

10.14	Consulting Agreement between the Registrant and VCG&A, Inc. effective as of February 1, 2007 (14)

10.15	Employment Agreement dated as of April 18, 2007 between the Registrant and David Coffin-Beach (15)

10.16	Consulting Agreement dated April 20, 2007 between the Registrant and Harcharan Singh (16)

10.17	Promissory Note dated April 20, 2007 of Kirk Pharmaceuticals, LLC issued to 2138820 Ontario, Inc.(16)

10.18	License and Supply Agreement between the Registrant and Fluid Air, Inc. (17)

10.19	Employment Agreement dated as of January 30, 2007 between the Registrant and Ronald H. Lane, Ph.D. (18)

10.20	Employment Agreement dated July 10, 2007 between the Registrant and Steven Getraer (19)

10.21	Form of Convertible Bridge Note for 2007 convertible bridge note financing (20)

10.22	Settlement Agreement dated July 31, 2007 (21)

10.23	Promissory Note Dated August 31, 2007 in the principal amount of $1,500,000 issued by Kirk Pharmaceuticals, LLC in favor of CB Distributors, Inc. (22)

10.24	Purchase Agreement, dated as of August 31, 2007 between Kirk Pharmaceuticals, Inc. and CB Distributors, Inc. (22)

10.25	Agreement between Registrant and John Copanos dated as of November 30, 2007 (23)

10.26	Letter agreement between the Registrant and Axiom Capital Management, Inc. dated June 5, 2007 (24)

10.27	Form of Agreement between John Copanos and the Registrant (25)

10.28	Form of Warrant issued to John Copanos (25)

10.29	Second Supply Agreement dated as of February 1, 2008 between Breckenridge Pharmaceutical, Inc. and ANDApharm LLC. (25)(26)

10.30	Side Letter dated April 3, 2008 among the Registrant and Svizera Holdings BV, as amended on April 24, 2008 (28)

10.31	Amendment dated April 24, 2008 to Side Letter (28)

10.32	Form of Convertible Bridge Note (29)

10.33	Side Letter dated April 3, 2008 among the Registrant, Kirk and Holders of the Convertible Promissory Note (29)

10.34	Joint Venture Agreement dated as of June 6, 2008 by and between the Registrant and Maneesh Pharmaceuticals, Ltd. (31)

10.35	Complaint filed June 27, 2008 in the United States District Court for the Southern District of New York (32)

10.36	Voting Agreement dated as of May 8, 2008 (33)

10.37	Amendment No. 1 to Rights Agreement dated as of May 9, 2008 between the Registrant and Continental Transfer Company (33)

21	Subsidiaries of the Company*

23.1	Consent of Miller Ellin & Co. LLP

23.2	Consent of Reitler Brown and Rosenblatt LLC (included in Exhibit 5.1)†

24.1	Power of attorney (included on signature page hereto)

*	Filed herewith

†	To be filed by amendment

—	See Item 13 of the Company’s Report on Form 10-K for the year ended October 31, 2005 for a list of other material agreements executed prior to October 1, 2005.

(1)	Incorporated by reference to Registrant’s Form 10 filed with the Commission on or about January 21, 1997.

(2)	Incorporated by reference to Registrant’s Form 10-K filed with the Commission on February 13, 2007.

(3)	Incorporated by reference to Registrant’s Form 8-K filed with the Commission on September 21, 2006.

(4)	Incorporated by reference to Registrant’s Form 8-K filed with the Commission on September 14, 2006.

(5)	Incorporated by reference to Registrant’s Form 10-K filed with the Commission on January 30, 2006.

(6)	Incorporated by reference to Registrant’s Form 8-K filed with the Commission on October 7, 2005, as amended on October 11, 2005.

(7)	Incorporated by reference to Registrant’s Form 8-K filed with the Commission on May 19, 2006.

(8)	Incorporated by reference to Registrant’s Form 8-K filed with the Commission on October 3, 2005.

(9)	Incorporated by reference to Registrant’s Form 8-K filed with the Commission on May 26, 2006.

(10)	Incorporated by reference to Registrant’s Form 8-K/A (amendment to 8-K filed on May 26, 2006) filed May 31, 2006

(11)	Incorporated by reference to Registrant’s Form 10-Q filed with the Commission on March 16, 2006

(12)	Incorporated by reference to Registrant’s Form 8-K/A filed February 2, 2007

(13)	Incorporated by reference to Registrant’s Form 8-K filed February 6, 2007

(14)	Incorporated by reference to Registrant’s Form 8-K filed February 8, 2007

(15)	Incorporated by reference to Registrant’s Form 8-K filed April 24, 2007

(16)	Incorporated by reference to Registrant’s Form 8-K filed April 26, 2007

(17)	Incorporated by reference to Registrant’s Form 8-K filed May 7, 2007

(18)	Incorporated by reference to Registrant’s Form 8-K filed May 17, 2007

(19)	Incorporated by reference to Registrant’s Form 8-K filed July 11, 2007

(20)	Incorporated by reference to Registrant’s Form 8-K filed July 11, 2007

(21)	Incorporated by reference to Registrant’s Form 8-K filed August 6, 2007

(22)	Incorporated by reference to Registrant’s Form 8-K filed September 7, 2007

(23)	Incorporated by reference to Registrant’s Form 8-K filed December 6, 2007

(24)	Incorporated by reference to Registrant’s Form 10-K filed February 13, 2008

(25)	Incorporated by reference to Registrant’s Form 10-Q filed with the Commission on March 21, 2008

(26)

We have requested confidential treatment with respect to this exhibit. In the event that the Commission should deny such request in whole or in part, such exhibit or the relevant portions thereof shall be filed by amendment to the Quarterly Report on Form 10-Q filed with the Commission on March 21, 2008

(27)	Incorporated by reference to Registrant’s Form 8-K filed April 16, 2008

(28)	Incorporated by reference to Registrant’s Form 8-K filed May 5, 2008

(29)	Incorporated by reference to Registrant’s Form 8-K/A filed May 15, 2008

(30)	Incorporated by reference to Registrant’s Form 8-K filed May 15, 2008

(31)	Incorporated by reference to Registrant’s Form 8-K filed June 12, 2008

(32)	Incorporated by reference to Registrant’s Form 8-K filed July 3, 2008

(33)	Incorporated by reference to Registrant’s Form 10-Q filed September 15, 2008